Exhibit 10.1

Published CUSIP Number: 03209DAN4

CREDIT AGREEMENT

dated as of

March 1, 2016

among

AMPHENOL CORPORATION,

as Parent Borrower and a Guarantor

AMPHENOL EAST ASIA LIMITED,

as Hong Kong Borrower

and

THE SUBSIDIARIES PARTY HERETO,
as Designated Borrowers,

and

THE SUBSIDIARIES PARTY HERETO,
as Guarantors

The Lenders Party Hereto,

JPMORGAN CHASE BANK, N.A,
as Administrative Agent, Swingline Lender and an L/C Issuer,

WELLS FARGO BANK, N.A., THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,
CITIBANK, N.A. and TD BANK, N.A.

as Syndication Agents

and

BANK OF AMERICA, N.A., BARCLAYS BANK PLC, COMMERZBANK AG, NEW YORK
BRANCH, HSBC BANK USA, N.A. and MIZUHO BANK, LTD.as Co-
Documentation Agents

———————————

J.P. MORGAN SECURITIES LLC,
WELLS FARGO SECURITIES, LLC, THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,
CITIGROUP GLOBAL MARKETS INC. and TD SECURITIES (USA) LLC

as Joint Lead Arrangers and Joint Book Runners

i

ARTICLE IV GUARANTY		72

4.01	The Guaranty	72
4.02	Obligations Unconditional	73
4.03	Reinstatement	74
4.04	Certain Additional Waivers	75
4.05	Remedies	75
4.06	Rights of Contribution	76
4.07	Guarantee of Payment; Continuing Guarantee	76

ARTICLE V CONDITIONS PRECEDENT TO CREDIT EXTENSIONS		76

5.01	Conditions of Initial Credit Extension	76
5.02	Conditions to all Credit Extensions	77

ARTICLE VI REPRESENTATIONS AND WARRANTIES		78

6.01	Existence, Qualification and Power	78
6.02	Authorization; No Contravention	79
6.03	Financial Statements	79
6.04	No Material Adverse Effect	79
6.05	Ownership of Property; Liens	80
6.06	Litigation	80
6.07	Taxes	80
6.08	Government Regulation	80
6.09	Employee Benefit Plans	81
6.10	Environmental Protection	81
6.11	Disclosure	82
6.12	Representations as to Foreign Obligors	82
6.13	Anti-Corruption Laws and Sanctions	83
6.14	EEA Financial Institutions	83

ARTICLE VII AFFIRMATIVE COVENANTS		83

7.01	Financial Statements and Other Reports	84
7.02	Preservation of Existence, Etc.	88
7.03	Payment of Taxes and Claims; Tax Consolidation	88
7.04	Maintenance of Properties; Insurance	88
7.05	Inspection Rights	89
7.06	Compliance with Laws	89
7.07	Additional Subsidiary Guarantors	89
7.08	Transactions with Affiliates	89
7.09	Conduct of Business	90
7.10	Fiscal Year	90
7.11	Use of Proceeds	90
7.12	Anti-Corruption Laws and Sanctions	90

ARTICLE VIII NEGATIVE COVENANTS		90

8.01	Indebtedness	90
8.02	Liens	91
8.03	Priority Indebtedness	91
8.04	[Reserved.]	92
8.05	[Reserved.]	92
8.06	Financial Covenants	92
8.07	Fundamental Changes	92
8.08	Amendment of Certain Documents	93
8.09	Use of Proceeds	93

ARTICLE IX EVENTS OF DEFAULT AND REMEDIES		93

9.01	Events of Default	93
9.02	Remedies Upon Event of Default	95
9.03	Application of Funds	96

ARTICLE X ADMINISTRATIVE AGENT		97

10.01	Appointment and Authority	97
10.02	Rights as a Lender	97
10.03	Exculpatory Provisions	97
10.04	Reliance by Administrative Agent	98
10.05	Delegation of Duties	98
10.06	Resignation of Administrative Agent	99
10.07	Non-Reliance on Administrative Agent and Other Lenders	100
10.08	No Other Duties, Etc.	100
10.09	Administrative Agent May File Proofs of Claim	100
10.10	Guaranty Matters	101

ARTICLE XI MISCELLANEOUS		101

11.01	Amendments, Etc.	101
11.02	Notices; Effectiveness; Electronic Communication	102
11.03	No Waiver; Cumulative Remedies	104
11.04	Expenses; Indemnity; Damage Waiver	104
11.05	Payments Set Aside	106
11.06	Successors and Assigns	107
11.07	Treatment of Certain Information; Confidentiality	111
11.08	Right of Setoff	112
11.09	Interest Rate Limitation	113
11.10	Counterparts; Integration; Effectiveness	113
11.11	Survival of Representations and Warranties	113
11.12	Severability	113
11.13	Replacement of Lenders	114
11.14	Governing Law; Jurisdiction; Etc.	115

11.15	Waiver of Jury Trial	116
11.16	USA PATRIOT Act Notice	116
11.17	Judgment Currency	116
11.18	No Advisory or Fiduciary Relationship	117
11.19	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	117
11.20	Termination of Existing Credit Agreement	118

SCHEDULES

2.01	Commitments and Applicable Percentages
6.01(c)	Subsidiaries
6.06	Litigation
11.02	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS
Form of

A	Committed Loan Notice
B	Swingline Loan Notice
C	Revolving Note
D	Swingline Note
E	Compliance Certificate
F	Assignment and Assumption
G	Joinder Agreement
H	Designated Borrower Request and Assumption Agreement
I	Designated Borrower Notice

v

CREDIT AGREEMENT

CREDIT AGREEMENT, dated as of March 1, 2016 (as may be amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) among AMPHENOL CORPORATION, a Delaware corporation (the “Company”), AMPHENOL EAST ASIA LIMITED, a private limited company incorporated in Hong Kong (the “Hong Kong Borrower”), certain additional Subsidiaries of the Company party hereto pursuant to Section 2.14 (together with the Hong Kong Borrower, the “Designated Borrowers”, and each a “Designated Borrower”, and together with the Company, the “Borrowers”, and each a “Borrower”), certain Subsidiaries of the Company from time to time party hereto (each a “Subsidiary Guarantor” and together with the Company, the “Guarantors”), each lender from time to time party hereto (collectively, the “Lenders” and each individually, a “Lender”) and JPMORGAN CHASE BANK, N.A., as Administrative Agent, Swingline Lender and an L/C Issuer.

The Company has requested that the Lenders provide a revolving credit facility, and the Lenders are willing to do so on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

1.01                        Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth below:

“Accounts Receivable Facility” means any accounts receivable financing program entered into by the Company and/or any of its Subsidiaries on terms customary for accounts receivable financings; provided, in each case, that there is no recourse thereunder against the Company or any of its Subsidiaries for any default by any account obligor in the payment of its obligations in connection with the accounts receivable subject to such program, except to the extent that such recourse is limited in a customary manner for facilities of such type; provided, further, that any accounts receivable financing program shall cease to constitute an “Accounts Receivable Facility” in the event the attributes described in the foregoing proviso cease to exist with regard to such program.

“Accounts Receivable Facility Amount” means, at any time, the principal component of financing then outstanding under any Accounts Receivable Facility.

“Acquisition” means the acquisition by the Company or any of its Subsidiaries (by purchase or otherwise) in a single transaction or in a series of related transactions, of all or substantially all of the business, property or fixed assets of, or at least a majority of the stock or other evidence of beneficial ownership of, any Person or any division, business unit or line of business of any Person.

“Additional Lender” has the meaning specified in Section 2.17.

“Administrative Agent” means JPMorgan Chase Bank, N.A. in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02 with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time notify to the Company and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate”, as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to (i) vote 10% or more of the Voting Stock of such Person or (ii) direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

“Aggregate Commitments” means the Commitments of all the Lenders.  The aggregate principal amount of the Aggregate Commitments in effect on March 1, 2016 is TWO BILLION DOLLARS ($2,000,000,000).

“Agreement” means this Credit Agreement.

“Alternative Currency” means each of Euro, Hong Kong Dollars, Sterling, Yen and each other currency (other than Dollars) that is approved in accordance with Section 1.05.

“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent or the applicable L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.

“Alternative Currency Sublimit” means an amount equal to the lesser of the Aggregate Commitments and $750,000,000.  The Alternative Currency Sublimit is part of, and not in addition to, the Aggregate Commitments.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Company or any of its Subsidiaries from time to time concerning or relating to bribery or corruption, including, but not limited to, the Foreign Corrupt Practices Act of 1977 and the United Kingdom Bribery Act 2010, each as amended, and the rules and regulations thereunder.

“Applicable Foreign Obligor Documents” has the meaning specified in Section 6.12(a).

“Applicable Percentage” means, with respect to any Lender at any time, the percentage of the Aggregate Commitments represented by such Lender’s Commitment at such time.  If the Commitment of each Lender to make Loans and the obligation of each L/C Issuer to make L/C

Credit Extensions have been terminated pursuant to Section 9.02 or if the Aggregate Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments.  The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means, for any day, with respect to any Base Rate Loan or Eurocurrency Rate Loan, or with respect to the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “Commitment Fee”,  “Eurocurrency Rate Loans and Letter of Credit Fee” or “Base Rate Loans”, as the case may be, based upon the most recently publicly announced Debt Rating determined in accordance with the table set forth below:

Pricing Level	Debt Rating	Commitment Fee	Eurocurrency Rate Loans and Letter of Credit Fee	Base Rate Loans
1	> A / A2	0.07%	0.875%	0.00%
2	A- / A3	0.09%	1.000%	0.00%
3	BBB+ / Baa1	0.11%	1.125%	0.125%
4	BBB / Baa2	0.15%	1.250%	0.250%
5	< BBB-/ Baa3	0.20%	1.500%	0.500%

For purposes of the foregoing, (i) if at any time the Company only has one rating in effect from Moody’s or S&P, then such rating shall apply, (ii) if at any time the Company does not have a rating in effect from at least one of Moody’s or S&P (other than by reason of the circumstances referred to in the last sentence of this definition), then Pricing Level 5 shall apply; (iii) if the ratings established by Moody’s and S&P shall fall within different Levels, the Applicable Rate shall be based on the higher of the two ratings (with the Debt Rating for Pricing Level 1 being the highest and the Debt Rating for Pricing Level 5 being the lowest) unless one of the two ratings is two or more Levels lower than the other, in which case the Applicable Rate shall be the rating that is one level lower than the higher rating (for example, if the Debt Ratings are A/Baa2, Pricing Level 2 will apply); and (iv) if the ratings established or deemed to have been established by Moody’s and S&P shall be changed, such change shall be effective as of the date on which it is first announced by the applicable rating agency.  Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change.  If Moody’s or S&P shall cease to be in the business of rating corporate debt obligations, the Company and the Lenders shall negotiate in good faith to amend this definition to reflect the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the rating most recently in effect prior to such cessation.

“Applicable Time” means, with respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent or the applicable L/C Issuer, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Applicant Borrower” has the meaning specified in Section 2.14.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Sale” means the sale by the Company or any of its Subsidiaries to any Third Party of (i) any of the stock or other ownership interests of any of the Company’s Subsidiaries, (ii) substantially all of the assets of any division or line of business of the Company or any of its Subsidiaries, or (iii) any other assets (whether tangible or intangible) of the Company or any of its Subsidiaries outside of the ordinary course of business (other than (a) accounts receivable sold pursuant to any Accounts Receivable Facility permitted by Section 8.01(c)(ii) and (b) any other such assets to the extent that the aggregate value of such assets sold in any single transaction or related series of transactions is equal to $10,000,000 or less).

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit F or any other form approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease and (c) in respect of any Accounts Receivable Facility, the Accounts Receivable Facility Amount.

“Audited Financial Statements” means the audited consolidated balance sheet of the Company and its Subsidiaries for the fiscal year ended December 31, 2015, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Company and its Subsidiaries, including the notes thereto.

“Availability Period” means the period from and including the Closing Date to but excluding the earliest of (a) the Maturity Date (or the latest Maturity Date, in the event there are two or more tranches of Commitments as a result of one or more extensions pursuant to Section

2.17), (b) the date of termination of the Aggregate Commitments pursuant to Section 2.06, and (c) the date of termination of the commitment of each Lender to make Loans and of the obligation of each L/C Issuer to make L/C Credit Extensions pursuant to Section 9.02.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) the Eurocurrency Rate that would be calculated as of such day (or, if such day is not a Business Day, the immediately preceding Business Day) in respect of a proposed Eurocurrency Rate Loan with a one-month Interest Period plus 1.0%; provided, that, if the Base Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.  Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or such Eurocurrency Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Eurocurrency Rate, respectively.

“Base Rate Committed Loan” means a Committed Loan that is a Base Rate Loan.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.  All Base Rate Loans shall be (i) denominated in Dollars and (ii) available solely to the Company and each other Borrower that is a Domestic Subsidiary.

“Borrower” and “Borrowers” each has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 7.01.

“Borrowing” means a Committed Borrowing or a Swingline Borrowing, as the context may require.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, New York, New York or the state where the Administrative Agent’s Office with respect to Obligations denominated in Dollars is located and:

(a)                                 if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such Eurocurrency Rate Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market;

(b)                                 if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Eurocurrency Rate Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means a TARGET Day;

(c)                                  if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in a currency other than Dollars or Euro, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such currency; and

(d)                                 if such day relates to any fundings, disbursements, settlements and payments in a currency other than Dollars or Euro in respect of a Eurocurrency Rate Loan denominated in a currency other than Dollars or Euro, or any other dealings in any currency other than Dollars or Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.

“Calculation Date” means (a)(i) the date of any Committed Borrowing or (ii) the date on which a Loan made in an Alternative Currency is continued and (b) the date of issuance, amendment, renewal or extension of a Letter of Credit.

“Capital Lease”, as applied to any Person, means any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent, any L/C Issuer or the Swingline Lender (as applicable) and the Lenders, as collateral for L/C Obligations, Obligations in respect of Swingline Loans or obligations of Lenders to fund participations in respect of either thereof (as the context may require), cash or deposit account balances or, if the applicable L/C Issuer or Swingline Lender benefitting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to (a) the Administrative Agent and (b) the applicable L/C Issuer or the Swingline Lender (as applicable).  “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Change in Law” means the occurrence, after the date of this Agreement (or, in the case of an Eligible Assignee, after the date such Eligible Assignee becomes a party to this Agreement), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, however, for purposes of this Agreement, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, guidelines or directives in connection therewith and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III are deemed to have gone into effect and adopted after the date of this Agreement.

“Change of Control” means an event or series of events by which:

(a)                                 any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 35% or more of the Voting Stock of the Company on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or

(b)                                 during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Company cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.

“Closing Date” means March 1, 2016.

“Commitment” means, as to each Lender, its obligation to (a) make Committed Loans to the Borrowers pursuant to Section 2.01, (b) purchase participations in L/C Obligations, and (c) purchase participations in Swingline Loans, in an aggregate principal amount at any one time outstanding not to exceed the Dollar amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Committed Borrowing” means a borrowing consisting of simultaneous Committed Loans of the same Type, in the same currency and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

“Committed Loan” has the meaning specified in Section 2.01.

“Committed Loan Notice” means a notice of (a) a Committed Borrowing, (b) a conversion of Committed Loans from one Type to the other, or (c) a continuation of

Eurocurrency Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Commitment Fee” has the meaning specified in Section 2.09(a).

“Company” has the meaning specified in the introductory paragraph hereto.

“Compliance Certificate” means a certificate substantially in the form of Exhibit E.

“Consolidated Corporation” has the meaning specified in Section 6.07.

“Consolidated EBITDA” means, for any period, for the Company and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Expense for such period, (ii) the provision for Federal, state, local and foreign income taxes payable by the Company and its Subsidiaries for such period, (iii) depreciation and amortization expense, (iv) other non-cash charges for such period, (v) all non-cash losses for such period, (vi) any expenses or charges incurred in connection with any Equity Issuances (including upfront fees payable in respect of bank facilities), (vii) any restructuring charges or reserves or non-recurring cash charges in an aggregate amount in the case of the cash portion thereof not to exceed $5,000,000 in any consecutive twelve month period ending on any date of determination, (viii) any fees and expenses related to Acquisitions and investments permitted hereunder and (ix) any deduction for minority interest expense, minus (b) to the extent included in calculating Consolidated Net Income for such period, all non-cash income or gains for such period, all as determined in accordance with GAAP.

“Consolidated Funded Indebtedness” means, without duplication, as of any date of determination, (a) the aggregate stated balance sheet amount of all Indebtedness of the Company and its Subsidiaries under clauses (a), (b) and (c) of the definition of “Indebtedness” (but only to the extent, in the case of said clause (c), of any drawings honored under letters of credit and not yet reimbursed by the Company or any of its Subsidiaries), as determined on a consolidated basis in accordance with GAAP plus (b) the Accounts Receivable Facility Amount.

“Consolidated Interest Expense” means, for any period, for the Company and its Subsidiaries on a consolidated basis, the sum of all interest, premium payments, debt discount, fees, charges and related expenses of the Company and its Subsidiaries in connection with borrowed money (including capitalized interest and other fees and charges incurred under any Accounts Receivable Facility) or in connection with the deferred purchase price of assets, but excluding, however, any interest expense not payable in cash during such period, in each case to the extent treated as interest in accordance with GAAP.

“Consolidated Interest Coverage Ratio” means, as of the last day of any fiscal quarter of the Company, the ratio of (a) Consolidated EBITDA for the Testing Period ending on such date to (b) Consolidated Interest Expense for such Testing Period, each as determined on a consolidated basis in accordance with GAAP.

“Consolidated Leverage Ratio” means, as of the last day of any fiscal quarter of the Company, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated EBITDA for the Testing Period ended on such date.

“Consolidated Net Income” means, for any period, for the Company and its Subsidiaries on a consolidated basis, the net income of the Company and its Subsidiaries (excluding extraordinary gains and extraordinary losses) for that period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Tangible Assets” means the aggregate amount of assets included on the consolidated balance sheet of the Company as of the most recent fiscal quarter end for which such consolidated balance sheet is available, minus (a) all current liabilities, except for current maturities of long-term debt and current maturities of obligations under Capital Leases, and (b) total goodwill and other intangible assets, all as set forth on the most recent consolidated balance sheet of the Company and its consolidated Subsidiaries and computed in accordance with GAAP.

“Consolidated Total Assets” means, as of any date of determination, all assets of the Company and its Subsidiaries as determined in accordance with GAAP.

“Contractual Obligation”, as applied to any Person, means any provision of any security issued by that Person or of any material indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Credit Party” means each of the Administrative Agent, the L/C Issuers, and any other Lender.

“Debt Rating” means, as of any date of determination, the rating as determined by the Ratings Agencies (collectively, the “Debt Ratings”) of the Company’s non-credit-enhanced, senior unsecured long-term debt.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurocurrency Rate Loan, the Default Rate shall be an interest rate equal to the interest rate

(including any Applicable Rate) otherwise applicable to such Eurocurrency Rate Loan plus 2% per annum, and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum.

“Defaulting Lender” means, subject to Section 2.16(b), any Lender (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans or participations in respect of Letters of Credit or Swingline Loans, within three (3) Business Days of the date required to be funded by it hereunder, unless such obligation is the subject of a good faith dispute, (b) has notified the Borrower or the Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements generally in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations, unless such obligation is the subject of a good faith dispute, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of (A) a proceeding under any Debtor Relief Law or (B) a Bail-In Action, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided, that, a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interests in that Lender or any direct or indirect parent company thereof by a Governmental Authority.

“Designated Borrower” has the meaning specified in the introductory paragraph hereto.

“Designated Borrower Notice” has the meaning specified in Section 2.14.

“Designated Borrower Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, the Designated Borrowers arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Designated Borrower or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Designated Borrower Request and Assumption Agreement” has the meaning specified in Section 2.14.

“Dollar” and “$” mean lawful money of the United States.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent or the applicable L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.

“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender (unless a transfer to such Affiliate would result in increased costs to any Borrower); (c) an Approved Fund; and (d) any other Person (other than a natural person or a holding company, investment vehicle or trust (but not including, for the avoidance of doubt, any bona fide third party investment funds) for, or owned and operated for the primary benefit of a natural person) approved by (i) the Administrative Agent, each L/C Issuer and the Swingline Lender, and (ii) unless an Event of Default has occurred and is continuing, the Company (each such approval not to be unreasonably withheld); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include (A) the Company or any of the Company’s Affiliates or Subsidiaries or (B) any Defaulting Lender or any of its Subsidiaries, or any direct or indirect parent company of such Defaulting Lender, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B); and provided further, however, that an Eligible Assignee shall include only a Lender, an Affiliate of a Lender or another Person, which, through its Lending Offices, is capable of lending Dollars and the Alternative Currencies to the Borrowers without the imposition of any additional Indemnified Taxes.

“EMU” means the economic and monetary union in accordance with the Treaty of Rome 1957, as amended by the Single European Act 1986, the Maastricht Treaty of 1992 and the Amsterdam Treaty of 1998.

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations (other than internal reports prepared by the Company or any of its Subsidiaries (i) in the ordinary course of such Person’s business or (ii) as required in connection with a financing transaction or an acquisition or disposition of real estate) or proceedings relating in any way to any Environmental Law (for purposes of this definition, “Claims”), including (a) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (b) any and all Claims by any Third Party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

“Environmental Laws” means any and all applicable present and future laws, statutes, ordinances, rules, regulations, requirements, restrictions, permits, orders, and determinations of any governmental authority that have the force and effect of law, and that pertain to pollution (including hazardous, toxic or dangerous substances), or protection of natural resources or the environment, whether federal, state, or local, domestic or foreign including environmental response laws such as the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986 and as the same may be further amended (hereinafter collectively called “CERCLA”).

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Equity Issuance” means any issuance by the Company or any Subsidiary to any Person of shares of its Equity Interests, other than (a) any issuance of shares of its Equity Interests pursuant to the exercise of options or warrants, (b) any issuance of shares of its Equity Interests pursuant to the conversion of any debt securities to equity or the conversion of any class equity securities to any other class of equity securities, (c) any issuance of options or warrants relating to its Equity Interests, (d) any issuance by the Company of shares of its Equity Interests as consideration for an Acquisition permitted hereunder and (e) any issuance of shares of Equity Interests from a Subsidiary to the Company or any other Subsidiary.  The term “Equity Issuance” shall not be deemed to include any Asset Sale.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Company or any of its Subsidiaries within the meaning of Section 414(b) or (c) of the Internal Revenue Code or (for purposes of provisions of the Internal Revenue Code relating to Section 412 of the Internal Revenue Code) Section 414(m) or (o) of the Internal Revenue Code.

“ERISA Event” means any of the following events or occurrences if such event or occurrence could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:  (i) the failure to make a required contribution to a Pension Plan; (ii) a withdrawal by the Company, any of its Subsidiaries or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA), or a cessation of operations which is treated as such a withdrawal under Section 4062(e) of ERISA; (iii) a complete or partial withdrawal by the Company, any of its Subsidiaries or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is insolvent pursuant to Section 4245 of ERISA; (iv) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate, in each case with respect to a Pension Plan or Multiemployer Plan; (v) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (vi) the imposition of any liability upon the Company, any of its Subsidiaries or any ERISA Affiliate under Title IV of ERISA (other than with respect to PBGC premiums due but not delinquent under Section 4007 of ERISA) upon the Company, any of its Subsidiaries or any ERISA Affiliate; (vii) the imposition of a Lien pursuant to Section 430(k) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan; (viii) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Plan intended to qualify under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; or (ix) the violation of any applicable foreign law, or an event or occurrence that is comparable to any of the foregoing events or occurrences, in either case with respect to a Plan that is not subject to regulation under ERISA by reason of Section 4(b)(4) of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“EURIBOR Screen Rate” has the meaning specified in the definition of “Eurocurrency Rate”.

“Euro” and “EUR” mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Eurocurrency Rate” means for any Interest Period

(i) with respect to any Eurocurrency Rate Loan denominated in any currency other than Euro or Hong Kong Dollars, the rate per annum equal to the London interbank offered rate as administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate for U.S. Dollars or other applicable Alternative Currency) for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters Screen that displays such rate (or, in the event such rate does not appear on either of such Reuters pages, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; in each case, the “LIBOR Screen Rate”) as of the Specified Time on the Quotation Day for such Interest Period,

(ii) with respect to any Eurocurrency Rate Loan denominated in Euro, the euro interbank offered rate as administered by the Banking Federation of the European Union (or any other Person that takes over the administration of such rate for Euro) for a period in length equal to such Interest Period as displayed on page EURIBOR01 of the Reuters screen that displays such rate (or, in the event such rate does not appear on such Reuters page, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; in each case, the “EURIBOR Screen Rate”) as of the Specified Time on the Quotation Day for such Interest Period; and

(iii) with respect to any Eurocurrency Rate Loan denominated in Hong Kong Dollars, the rate per annum equal to the rate for a period in length equal to such Interest Period designated as the HKABHIBOR Screen for such period on the Reuters system (or, in the event such rate does not appear on such Reuters page, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; in each case, the “Hong Kong Screen Rate”) as of the Specified Time on the Quotation Day for such Interest Period;

provided that if the Screen Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement; provided, further, that if the Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) with respect to such currency (the “Impacted Currency”), then the Eurocurrency Rate shall be the Interpolated Rate at such time; provided that if the Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement; provided, further, that all of the foregoing shall be subject to Section 3.03.

“Eurocurrency Rate Loan” means a Committed Loan that bears interest at a rate based on clauses (i), (ii) or (iii) of the definition of “Eurocurrency Rate”.  Eurocurrency Rate Loans may be denominated in Dollars or in an Alternative Currency.  All Committed Loans denominated in an Alternative Currency must be Eurocurrency Rate Loans.

“Event of Default” has the meaning specified in Section 9.01.

“Excluded Domestic Subsidiary” means each Domestic Subsidiary of the Company (i) that is a Subsidiary of a Foreign Subsidiary or (ii) substantially all of the assets of which consist of the Equity Interests (or Equity Interests and other Securities) of one or more Foreign Subsidiaries.

“Excluded Taxes” means, any of the following Taxes imposed on or with respect to a Credit Party in respect of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document: (a) Taxes imposed on or measured by its overall net income (however denominated), franchise Taxes imposed on it  and branch profits Taxes, in each case, (i) imposed as a result of such Credit Party being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) imposed as a result of a present or former connection between such Credit Party and the jurisdiction imposing such Tax (other than connections arising from such Credit Party having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan or Loan

Document), (b) in the case of a Lender, any U.S. or Hong Kong withholding Tax that is imposed on amounts payable to such Lender pursuant to a law in effect on the date on which such Lender becomes a party hereto (other than pursuant to an assignment request by the Company under Section 11.13) or designates a new Lending Office, except in each case to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the applicable Borrower with respect to such withholding tax pursuant to Section 3.01, (c) Taxes attributable to such Credit Party’s failure to comply with Section 3.01(e), and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement” means that certain Credit Agreement dated as of August 13, 2010 (as amended by that certain First Amendment thereto, dated as of June 30, 2011, and that certain Second Amendment thereto, dated as of July 1, 2013), among the Company, certain of its Subsidiaries, the lenders party from time to time thereto and JPMorgan Chase Bank, N.A., as administrative agent.

“Existing Maturity Date” has the meaning specified in Section 2.17.

“Extending Lender” has the meaning specified in Section 2.17.

“Extension Request” has the meaning specified in Section 2.17.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code and any intergovernmental agreements in respect thereof (and any legislation, regulations or other official guidance pursuant to, or in respect of, such intergovernmental agreements).

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that if such rate is not so published for any day that is a Business Day, the Federal Funds Effective Rate for such day shall be the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it; provided that if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fee Letter” means, collectively, (i) the Fee Letter, dated as of January 25, 2016, by and between the Company, J.P. Morgan Securities LLC and JPMorgan Chase Bank, N.A., (ii) the Fee Letter, dated as of January 25, 2016, by and among the Company, Wells Fargo Securities, LLC and Wells Fargo Bank, N.A., (iii) the Fee Letter, dated as of January 25, 2016, by and among the Company and The Bank of Tokyo-Mitsubishi UFJ, Ltd., (iv) the Fee Letter, dated as of January 25, 2016, by and among the Company and Citigroup Global Markets Inc. and (v) the

Fee Letter, dated as of January 25, 2016, by and among the Company, TD Bank, N.A. and TD Securities (USA) LLC.

“Foreign Obligor” means a Designated Borrower that is a Foreign Subsidiary.

“Foreign Subsidiary” means a Subsidiary that is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to an L/C Issuer, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof and (b) with respect to the Swingline Lender, such Defaulting Lender’s Applicable Percentage of Swingline Loans other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fully Satisfied” means, with respect to the Obligations as of any date, that, as of such date, (a) all principal of and interest accrued to such date which constitute Obligations shall have been paid in full in cash, (b) all fees, expenses and other amounts then due and payable which constitute Obligations shall have been paid in cash, (c) all outstanding Letters of Credit shall have been (i) terminated, (ii) fully Cash Collateralized or (iii) secured by one or more letters of credit on terms and conditions, and with one or more financial institutions, reasonably satisfactory to the applicable L/C Issuer and (d) the Commitments shall have expired or been terminated in full.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness of any other Person (the “Primary Obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such Indebtedness or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such Indebtedness or (B) to maintain working capital or equity capital of the Primary Obligor or otherwise to maintain the net worth or solvency of the Primary Obligor, (iii) to purchase property, Equity Interests or services primarily for the purpose of assuring the owner of any such Indebtedness of the ability of the Primary Obligor to make payment of such Indebtedness or (iv) otherwise to assure or hold harmless the owner of such Indebtedness against loss in respect thereof; provided, however, that the term “Guarantee” shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means a collective reference to (a) the Company, in its capacity as a guarantor of the Designated Borrower Obligations and (b) the Subsidiary Guarantors.

“Guaranty” means the Guaranty made by the Guarantors in favor of the Administrative Agent and the Lenders pursuant to Article IV hereof.

“Hazardous Materials” means any substance that is defined or listed as a hazardous, toxic or dangerous substance under any present or future applicable Environmental Law or that is otherwise regulated or prohibited or subject to investigation or remediation under any present or future applicable Environmental Law because of its hazardous, toxic, or dangerous properties, including (i) any substance that is a “hazardous substance” under CERCLA (as defined in the definition of “Environmental Laws”) and (ii) petroleum wastes or products.

“Hong Kong Borrower” means Amphenol East Asia Limited, a private limited company incorporated in Hong Kong.

“Hong Kong Dollar” means the lawful currency of Hong Kong.

“Hong Kong Screen Rate” has the meaning specified in the definition of “Eurocurrency Rate”.

“Impacted Currency” has the meaning specified in the definition of “Eurocurrency Rate”.

“Impacted Interest Period” has the meaning specified in the definition of “Eurocurrency Rate”.

“Indebtedness”, as applied to any Person at a particular time, means without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)           all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)           that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet of such Person in conformity with GAAP,

(c)           any obligation incurred by such Person in connection with banker’s acceptances and the maximum aggregate amount from time to time available for drawing under all outstanding letters of credit issued for the account of such Person together, without duplication, with the amount of all honored but unreimbursed drawings thereunder;

(d)           all monetary obligations of such Person under any Swap Contract;

(e)           all obligations of such Person to pay for all or any part of the deferred purchase price of property or services (excluding any such obligations incurred under ERISA, any trade accounts payable in the ordinary course of business and earn out obligations related to any Acquisitions permitted hereunder), including, without limitation, purchase money Indebtedness, which purchase price (a) is due more than six months from the date of incurrence of the obligation in respect thereof and (b) would be shown on the liability side of the balance sheet of such Person in accordance with GAAP;

(f)            all indebtedness referred to in clauses (a) through (e) above secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person;

(g)           the Attributable Indebtedness of Synthetic Lease Obligations and any Accounts Receivable Facility;

(h)           all Guarantees of such Person in respect of any of the foregoing; and

(i)            all Indebtedness of the types referred to in clauses (a) through (g) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Company or any Subsidiary is a general partner or a joint venturer to the extent the Company or any Subsidiary is liable for such Indebtedness pursuant to applicable Law.

“Indemnified Taxes” means (a) Taxes other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitees” has the meaning specified in Section 11.04(b).

“Information” has the meaning specified in Section 11.07.

“Intellectual Property” means all patents, trademarks, tradenames, copyrights, technology, know-how and processes used in or necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted that are material to the condition (financial or otherwise), business or operations of the Company and its Subsidiaries, taken as a whole.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurocurrency Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swingline Loan), the last Business Day of each March, June, September and December and the Maturity Date.

“Interest Period” means, as to each Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Company in its Committed Loan Notice or, twelve months thereafter, as requested by the Company and consented to by all Lenders; provided that:

(i)            any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii)           any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii)          no Interest Period shall extend beyond the Maturity Date.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the Closing Date and from time to time thereafter, and any successor statute.

“Interpolated Rate” means, at any time and with respect to any Impacted Currency, the rate per annum (rounded to the same number of decimal places as the Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the applicable Screen Rate (for the longest period for which such Screen Rate is available in the Impacted Currency) that is shorter than the Impacted Interest Period and (b) the applicable Screen Rate (for the shortest period for which such Screen Rate is available for the Impacted Currency) that exceeds the Impacted Interest Period, in each case, as of the Specified Time on the Quotation Day; provided that if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. When determining the rate for a period which is less than the shortest period for which the applicable Screen Rate is available, such Screen Rate for purposes of clause (a) above shall be deemed to be the overnight rate for the Impacted Currency determined by the Administrative Agent from such service as the Administrative Agent may select in its reasonable discretion.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the applicable L/C Issuer and the Company (or any Subsidiary) or in favor of the applicable L/C Issuer and relating to any such Letter of Credit.

“Joinder Agreement” means a joinder agreement substantially in the form of Exhibit G executed and delivered by a Domestic Subsidiary (other than an Excluded Domestic Subsidiary) that is a Material Subsidiary in accordance with the provisions of Section 7.07.

“Joint Lead Arrangers” means, collectively, J.P. Morgan Securities LLC, Wells Fargo Securities, LLC, The Bank of Tokyo-Mitsubishi UFJ, Ltd., Citigroup Global Markets, Inc. and TD Securities (USA) LLC, in their capacities as joint lead arrangers and joint bookrunners.

“Laws” means as to any Person, any law, treaty, executive order, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage.  All L/C Advances shall be denominated in Dollars.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Committed Borrowing.  All L/C Borrowings shall be denominated in Dollars.

“L/C Commitment” means, as to each L/C Issuer, an aggregate amount at any one time outstanding not to exceed the Dollar amount set forth opposite such Lender’s name on Schedule 2.01, as such amount may be adjusted from time to time in accordance with this Agreement.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means JPMorgan Chase Bank, N.A., Wells Fargo Bank, N.A., The Bank of Tokyo-Mitsubishi UFJ, Ltd., Citibank, N.A. and TD Bank, N.A., or any successor issuer of Letters of Credit hereunder, each in its capacity as an issuer of Letters of Credit hereunder.  An L/C Issuer may, in its discretion, and with the consent of the Company, not to be unreasonably withheld, arrange for one or more Letters of Credit to be issued by its Affiliates, in which case the term “L/C Issuer” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate (it being agreed that such L/C Issuer shall, or shall cause such Affiliate to, comply with the requirements of Section 2.03 with respect to such Letters of Credit).

“L/C Obligations” means, as at any date of determination, the then Dollar Equivalent of the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings.  For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.08.  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lender” has the meaning specified in the introductory paragraph hereto and, as the context requires, includes any L/C Issuer and the Swingline Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Company and the Administrative Agent.

“Letter of Credit” means any letter of credit issued hereunder.  A Letter of Credit may be a commercial Letter of Credit or a standby Letter of Credit.  Letters of Credit may be issued in Dollars or in an Alternative Currency.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuers.

“Letter of Credit Expiration Date” means the day that is five days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(h).

“Letter of Credit Sublimit” means an amount equal to $100,000,000.  The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Commitments.

“LIBOR Screen Rate” has the meaning specified in the definition of “Eurocurrency Rate”.

“Lien” means any lien, mortgage, hypothecation, pledge, assignment, security interest, charge or other similar encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest) and any other similar preferential arrangement having the practical effect of any of the foregoing.

“Loan” means an extension of credit by a Lender to a Borrower under Article II in the form of a Committed Loan or a Swingline Loan.

“Loan Documents” means this Agreement, each Designated Borrower Request and Assumption Agreement, each Note, each Issuer Document, the Fee Letter, any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.15 of this Agreement and any agreement, notice, instrument or other document designated as such by the

Administrative Agent and the Company (it being understood that the Administrative Agent shall give the Lenders notice of any such designation), each as amended, modified, supplemented, extended, renewed, restated or substituted from time to time.

“Loan Party” means the Company, each Designated Borrower and each Subsidiary Guarantor, and “Loan Parties” means all such Persons, collectively.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Margin Stock” has the meaning assigned to that term in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the business, assets, operations, properties or financial condition of the Company and its Subsidiaries taken as a whole; (b) a material impairment of the ability of the Loan Parties, taken as a whole, to perform their obligations under this Agreement or any other Loan Document; or (c) a material impairment of the rights and remedies of the Administrative Agent and Lenders under this Agreement or any other Loan Document.

“Material Subsidiary” means any Subsidiary with respect to which either of the following criteria has been met:  (a) the aggregate revenue generated by such Subsidiary equals or exceeds an amount equal to five percent (5%) of the consolidated aggregate revenues generated by the Company and its Subsidiaries for the period of four consecutive fiscal quarters most recently ended or (b) the aggregate book value of the assets of such Subsidiary equals or exceeds five percent (5%) of the then current book value of all the assets of the Company and its Subsidiaries.

“Maturity Date” means the later of (a) the date that is five years after the Closing Date and (b) for any Lender agreeing to extend its Maturity Date pursuant to Section 2.17, such date pursuant to which the Maturity Date of such Lender has been extended; provided, however, that if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means a “multiemployer plan”, within the meaning of Section 4001(a)(3) of ERISA, with respect to which the Company, any of its Subsidiaries or any ERISA Affiliate may have liability.

“Non-Consenting Lender” has the meaning specified in Section 11.13.

“Non-Extending Lender” has the meaning specified in Section 2.17.

“Note” means a Revolving Note or a Swingline Note, as the context may require.

“Obligations” means all advances to, and debts, liabilities and obligations of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Organizational Documents” means the documents (including Bylaws or limited liability company agreement, if applicable) pursuant to which a Person that is a corporation, partnership, trust or limited liability company is organized.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document, except any such Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 11.3) as a result of a present or former connection between a Credit Party and the jurisdiction imposing such Tax (other than connections arising from such Credit Party having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Outstanding Amount” means (i) with respect to Committed Loans on any date, the Dollar Equivalent of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Committed Loans occurring on such date; (ii) with respect to Swingline Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Swingline Loans occurring on such date; and (iii) with respect to any L/C Obligations on any date, the Dollar Equivalent of the aggregate outstanding amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Company of Unreimbursed Amounts.

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Effective Rate and (ii) an overnight rate determined by the Administrative Agent, the applicable L/C Issuer, or the Swingline Lender, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in an Alternative Currency, the rate of interest per annum at which overnight deposits in the applicable Alternative Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of JPMorgan Chase Bank, N.A. in the applicable offshore interbank market for such currency to major banks in such interbank market.

“Participant” has the meaning specified in Section 11.06(d).

“Participating Member State” means each state so described in any EMU Legislation.

“Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of

2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)), as amended or modified from time to time.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“PBGC Agreements” means that certain Settlement Agreement effective as of May 14, 1997, by and between the Company and the PBGC, and that certain Negative Pledge Undertaking dated May 19, 1997, from the Company for the benefit of the PBGC, in each case as amended from time to time after the Closing Date in accordance with Section 8.08(b).

“Pension Plan” means a pension plan as defined in Section 3(2) of ERISA (other than a Multiemployer Plan), with respect to which the Company, any of its Subsidiaries or any ERISA Affiliate may have any liability.

“Permitted Encumbrances” means the following types of Liens:

(a)           Liens (other than any Lien imposed pursuant to Section 430(k) of the Internal Revenue Code or by ERISA or any Lien in favor of the PBGC) for taxes, fees, assessments or other governmental charges which are not delinquent or remain payable without penalty, or to the extent that payment thereof is otherwise not, at the time, required by Section 7.03;

(b)           Liens in respect of property or assets imposed by law, such as carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other similar Liens arising in the ordinary course of business, in each case so long as such Liens do not, individually or in the aggregate, have a Material Adverse Effect;

(c)           Liens (other than any Lien imposed pursuant to Section 430(k) of the Internal Revenue Code or by ERISA or any Lien in favor of the PBGC) incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations incurred in the ordinary course of business (exclusive of obligations in respect of payments for borrowed money);

(d)           Liens incurred in the ordinary course of business on securities to secure repurchase and reverse repurchase obligations in respect of such securities;

(e)           Liens consisting of judgment or judicial attachment liens in circumstances not constituting an Event of Default under Section 9.01(h);

(f)            easements, rights-of-way, restrictions, minor defects or irregularities of title and other similar encumbrances not interfering in any material respect with the business of the Company and its Subsidiaries, taken as a whole;

(g)           Liens arising solely by virtue of (i) any statutory or common law provision relating to bankers’ liens, rights of set-off or similar rights and remedies with respect to deposit accounts or other funds maintained with a creditor depository institution or (ii) any contractual netting arrangement with respect to deposit accounts maintained by any Subsidiaries of the Company in the United Kingdom, to the extent such arrangement secures the repayment of any overdraft charged against any such account on a net credit/debit balance basis with the other such accounts; provided that (in the case of both clause (i) and (ii) above) the applicable deposit account is not a cash collateral account;

(h)           any interest or title of a lessor, or secured by a lessor’s interest under, any lease permitted by this Agreement;

(i)            Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(j)            Liens on goods the purchase price of which is financed by a commercial letter of credit issued for the account of the Company or any of its Subsidiaries; provided that such Lien secures only the obligations of the Company or such Subsidiary in respect of such commercial letter of credit to the extent permitted under this Agreement; and

(k)           leases or subleases granted to others not interfering in any material respect with the business of the Company and its Subsidiaries, taken as a whole.]

“Permitted Liens” means those Liens permitted to exist pursuant to Section 8.02.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, Governmental Authority or other entity.

“Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) which Company or any of its Subsidiaries sponsors or maintains, or to which Company or any of its Subsidiaries makes, is making or is obligated to make contributions, or to which Company or any of its Subsidiaries may have any liability, and includes any Pension Plan.

“Platform” has the meaning specified in Section 7.01.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal offices in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by JPMorgan Chase Bank, N.A. in connection with extensions of credit to debtors).  Each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Priority Indebtedness” means, as of any date, the sum (without duplication) of the (a) outstanding unsecured Indebtedness of the Subsidiaries that are not a Designated Borrower or a Guarantor, other than (i) Indebtedness owed to any Loan Party and (ii) Indebtedness between Subsidiaries which are not Loan Parties, and (b) Indebtedness of the Company and its Subsidiaries secured by Liens not otherwise permitted by Section 8.02(a) — (d).

“Pro Forma Basis” means, for purposes of calculating the financial covenants set forth in Section 8.06 or for purposes of calculating compliance with any other covenant hereunder, that any Asset Sale or Acquisition shall be deemed to have occurred as of the first day of the most recent four fiscal quarter period preceding the date of such transaction for which the Company has delivered financial statements pursuant to Section 7.01(a) or (b).  In connection with the foregoing, (a) with respect to any Asset Sale (i) income statement and cash flow statement items (whether positive or negative) attributable to the property disposed of shall be excluded to the extent relating to any period occurring prior to the date of such transaction and (ii) Indebtedness which is retired shall be excluded and deemed to have been retired as of the first day of the applicable period and (b) with respect to any Acquisition (i) income statement items (whether positive or negative) attributable to the Person or property acquired shall be included to the extent relating to any period applicable in such calculations to the extent (A) such items are not otherwise included in such income statement items for the Company and its Subsidiaries in accordance with GAAP or in accordance with any defined terms set forth in Section 1.01 and (B) such items are supported by audited or historical financial statements, or other information reasonably satisfactory to the Administrative Agent, (ii) income statement items may also be adjusted to reflect reasonably identifiable and supportable net cost savings or a reasonably identifiable and supportable increase in sales volume determined in good faith by the Company and reasonably satisfactory to the Administrative Agent and (iii) any Indebtedness incurred or assumed by the Company or any Subsidiary (including the Person or property acquired) in connection with such transaction and any Indebtedness of the Person or property acquired which is not retired in connection with such transaction (A) shall be deemed to have been incurred as of the first day of the applicable period and (B) if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination.

“Protesting Lender” has the meaning specified in Section 2.14(a).

“Public Lender” has the meaning specified in Section 7.01.

“Qualified Acquisition” means any Acquisition where the aggregate amount of Indebtedness incurred by one or more of the Company or any of its Subsidiaries to finance the purchase price of, or other consideration for, or assumed by one or more of them in connection with, such Acquisition is at least $200,000,000.

“Quotation Day” means (a) with respect to any Eurocurrency Rate Loan denominated in Pounds Sterling for any Interest Period, the first day of such Interest Period, (b) with respect to any Eurocurrency Rate Loan denominated in Euro for any Interest Period, two TARGET Days prior to the commencement of such Interest Period and (c) with respect to any Eurocurrency Rate Loan denominated in any currency other than Pounds Sterling or Euro for any Interest Period, two Business Days prior to the commencement of such Interest Period (unless, in each case, market practice differs in the relevant market where the Eurocurrency Rate for such currency is to be determined, in which case the Quotation Day will be determined by the Administrative Agent in accordance with market practice in such market (and if quotations would normally be given on more than one day, then the Quotation Day will be the last of those days)).

“Ratings Agencies” means S&P and Moody’s and “Ratings Agency” means any one of them.

“Real Estate” has the meaning specified in Section 7.01(j).

“Register” has the meaning specified in Section 11.06(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Committed Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swingline Loan, a Swingline Loan Notice.

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the Aggregate Commitments or, if the commitment of each Lender to make Loans and the obligation of each L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 9.02, Lenders holding in the aggregate more than 50% of the Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swingline Loans being deemed “held” by such Lender for purposes of this definition); provided that the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” means, with respect to any Person, its chief executive officer, president or any vice president, managing director, treasurer, controller or other officer of such Person having substantially the same authority and responsibility; provided, that, with respect to compliance with financial covenants, “Responsible Officer” means the chief financial officer, treasurer or controller of the Company, or any other officer of the Company having substantially the same authority and responsibility.   Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party, and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Acquisition Subsidiary” means (i) a Subsidiary of the Company that is or was (a) first created or acquired by the Company or any of its Subsidiaries after the Closing Date in connection with an Acquisition and (b) designated as a “Restricted Acquisition Subsidiary” pursuant to a written notice delivered by the Company to the Administrative Agent prior to the consummation of such Acquisition; provided that the Company may, by written notice to the Administrative Agent, redesignate any Restricted Acquisition Subsidiary as a Subsidiary that is not a Restricted Acquisition Subsidiary.

“Revaluation Date” means (a) with respect to any Loan denominated in an Alternative Currency (other than Hong Kong Dollars), each of the following:  (i) each date of a Borrowing of a Eurocurrency Rate Loan denominated in such Alternative Currency, (ii) each date of a continuation of a Eurocurrency Rate Loan denominated in such Alternative Currency pursuant to

Section 2.02, and (iii) such additional dates as the Administrative Agent shall determine provided the Company receives prompt notice thereof, (b) with respect to any Loan denominated in Hong Kong Dollars, each of the following:  (i) each date that is two Business Days prior to the date of a Borrowing of such Eurocurrency Rate Loan denominated in Hong Kong Dollars, (ii) each date that is two Business Days prior to the date of a continuation of a Eurocurrency Rate Loan denominated in Hong Kong Dollars pursuant to Section 2.02, and (iii) such additional dates as the Administrative Agent shall determine provided the Company receives prompt notice thereof; (c) with respect to any Letter of Credit denominated in an Alternative Currency (other than Hong Kong Dollars), each of the following:  (i) each date of issuance of a Letter of Credit denominated in such Alternative Currency, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), (iii) each date of any payment by any L/C Issuer under any Letter of Credit denominated in such Alternative Currency, and (iv) such additional dates as the Administrative Agent or any L/C Issuer shall determine provided the Company receives prompt notice thereof; and (d) with respect to any Letter of Credit denominated in Hong Kong Dollars, each of the following:  (i) each date that is two Business Days prior to the date of issuance of an such Letter of Credit, (ii) each date that is two Business Days prior to the date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), (iii) each date that is two Business Days prior to the date of any payment by any L/C Issuer under any Letter of Credit denominated in such Alternative Currency, and (iv) such additional dates as the Administrative Agent or any L/C Issuer shall determine provided the Company receives prompt notice thereof.

“Revolving Note” has the meaning specified in Section 2.11.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Administrative Agent or the applicable L/C Issuer, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any countrywide or territory-wide Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority, (b) any Person located, organized, operating or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority.

“Screen Rate” means the EURIBOR Screen Rate, the LIBOR Screen Rate and the Hong Kong Screen Rate, collectively and individually, as the context may require.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Special Notice Currency” means at any time an Alternative Currency, other than Euros and Sterling.

“Specified Time” means 11:00 a.m., London time, and, in the case of Eurocurrency Rate Loans denominated in Hong Kong Dollars, 11:00 a.m., Hong Kong time.

“Spot Rate” for a currency means the rate determined by the Administrative Agent or the applicable L/C Issuer, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or the applicable L/C Issuer may obtain such spot rate from another financial institution designated by the Administrative Agent or the applicable L/C Issuer if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided further that the applicable L/C Issuer may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative Currency.

“Sterling” and “£” mean the lawful currency of the United Kingdom.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided that, with respect to the Company or any of its Subsidiaries, the term “Subsidiary” shall not include any special purpose entity that is a party to any Accounts Receivable Facility.

“Subsidiary Guarantors” means each Domestic Subsidiary (other than an Excluded Domestic Subsidiary) that is a Material Subsidiary identified as a “Subsidiary Guarantor” on the signature pages hereto and each other Domestic Subsidiary (other than an Excluded Domestic

Subsidiary) that is a Material Subsidiary that joins as a Subsidiary Guarantor pursuant to Section 7.07.

“Swap Contract” means any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement.

“Swingline” means the revolving credit facility made available by the Swingline Lender pursuant to Section 2.04.

“Swingline Borrowing” means a borrowing of a Swingline Loan pursuant to Section 2.04.

“Swingline Lender” means JPMorgan Chase Bank, N.A. in its capacity as provider of Swingline Loans, or any successor swingline lender hereunder.

“Swingline Loan” has the meaning specified in Section 2.04(a).

“Swingline Loan Notice” means a notice of a Swingline Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit B.

“Swingline Note” has the meaning specified in Section 2.11.

“Swingline Sublimit” means an amount equal to the lesser of (a) $20,000,000 and (b) the Aggregate Commitments.  The Swingline Sublimit is part of, and not in addition to, the Aggregate Commitments.

“Syndication Agents” means, collectively, Wells Fargo Bank, N.A., The Bank of Tokyo-Mitsubishi UFJ, Ltd., Citibank, N.A. and TD Bank, N.A., in their capacities as syndication agents.

“Synthetic Lease Obligation” means the monetary obligation of a Person under a so-called synthetic or off-balance sheet lease which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Testing Period” shall mean each period of four consecutive fiscal quarters of the Company ended on the last day of such period.

“Third Party” means any Person other than the Company or any of its Subsidiaries.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Type” means, with respect to a Committed Loan, its character as a Base Rate Loan or a Eurocurrency Rate Loan.

“U.S. Person” has the meaning given at Section 7701(a)(30) of the Internal Revenue Code.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(1).

“Voting Stock” means, with respect to any Person, securities of such Person having ordinary voting power (without regard to the occurrence of any contingency) to vote in the election of directors of such Person.

“Wholly Owned Subsidiary” means a Subsidiary of the Company, the Equity Interest of which is 100% owned and controlled, directly or indirectly, by the Company.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

“Yen” and “¥” mean the lawful currency of Japan.

1.02        Other Interpretive Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)           The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto”, “herein”, “hereof” and “hereunder”, and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)           In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”.

(c)           Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03        Accounting Terms.

(a)           Generally.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, as in effect from time to time, applied consistently throughout the periods reflected therein, except as otherwise specifically prescribed herein.

(b)           Changes in GAAP.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Company or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Company shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c)           Pro Forma Basis.  Notwithstanding the above, the parties hereto acknowledge and agree that all calculations of financial covenants in Section 8.06 shall be made on a Pro Forma Basis.

1.04        Exchange Rates; Currency Equivalents.

(a)           The Administrative Agent or the applicable L/C Issuer, as applicable, shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Credit Extensions and Outstanding Amounts denominated in Alternative Currencies.  Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur.  Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the applicable L/C Issuer, as applicable.

(b)           Wherever in this Agreement in connection with a Committed Borrowing, conversion, continuation or prepayment of a Eurocurrency Rate Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Committed Borrowing, Eurocurrency Rate Loan or Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the applicable L/C Issuer, as the case may be.

1.05        Additional Alternative Currencies.

(a)           The Company may from time to time request that Eurocurrency Rate Loans be made and/or Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternative Currency”; provided that such requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars.  In the case of any such request with respect to the making of Eurocurrency Rate Loans, such request shall be subject to the approval of the Administrative Agent and the Lenders; and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent and the applicable L/C Issuer.

(b)           Any such request shall be made to the Administrative Agent not later than 11:00 a.m., Chicago time, ten Business Days prior to the date of the desired Credit Extension (or such other time or date as may be agreed by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit, the applicable L/C Issuer, in its or their sole discretion).  In the case of any such request pertaining to Eurocurrency Rate Loans, the Administrative Agent shall promptly notify each Lender thereof; and in the case of any such request pertaining to Letters of Credit, the Administrative Agent shall promptly notify the applicable L/C Issuer thereof.  Each Lender (in the case of any such request pertaining to Eurocurrency Rate Loans) or each L/C Issuer (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 11:00 a.m., Chicago time, seven Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Eurocurrency Rate Loans or the issuance of Letters of Credit, as the case may be, in such requested currency.

(c)           Any failure by a Lender or an L/C Issuer, as the case may be, to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Lender or such L/C Issuer, as the case may be, to permit Eurocurrency Rate Loans to be made or Letters of Credit to be issued in such requested currency.  If the Administrative Agent and all the Lenders consent to making Eurocurrency Rate Loans in such requested currency, the Administrative Agent shall so notify the Company, and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Committed Borrowings of Eurocurrency Rate Loans; and if the Administrative Agent and the applicable L/C Issuer consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Company, and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Letter of Credit issuances.  If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.05, the Administrative Agent shall promptly so notify the Company.

1.06        Change of Currency.

(a)           Each obligation of the Borrowers to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the Closing Date shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation).  If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Committed Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Committed Borrowing, at the end of the then current Interest Period.

(b)           Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

(c)           Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

1.07        Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.08        Letter of Credit Amounts.   Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

1.09        Affiliates.   Unless the context requires otherwise, the term “Administrative Agent” shall include any Affiliate of JPMorgan Chase Bank, N.A. through which JPMorgan Chase Bank, N.A. shall perform any of its obligations in such capacity hereunder.  Each of the L/C Issuers and the Swingline Lender may, in its discretion, arrange for one or more Letters of Credit to be issued or Swingline Loans to be provided, as applicable, by Affiliates of such L/C Issuer or Swingline Lender, as applicable, in which case the term “L/C Issuer” and “Swingline Lender”, as applicable, shall include any such Affiliate with respect to Letters of Credit issued or Swingline Loans provided by such Affiliate.

ARTICLE II
THE COMMITMENTS AND CREDIT EXTENSIONS

2.01        Committed Loans.

Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “Committed Loan”) to the Borrowers in Dollars or in one or more Alternative Currencies from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Commitment; provided, however, that after giving effect to any Committed Borrowing, (i) the Total Outstandings shall not exceed the Aggregate Commitments, (ii) the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swingline Loans shall not exceed such Lender’s Commitment and (iii) the aggregate Outstanding Amount of all Committed Loans denominated in an Alternative Currency plus the aggregate Outstanding Amount of all L/C Obligations denominated in an Alternative Currency shall not exceed the Alternative Currency Sublimit.  Each Lender may, at its option, make any Committed Loan available to any Designated Borrower that is a Foreign Subsidiary by causing any foreign or domestic branch or Affiliate of such Lender to make such Committed Loan; provided that any exercise of such option shall not affect the obligation of such Designated Borrower to repay such Committed Loan in accordance with the terms of this Agreement.  Each Lender may, at its option, make any Committed Loan denominated in an Alternative Currency available by causing any foreign or domestic branch or Affiliate of such Lender to make such Committed Loan; provided that any exercise of such option shall not affect the obligation of such Designated Borrower to repay such Committed Loan in accordance with the terms of this Agreement.  Within the limits of each Lender’s Commitment, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.01, prepay under Section 2.05, and reborrow under this Section 2.01.  Committed Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein.  All Committed Loans made on the Closing Date shall be Base Rate Loans. Notwithstanding anything herein to the contrary, Base Rate Committed Loans shall be (i) denominated in Dollars and (ii) available solely to the Company and each other Borrower that is a Domestic Subsidiary.

2.02        Borrowings, Conversions and Continuations of Committed Loans.

(a)           Each Committed Borrowing, each conversion of Committed Loans from one Type to the other, and each continuation of Eurocurrency Rate Loans shall be made upon the Company’s irrevocable notice to the Administrative Agent.  Each such notice must be received by the Administrative Agent not later than (i) 11:00 a.m., Chicago time, three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurocurrency Rate Loans denominated in Dollars or of any conversion of Eurocurrency Rate Loans denominated in Dollars to Base Rate Committed Loans, (ii) 11:00 a.m., London time, three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurocurrency Rate Loans denominated in Euro or Sterling, (iii) 11:00 a.m., London time, four Business Days prior to the requested date of any Borrowing or continuation of Eurocurrency Rate Loans denominated in any Special Notice Currency, and (iv) 11:00 a.m., Chicago time, on the requested date of any Borrowing of Base Rate Committed Loans; provided, however, that if the Company wishes to request Eurocurrency Rate Loans having an Interest Period other than one, two, three or six months in duration as provided in the definition of “Interest Period”, the applicable notice must be received by the Administrative Agent not later than (i) 11:00 a.m., Chicago time, four Business Days prior to the requested date of such Borrowing of, conversion to or continuation of Eurocurrency Rate Loans denominated in Dollars, (ii) 11:00 a.m., London time, four Business days prior to the requested date of such Borrowing of, conversion to or continuation of Eurocurrency Rate Loans denominated in Euro or Sterling and (iii) 11:00 a.m., London time, five Business days prior to the requested date of such Borrowing or continuation of Eurocurrency Rate Loans denominated in any Special Notice Currency, whereupon the Administrative Agent shall give prompt notice to the Lenders of such request and determine whether the requested Interest Period is acceptable to all of them.  Each Borrowing of, conversion to or continuation of Eurocurrency Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof.  Except as provided in Sections 2.03(c) and 2.04(c), each Committed Borrowing of or conversion to Base Rate Committed Loans shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof.  Each Committed Loan Notice shall specify (i) whether the Company is requesting a Committed Borrowing, a conversion of Committed Loans from one Type to the other, or a continuation of Eurocurrency Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Committed Loans to be borrowed, converted or continued, (iv) the Type of Committed Loans to be borrowed or to which existing Committed Loans are to be converted, (v) if applicable, the duration of the Interest Period with respect thereto, (vi) the currency of the Committed Loans to be borrowed, and (vii) if applicable, the Designated Borrower.  If the Company fails to specify a currency in a Committed Loan Notice requesting a Borrowing, then the Committed Loans so requested shall be made in Dollars.  If the Company fails to specify a Type of Committed Loan in a Committed Loan Notice or if the Company fails to give a timely notice requesting a conversion or continuation, then the applicable Committed Loans shall be made as, or converted to, Base Rate Loans; provided, however, that in the case of a failure to timely request a continuation of Committed Loans denominated in an Alternative Currency, such Loans shall be continued as Eurocurrency Rate Loans in their original currency with an Interest Period of one month.  Any automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans.  If the Company requests a Borrowing of, conversion to, or continuation of Eurocurrency Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.  No Committed Loan may be converted into or continued as a Committed Loan denominated in a different currency, but instead must be prepaid in the original currency of such Committed Loan and reborrowed in the other currency.

(b)           Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount (and currency) of its Applicable Percentage of the applicable Committed Loans, and if no timely notice of a conversion or continuation is provided by the Company, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans or continuation of Committed Loans denominated in a currency other than Dollars, in each case as described in the preceding subsection.  In the case of a Committed Borrowing, each Lender shall make the amount of its Committed Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office for the applicable currency not later than 1:00 p.m., in the case of any Committed Loan denominated in Dollars, and not later than the Applicable Time specified by the Administrative Agent in the case of any Committed Loan in an Alternative Currency, in each case on the Business Day specified in the applicable Committed Loan Notice.  Upon satisfaction of the applicable conditions set forth in Section 5.02 (and, if such Borrowing is the initial Credit Extension, Section 5.01), the Administrative Agent shall make all funds so received available to the Company or other applicable Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of such Borrower on the books of JPMorgan Chase Bank, N.A. with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Company; provided, however, that if, on the date the Committed Loan Notice with respect to such Borrowing denominated in Dollars is given by the Company, there are L/C Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and, second, shall be made available to the applicable Borrower as provided above.

(c)           Except as otherwise provided herein, a Eurocurrency Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Loan.  During the existence of a Default or an Event of Default, if the Required Lenders so elect, (i) no Loans may be converted to or continued as Eurocurrency Rate Loans (whether in Dollars or any Alternative Currency) and (ii) any or all of the then outstanding Eurocurrency Rate Loans denominated in an Alternative Currency shall be prepaid, or redenominated into Dollars in the amount of the Dollar Equivalent thereof, on the last day of the then current Interest Period with respect thereto.

(d)           The Administrative Agent shall promptly notify the Company and the Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans upon determination of such interest rate.  At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Company and the Lenders of any change in JPMorgan Chase Bank, N.A.’s Prime Rate used in determining the Base Rate promptly following the public announcement of such change.

(e)           After giving effect to all Committed Borrowings, all conversions of Committed Loans from one Type to the other, and all continuations of Committed Loans as the same Type, there shall not be more than fifteen Interest Periods in effect with respect to Committed Loans.

(f)            The Company may at any time and from time to time, upon prior written notice by the Company to the Administrative Agent, increase the Aggregate Commitments (but not the Letter of Credit Sublimit, Alternative Currency Sublimit or the Swingline Sublimit) by up to $1,000,000,000 in excess of the Aggregate Commitments in effect on the Closing Date with additional Commitments from any existing Lender or new Commitments from any other Person selected by the Company and approved by the Administrative Agent in its reasonable discretion; provided that:

(1)           any such increase shall be in a minimum principal amount of $10,000,000 and in integral multiples of $5,000,000 in excess thereof and the Company may make a maximum of five requests;

(2)           no Default or Event of Default shall exist and be continuing at the time of any such increase;

(3)           no existing Lender shall be under any obligation to increase its Commitment and any such decision whether to increase its Commitment shall be in such Lender’s sole and absolute discretion;

(4)           any new Lender shall join this Agreement by executing such joinder documents required by the Administrative Agent; and

(5)           as a condition precedent to such increase, the Company shall deliver to the Administrative Agent a certificate dated as of the date of such increase signed by a Responsible Officer of each Loan Party (A) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase or the resultant increased amount, (B) in the case of any Borrower, certifying that, before and after giving effect to such increase, (1) the representations and warranties contained in Article VI and the other Loan Documents are true and correct in all material respects (except to the extent such representations and warranties are qualified by materiality in which case such representations and warranties shall be true in all respects) on and as of the date of such increase, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, and except that for purposes of this Section 2.02(f), the representations and warranties contained in subsections (a) and (b) of Section 6.03 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 7.01, and (2) no Default or Event of Default has occurred and is continuing and (C) certifying that notice, if any, required to be given to the PBCG under the PBGC Agreements has been properly and timely given.

The Borrowers shall prepay any Committed Loans outstanding on the date of any such increase (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Committed Loans ratable with any revised Commitments arising from any nonratable increase in the Commitments under this Section.  In connection with any such increase in the Aggregate Commitments, Schedule 2.01 shall be revised by the Administrative Agent to reflect the new Commitments and distributed to the Company and the Lenders.

2.03        Letters of Credit.

(a)           The Letter of Credit Commitment.

(1)           Subject to the terms and conditions set forth herein, (A) each L/C Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit denominated in Dollars or in one or more Alternative Currencies for the account of the Company or any Designated Borrower, as applicable, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Company or any Designated Borrower, as applicable, and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (v) the Total Outstandings shall not exceed the Aggregate Commitments, (w) the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swingline Loans shall not exceed such Lender’s Commitment, (x) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit, (y) without the prior consent of any L/C Issuer (acting in its sole discretion), the Outstanding Amount of all Letters of Credit issued by such L/C Issuer shall not exceed the L/C Commitment of such L/C Issuer and (z) the aggregate Outstanding Amount of the L/C Obligations denominated in an Alternative Currency plus the aggregate Outstanding Amount of Committed Loans denominated in an Alternative Currency shall not exceed the Alternative Currency Sublimit.  Each request by the Company or any Designated Borrower, as applicable, for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Company or any Designated Borrower, as applicable, that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence.  Within the foregoing limits, and subject to the terms and conditions hereof, the ability of the Company and each Designated Borrower, as applicable, to obtain Letters of Credit shall be fully revolving, and accordingly the Company and the Designated Borrowers, as applicable, may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(2)           An L/C Issuer shall not issue any Letter of Credit, if:

(A)          subject to Section 2.03(b)(3), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Lenders have approved such expiry date; or

(B)          the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date.

(3)           An L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(A)          any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any Law applicable to such L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such L/C Issuer in good faith deems material to it;

(B)          the issuance of such Letter of Credit would violate one or more policies of such L/C Issuer;

(C)          except as otherwise agreed by the Administrative Agent and such L/C Issuer or as identified on Schedule 2.03, such Letter of Credit is in an initial stated amount less than $50,000, in the case of a commercial Letter of Credit, or $100,000, in the case of a standby Letter of Credit; or

(D)          except as otherwise agreed by the Administrative Agent and such L/C Issuer, such Letter of Credit is to be denominated in a currency other than Dollars or an Alternative Currency; or

(E)           any Lender is at that time a Defaulting Lender, unless such L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to such L/C Issuer (in its sole discretion) with the Company or such Lender to eliminate such L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.16(a)(4)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which such L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion.

(4)           An L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(5)           Each L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article X with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and

Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article X included such L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to such L/C Issuer.

(b)           Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(1)           Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Company or any Designated Borrower delivered to the applicable L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Company or applicable Designated Borrower.  Such Letter of Credit Application must be received by the applicable L/C Issuer and the Administrative Agent not later than 11:00 a.m., Chicago time, at least two Business Days (or such later date and time as the Administrative Agent and such L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be.  In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the applicable L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount and requested currency thereof and in the absence of specification of currency shall be deemed a request for a Letter of Credit denominated in Dollars; (C) whether such Letter of Credit shall be a commercial Letter of Credit or a standby Letter of Credit, (D) the expiry date thereof; (E) the name and address of the beneficiary thereof; (F) the documents to be presented by such beneficiary in case of any drawing thereunder; (G) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (H) such other matters as such L/C Issuer may reasonably require.  In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the applicable L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as such L/C Issuer may reasonably require.  Additionally, the Company or applicable Designated Borrower shall furnish to the applicable L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as such L/C Issuer or the Administrative Agent may reasonably require.

(2)           Promptly after receipt of any Letter of Credit Application, the applicable L/C Issuer will confirm with the Administrative Agent that the Administrative Agent has received a copy of such Letter of Credit Application from the Company or applicable Designated Borrower and, if not, such L/C Issuer will provide the Administrative Agent with a copy thereof.  Unless the applicable L/C Issuer has received written notice from any Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article V shall not then be satisfied, then, subject to the terms and conditions hereof, such L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Company or applicable Designated Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with such L/C Issuer’s usual and customary business practices.  Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Letter of Credit.

(3)           If the Company or applicable Designated Borrower so requests in any applicable Letter of Credit Application, the applicable L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit such L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued.  Unless otherwise directed by the applicable L/C Issuer, the Company or applicable Designated Borrower shall not be required to make a specific request to such L/C Issuer for any such extension.  Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the applicable L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that such L/C Issuer shall not permit any such extension if (A) such L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (1) or (2) of Section 2.03(a) or otherwise), or (B) it has received notice on or before the day that is five Business Days before the Non-Extension Notice Date from the Administrative Agent, any Lender or the Company that one or more of the applicable conditions specified in Section 5.02 is not then satisfied, and in each such case directing such L/C Issuer not to permit such extension.

(4)           Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable L/C Issuer will also deliver to the Company and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c)           Drawings and Reimbursements; Funding of Participations.

(1)           Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable L/C Issuer shall notify the Company and the Administrative Agent thereof.  In the case of a Letter of Credit denominated in an Alternative Currency, the Company or applicable Designated Borrower shall reimburse the applicable L/C Issuer in such Alternative Currency, unless (A) such L/C Issuer (at its option) shall have specified in such notice that it will require reimbursement in Dollars, or (B) in the absence of any such requirement for reimbursement in Dollars, the Company or applicable Designated Borrower shall have notified such L/C Issuer promptly following receipt of the notice of drawing that the Company or applicable Designated Borrower will reimburse such L/C Issuer in Dollars.  In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in an Alternative Currency, the applicable L/C Issuer shall notify the Company or applicable Designated Borrower of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof.  Not later than 3:00 p.m. on the date of any payment by any L/C Issuer under a Letter of Credit to be reimbursed in Dollars if such L/C Issuer delivers notice of such payment by 11:00 a.m., Chicago time, on such date (or, if notice of such payment by such L/C Issuer is made after 11:00 a.m., Chicago time, not later than 10:00 a.m., Chicago time, on the succeeding Business Day), or the Applicable Time on the date of any payment by any L/C Issuer (or the next succeeding Business Day, as the case may be) under a Letter of Credit to be reimbursed in an Alternative Currency (each such date, an “Honor Date”), the Company or applicable Designated Borrower shall reimburse such L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing and in the applicable currency.  If the Company or applicable Designated Borrower fails to so reimburse the applicable L/C Issuer by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in an Alternative Currency) (the “Unreimbursed Amount”), and the amount of such Lender’s Applicable Percentage thereof.  In such event, the Company or applicable Designated Borrower shall be deemed to have requested a Committed Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 5.02 (other than the delivery of a Committed Loan Notice).

(2)           Each Lender shall upon any notice pursuant to Section 2.03(c)(1) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the applicable L/C Issuer, in Dollars, at the Administrative Agent’s Office for Dollar-denominated payments in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(3), each Lender that so makes funds available shall be deemed to have made a Base Rate Committed Loan to the Company or applicable Designated Borrower in such amount.  The Administrative Agent shall remit the funds so received to the applicable L/C Issuer in Dollars.

(3)           With respect to any Unreimbursed Amount that is not fully refinanced by a Committed Borrowing of Base Rate Loans because the conditions set forth in Section 5.02 cannot be satisfied or for any other reason, the Company or applicable Designated Borrower shall be deemed to have incurred from the applicable L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate.  In such event, each Lender’s payment to the Administrative Agent for the account of the applicable L/C Issuer pursuant to

Section 2.03(c)(2) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(4)           Until a Lender funds its Committed Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the applicable L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of such L/C Issuer.

(5)           Each Lender’s obligation to make Committed Loans or L/C Advances to reimburse the applicable L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against such L/C Issuer, the Company, any Subsidiary or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default or Event of Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Committed Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 5.02 (other than delivery by the Company or applicable Designated Borrower of a Committed Loan Notice).  No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Company or any Designated Borrower to reimburse an L/C Issuer for the amount of any payment made by such L/C Issuer under any Letter of Credit, together with interest as provided herein.

(6)           If any Lender fails to make available to the Administrative Agent for the account of the applicable L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(2), then, without limiting the other provisions of this Agreement, such L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the applicable Overnight Rate from time to time in effect.  A certificate of the applicable L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (6) shall be conclusive absent manifest error.

(d)           Repayment of Participations.

(1)           At any time after any L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Company, applicable Designated Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in Dollars and in the same funds as those received by the Administrative Agent.

(2)           If any payment received by the Administrative Agent for the account of any L/C Issuer pursuant to Section 2.03(c)(1) is required to be returned under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by such L/C Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of such L/C Issuer its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect.  The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)           Obligations Absolute.  The obligation of the Company and the Designated Borrowers to reimburse the applicable L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(1)           any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(2)           the existence of any claim, counterclaim, setoff, defense or other right that the Company or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), such L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(3)           any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(4)           any payment by such L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by such L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any (i) proceeding under any Debtor Relief Law or (ii) Bail-In Action;

(5)           any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to the Company or any Subsidiary or in the relevant currency markets generally; or

(6)           any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Company or any Subsidiary.

The Company or applicable Designated Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Company’s or applicable Designated Borrower’s instructions or other irregularity, the Company or applicable Designated Borrower will immediately notify the applicable L/C Issuer.

(f)            Role of L/C Issuers.  Each Lender and the Borrowers agree that, in paying any drawing under a Letter of Credit, an L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  None of the L/C Issuers, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document.  The Borrowers hereby assume all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrowers’ pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  None of the L/C Issuers, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (vi) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Company or applicable Designated Borrower may have a claim against an L/C Issuer, and such L/C Issuer may be liable to the Company or applicable Designated Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Company or applicable Designated Borrower which were caused by such L/C Issuer’s willful misconduct or gross negligence or such L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit.  In furtherance and not in limitation of the foregoing, each L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation and each L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g)           Applicability of ISP and UCP.  Unless otherwise expressly agreed by the applicable L/C Issuer and the Company or applicable Designated Borrower when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each commercial Letter of Credit and, in either case, to the extent not inconsistent with and if requested by any Borrower in the applicable Letter of Credit Application, the laws of the State of New York.

(h)           Letter of Credit Fees.  The Company shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage, in Dollars, a Letter of Credit fee (the “Letter of Credit Fee”) for each standby and each commercial Letter of Credit equal to the Applicable Rate times the Dollar Equivalent of the daily amount available to be drawn under such Letter of Credit; provided, however, any Letter of Credit Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the applicable L/C Issuer pursuant to this Section 2.03 shall be payable, to the maximum extent permitted by applicable Law, to the other Lenders in accordance with the upward adjustments in their respective Applicable Percentages allocable to such Letter of Credit pursuant to Section 2.16(a)(4), with the balance of such fee, if any, payable to the applicable L/C Issuer for its own account.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.08.  Letter of Credit Fees shall be (i) computed on a quarterly basis in arrears and (ii) due and payable on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand.  If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(i)            Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer.  The Company shall pay directly to the applicable L/C Issuer for its own account, in Dollars, a fronting fee (i) with respect to each commercial Letter of Credit, at the rate per annum specified in the Fee Letter computed on the Dollar Equivalent of the amount of such Letter of Credit, and payable upon the issuance thereof, (ii) with respect to any amendment of a commercial Letter of Credit increasing the amount of such Letter of Credit, at a rate separately agreed between the Company and such L/C Issuer, computed on the Dollar Equivalent of the amount of such increase, and payable upon the effectiveness of such amendment, and (iii) with respect to each standby Letter of Credit, at the rate per annum specified in the Fee Letter computed on the Dollar Equivalent of the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears.  Such fronting fee shall be due and payable on the last Business Day of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.08.  In addition, the Company shall pay directly to the applicable L/C Issuer for its own account, in Dollars, the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect.  Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(j)            Conflict with Issuer Documents.  In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(k)           Letters of Credit Issued for Subsidiaries.  Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Company shall be obligated to reimburse the L/C Issuers hereunder for any and all drawings under such Letter of Credit.  The Company hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Company, and that the Company’s business derives substantial benefits from the businesses of such Subsidiaries.

2.04        Swingline Loans.

(a)           The Swingline Loans.  Subject to the terms and conditions set forth herein, the Swingline Lender may, in its sole discretion and in reliance upon the agreements of the other Lenders set forth in this Section 2.04, make loans in Dollars (each such loan, a “Swingline Loan”) to the Company from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swingline Sublimit; provided, however, that such Swingline Loans, when aggregated with the Applicable Percentage of the Outstanding Amount of Committed Loans and L/C Obligations of the Lender acting as Swingline Lender, may not exceed the amount of such Lender’s Commitment; provided, further, that after giving effect to any Swingline Loan, (i) the Total Outstandings shall not exceed the Aggregate Commitments, and (ii) the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swingline Loans shall not exceed such Lender’s Commitment, and provided, further, that the Company shall not use the proceeds of any Swingline Loan to refinance any outstanding Swingline Loan.  Within the foregoing limits, and subject to the other terms and conditions hereof, the Company may borrow, and the Swingline Lender may make, in its sole discretion, Swingline Loans, under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04.  Each Swingline Loan shall be a Base Rate Loan.  Immediately upon the making of a Swingline Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swingline Lender a risk participation in such Swingline Loan in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Swingline Loan.  For the avoidance of doubt, the making of any Swingline Loan by the Swingline Lender shall be in the sole and absolute discretion of the Swingline Lender.

(b)           Borrowing Procedures.  Each Swingline Borrowing shall be made upon the Company’s irrevocable notice to the Swingline Lender and the Administrative Agent.  Each such notice must be received by the Swingline Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000, and (ii) the requested borrowing date, which shall be a Business Day.  Unless the Swingline Lender has received notice from the Administrative Agent (including at the request of any Lender) prior to 2:00 p.m. on the date of the proposed Swingline Borrowing (A) directing the Swingline Lender not to make such Swingline Loan as a result of the limitations set forth in the proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Section 5.02 is not then satisfied, then, subject to the terms and conditions hereof, the Swingline Lender may, in its sole discretion, not later than 3:00 p.m. on the borrowing date specified in such Swingline Loan Notice, make the amount of its Swingline Loan available to the Company at its office by crediting the account of the Company on the books of the Swingline Lender in Same Day Funds.

(c)           Refinancing of Swingline Loans.

(1)           The Company agrees to repay all Swingline Loans within four Business Days of demand therefor by the Swingline Lender.  Any such demand by the Swingline Lender shall be in its sole and absolute discretion.  If the Company fails to repay the Swingline Loans within four Business Days of demand therefor, the Swingline Lender shall request, on behalf of the Company (which hereby irrevocably authorizes the Swingline Lender to so request on its behalf), that each Lender make a Base Rate Committed Loan in an amount equal to such Lender’s Applicable Percentage of the amount of Swingline Loans then outstanding.  Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 5.02.  The Swingline Lender shall furnish the Company with a copy of the applicable Committed Loan Notice concurrently with delivering such notice to the Administrative Agent.  Each Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Committed Loan Notice available to the Administrative Agent in Same Day Funds (and the Administrative Agent may apply Cash Collateral available with respect to the applicable Swingline Loan) for the account of the Swingline Lender at the Administrative Agent’s Office for Dollar-denominated payments not later than 1:00 p.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(2), each Lender that so makes funds available shall be deemed to have made a Base Rate Committed Loan to the Company in such amount.  The Administrative Agent shall remit the funds so received to the Swingline Lender.

(2)           If for any reason any Swingline Loan cannot be refinanced by such a Committed Borrowing in accordance with Section 2.04(c)(1), the request for Base Rate Committed Loans submitted by the Swingline Lender as set forth herein shall be deemed to be a request by the Swingline Lender that each of the Lenders fund its risk participation in the relevant Swingline Loan and each Lender’s payment to the Administrative Agent for the account of the Swingline Lender pursuant to Section 2.04(c)(1) shall be deemed payment in respect of such participation.

(3)           If any Lender fails to make available to the Administrative Agent for the account of the Swingline Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(1), the Swingline Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swingline Lender at a rate per annum equal to the applicable Overnight Rate from time to time in effect.  A certificate of the Swingline

Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (3) shall be conclusive absent manifest error.

(4)           Each Lender’s obligation to make Committed Loans or to purchase and fund risk participations in Swingline Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swingline Lender, the Company or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or Event of Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Committed Loans (but not its obligation to fund a risk participation) pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 5.02.  No such funding of risk participations shall relieve or otherwise impair the obligation of the Company to repay Swingline Loans, together with interest as provided herein.

(d)           Repayment of Participations.

(1)           At any time after any Lender has purchased and funded a risk participation in a Swingline Loan, if the Swingline Lender receives any payment on account of such Swingline Loan, the Swingline Lender will distribute to such Lender its Applicable Percentage of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by the Swingline Lender.

(2)           If any payment received by the Swingline Lender in respect of principal or interest on any Swingline Loan is required to be returned by the Swingline Lender under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the Swingline Lender in its discretion), each Lender shall pay to the Swingline Lender its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the applicable Overnight Rate.  The Administrative Agent will make such demand upon the request of the Swingline Lender.  The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)           Interest for Account of Swingline Lender.  The Swingline Lender shall be responsible for invoicing the Company for interest on the Swingline Loans.  Until a Lender funds its Base Rate Committed Loan or risk participation pursuant to this Section 2.04 to refinance such Lender’s Applicable Percentage of any Swingline Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Swingline Lender.

(f)            Payments Directly to Swingline Lender.  The Company shall make all payments of principal and interest in respect of the Swingline Loans directly to the Swingline Lender.

2.05                        Prepayments.

(a)                                 Each Borrower may, upon notice from the Company to the Administrative Agent, at any time or from time to time voluntarily prepay Committed Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than (A) 11:00 a.m., Chicago time, three Business Days prior to any date of prepayment of Eurocurrency Rate Loans denominated in Dollars, (B) 11:00 a.m., London time, three Business Days (or four, in the case of prepayment of Loans denominated in Special Notice Currencies) prior to any date of prepayment of Eurocurrency Rate Loans denominated in Alternative Currencies, and (C) 11:00 a.m., Chicago time, on the date of prepayment of Base Rate Committed Loans; (ii) any prepayment of Eurocurrency Rate Loans denominated in Dollars shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; (iii) any prepayment of Eurocurrency Rate Loans denominated in Alternative Currencies shall be in a minimum principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; and (iv) any prepayment of Base Rate Committed Loans shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding.  Each such notice shall specify the date and amount of such prepayment and the Type(s) of Committed Loans to be prepaid and, if Eurocurrency Loans are to be prepaid, the Interest Period(s) of such Loans.  The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment.  If such notice is given by the Company, the applicable Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  Any prepayment of a Eurocurrency Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.  Subject to Section 2.16, each such prepayment shall be applied to the Committed Loans of the Lenders in accordance with their respective Applicable Percentages.

(b)                                 The Company may, upon notice to the Swingline Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swingline Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Swingline Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of $100,000.  Each such notice shall specify the date and amount of such prepayment.  If such notice is given by the Company, the Company shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(c)                                  If, on any Calculation Date, (i) the aggregate Dollar Equivalents of the Outstanding Amount of all Loans made in Alternative Currencies exceeds an amount equal to 103% of the Alternative Currency Sublimit or (ii) the Total Outstandings (including the Dollar Equivalents of any Loan outstanding in a currency other than Dollars) exceed the Aggregate Commitments, the Borrowers (A) may, notwithstanding Section 2.02(a), (x) withdraw the Committed Loan Notice or Letter of Credit Application, if any is in effect for a Borrowing on such Calculation Date,  or (y) amend the amount or requested currency of any such Committed Loan Notice or Letter of Credit Application, as applicable, (with the consent of the Administrative Agent, not to be unreasonably withheld, and subject to changes to funding requirements reasonably satisfactory to the Administrative Agent) and (B), to the extent necessary, shall within four Business Days of such Calculation Date, without notice or demand, repay (and, if such repayment does not eliminate such excess, Cash Collateralize outstanding

L/C Obligations) outstanding Loans made in one or more Alternative Currencies or Dollars, as applicable, in an aggregate principal amount such that, after giving effect to the actions taken in clause (A) above and such repayment (or depositing Cash Collateral), the aggregate Dollar Equivalents of the Outstanding Amount of Loans made in Alternative Currencies do not exceed the Alternative Currency Sublimit and the Total Outstandings (including the Dollar Equivalents of any Loan outstanding in a currency other than Dollars) do exceed the Aggregate Commitments.  If for any reason the Outstanding Amount of all Swingline Loans exceeds the Swingline Sublimit, the Company shall within two Business Days prepay the Swingline Loans in aggregate amount equal to such excess.

2.06                        Termination or Reduction of Commitments.

The Company may, upon notice to the Administrative Agent, terminate the Aggregate Commitments, or from time to time permanently reduce the Aggregate Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m., Chicago time, three Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $500,000 in excess thereof, (iii) the Company shall not terminate or reduce the Aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Aggregate Commitments, and (iv) if, after giving effect to any reduction of the Aggregate Commitments, the Alternative Currency Sublimit, the Letter of Credit Sublimit or the Swingline Sublimit exceeds the amount of the Aggregate Commitments, such Sublimit shall be automatically reduced by the amount of such excess.  The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Commitments.  The amount of any such Aggregate Commitment reduction shall not be applied to the Alternative Currency Sublimit, the Letter of Credit Sublimit or the Swingline Sublimit unless otherwise specified by the Company.  Any reduction of the Aggregate Commitments shall be applied to the Commitment of each Lender according to its Applicable Percentage.  All fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

2.07                        Repayment of Loans.

(a)                                 Each Borrower shall repay to the Lenders on the Maturity Date the aggregate principal amount of Committed Loans made to such Borrower outstanding on such date.

(b)                                 The Company shall repay each Swingline Loan on the earlier to occur of (i) the date within one (1) Business Day of demand therefor by the Swingline Lender and (ii) the Maturity Date.

2.08                        Interest.

(a)                                 Subject to the provisions of subsection (b) below, (i) each Eurocurrency Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus the Applicable Rate; (ii) each Base Rate Committed Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the

Applicable Rate; and (iii) each Swingline Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b)                                 (1)                                 If any amount payable by any Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(2)                                 Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)                                  Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09                        Fees.

In addition to certain fees described in subsections (h) and (i) of Section 2.03:

(a)                                 Commitment Fee.  The Company shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage, a commitment fee (the “Commitment Fee”) in Dollars equal to the product of (i) Applicable Rate times (ii) the actual daily amount by which the Aggregate Commitments exceed the sum of (y) the Outstanding Amount of the Committed Loans and (z) the Outstanding Amount of L/C Obligations, subject to adjustment as provided in Section 2.16.  The Commitment Fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article V is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Maturity Date; provided, that (A) no Commitment Fee shall accrue on the Commitment of a Defaulting Lender so long as such Lender shall be a Defaulting Lender and (B) any Commitment Fee accrued with respect to the Commitment of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Company so long as such Lender shall be a Defaulting Lender.  The Commitment Fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.  For purposes of clarification, Swingline Loans shall not be considered outstanding for purposes of determining the unused portion of the Aggregate Commitments.

(b)                                 Other Fees.  The Company shall pay to the Joint Lead Arrangers and the Administrative Agent for their own respective accounts, in Dollars, fees in the amounts and at the times specified in the Fee Letter.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10                        Computation of Interest and Fees.

(a)                                 All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Eurocurrency Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year), or (i) in the case of interest in respect of Committed Loans denominated in Sterling on the basis of a 365-day year and (ii) in the case of any other Alternative Currencies as to which market practice differs from the foregoing, in accordance with such market practice.  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day.  Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b)                                 Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrowers and the Lenders in the absence of manifest error.  The Administrative Agent shall, at the request of a Borrower, deliver to such Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.08(a)(i).

2.11                        Evidence of Debt.

(a)                                 The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.  Upon the request of any Lender to a Borrower made through the Administrative Agent, such Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans to such Borrower in addition to such accounts or records.  Each such Note shall (i) in the case of Committed Loans, be in the form of Exhibit C (a “Revolving Note”) and (ii) in the case of Swingline Loans, be in the form of Exhibit D (a “Swingline Note”).  Each Lender may attach schedules to a Note and endorse thereon the date, Type (if applicable), amount, currency and maturity of its Loans and payments with respect thereto.

(b)                                 In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swingline Loans.  In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.12                        Payments Generally; Administrative Agent’s Clawback.

(a)                                 General.  All payments to be made by the Borrowers shall be made without deduction for any counterclaim or setoff.  Except as otherwise expressly provided herein and except with respect to principal of and interest on Loans denominated in an Alternative Currency, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Dollars and in Same Day Funds not later than 2:00 p.m. on the date specified herein.  Except as otherwise expressly provided herein, all payments by the Borrowers hereunder with respect to principal and interest on Loans denominated in an Alternative Currency shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in such Alternative Currency and in Same Day Funds not later than the Applicable Time specified by the Administrative Agent on the dates specified herein.  Without limiting the generality of the foregoing, the Administrative Agent may, to the extent permitted by applicable Law, require that any payments due under this Agreement be made in the United States.  If, for any reason, any Borrower is prohibited by any Law from making any required payment hereunder in an Alternative Currency, such Borrower shall make such payment in Dollars in the Dollar Equivalent of the Alternative Currency payment amount.  The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office.  All payments received by the Administrative Agent (i) after 2:00 p.m., in the case of payments in Dollars, or (ii) after the Applicable Time specified by the Administrative Agent in the case of payments in an Alternative Currency, shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  If any payment to be made by any Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)                                 (1)                                 Funding by Lenders; Presumption by Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Committed Borrowing of Eurocurrency Rate Loans (or, in the case of any Committed Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Committed Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Committed Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Committed Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Committed Borrowing available to the Administrative Agent, then the applicable Lender agrees to pay to the Administrative Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.  If such Lender’s share of the applicable Committed Borrowing is not made available to the Administrative Agent by such Lender within three Business Days of the date such amount is made available to the applicable Borrower, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to Base Rate Loans hereunder, on demand, from the applicable Borrower.  If such Lender pays its share of the applicable Committed Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Committed Loan included in such Committed Borrowing.  Any payment by such Borrower shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(2)                                 Payments by Borrowers; Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from a Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or any L/C Issuer hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable L/C Issuer, as the case may be, the amount due.  In such event, if such Borrower has not in fact made such payment, then each of the Lenders or the applicable L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such L/C Issuer, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.

A notice of the Administrative Agent to any Lender or Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)                                  Failure to Satisfy Conditions Precedent.  If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender to any Borrower as provided in the foregoing provisions of this Article II, and such funds are not made available to such Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article V are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall promptly return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)                                 Obligations of Lenders Several.  The obligations of the Lenders hereunder to make Committed Loans, to fund participations in Letters of Credit and Swingline Loans and to make payments pursuant to Section 11.04(c) are several and not joint.  The failure of any Lender to make any Committed Loan, to fund any such participation or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Committed Loan, to purchase its participation or to make its payment under Section 11.04(c).

(e)                                  Funding Source.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any

Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.13                        Sharing of Payments by Lenders.

If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Committed Loans made by it, or the participations in L/C Obligations or in Swingline Loans held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Committed Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Committed Loans and subparticipations in L/C Obligations and Swingline Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Committed Loans and other amounts owing them, provided that:

(1)                                 if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(2)                                 the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of a Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) the application of Cash Collateral provided for in Section 2.15 or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Committed Loans or subparticipations in L/C Obligations or Swingline Loans to any assignee or participant, other than an assignment, participation or subparticipation to the Company or any Subsidiary thereof (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.14                        Designated Borrowers.

(a)                                 The Company may at any time, upon not less than ten Business Days’ notice from the Company to the Administrative Agent, designate any additional Wholly Owned Subsidiary of the Company (an “Applicant Borrower”) as a Designated Borrower to receive Loans hereunder by delivering to the Administrative Agent (which shall promptly deliver counterparts thereof to each Lender) a duly executed notice and agreement in substantially the form of Exhibit H (a “Designated Borrower Request and Assumption Agreement”).  The parties hereto acknowledge and agree that prior to any Applicant Borrower becoming entitled to utilize the credit facilities provided for herein, (A) the Administrative Agent and the Lenders shall have received such supporting resolutions, incumbency certificates, opinions of counsel and other documents or information, in form, content and scope satisfactory to the Administrative Agent, as may be required by the Administrative Agent and the Lenders in their sole discretion, and Notes signed by such new Borrowers to the extent any Lenders so request, (B) the Lenders shall have received satisfactory documentation and information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act, (C) each Lender shall have met all necessary regulatory and licensing requirements and internal policy requirements and shall be legally permitted to make loans in the jurisdiction in which such Applicant Borrower is organized and (D) lending to such Applicant Borrower will not cause any administrative or operational issues for such Lender.  If the Administrative Agent and each of the Lenders agree that an Applicant Borrower shall be entitled to receive Loans hereunder, then promptly following satisfaction of the foregoing requirements, the Administrative Agent shall send a notice in substantially the form of Exhibit I (a “Designated Borrower Notice”) to the Company and the Lenders specifying the effective date upon which the Applicant Borrower shall constitute a Designated Borrower for purposes hereof, whereupon each of the Lenders agrees to permit such Designated Borrower to receive Loans hereunder, on the terms and conditions set forth herein, and each of the parties agrees that such Designated Borrower otherwise shall be a Borrower for all purposes of this Agreement; provided that no Committed Loan Notice or Letter of Credit Application may be submitted by or on behalf of such Designated Borrower until the date five Business Days after such effective date.  As soon as practicable after receiving notice from the Company or the Administrative Agent of the Company’s intent to designate an Applicant Borrower, and in any event at least five Business Days prior to the delivery of an executed Designated Borrower Request and Assumption Agreement to the Administrative Agent, if any Lender has determined that such Applicant Borrower has not satisfied the requirements described in clauses (A) through (D) above, such Lender (a “Protesting Lender”) shall so notify the Company and the Administrative Agent in writing of such determination.  With respect to each Protesting Lender, the Company shall, effective on or before the date that such Applicant Borrower shall have the right to borrow hereunder, either (i) substitute such Protesting Lender in accordance with the provisions of Section 11.13 hereof or (ii) cancel the request to designate such Subsidiary as a “Designated Borrower” hereunder.

(b)                                 The Obligations of the Company and each Designated Borrower that is a Domestic Subsidiary shall be joint and several in nature (except that the liability of any Excluded Domestic Subsidiary that is a Designated Borrower shall be several in nature) regardless of which such Person actually receives Credit Extensions hereunder or the amount of such Credit Extensions received or the manner in which the Administrative Agent or any Lender accounts for such Credit Extensions on its books and records.  Each of the obligations of the Company and each Designated Borrower that is a Domestic Subsidiary with respect to Credit Extensions made to it, and each such Borrower’s obligations arising as a result of the joint and several liability (if any) of such Borrower hereunder, with respect to Credit Extensions made to and other Obligations owing by the Company and the other Borrowers that are Domestic Subsidiaries hereunder, shall be separate and distinct obligations, but all such obligations shall be primary obligations of each such Borrower.

(c)                                  The Obligations of the Designated Borrowers that are Foreign Subsidiaries shall be joint and several in nature (unless such joint and several liability (i) shall result in adverse tax consequences to any Borrower or (ii) is not permitted by any Law applicable to such Designated Borrower, in which either such case, the liability of such Designated Borrower shall be several in nature) regardless of which such Person actually receives Credit Extensions hereunder or the amount of such Credit Extensions received or the manner in which the Administrative Agent or any Lender accounts for such Credit Extensions on its books and records.  Each of the obligations of each Designated Borrower that is a Foreign Subsidiary with respect to Credit Extensions made to it, and each such Borrower’s obligations arising as a result of the joint and several liability (if any) of such Borrower hereunder, with respect to Credit Extensions made to and other Obligations owing by the other Borrowers that are Foreign Subsidiaries hereunder, shall be separate and distinct obligations, but all such obligations shall be primary obligations of each such Borrower.

(d)                                 Each Subsidiary of the Company that is or becomes a “Designated Borrower” pursuant to this Section 2.14 hereby irrevocably appoints the Company as its agent for all purposes relevant to this Agreement and each of the other Loan Documents, including (i) the giving and receipt of notices, (ii) the execution and delivery of all documents, instruments and certificates contemplated herein and all modifications hereto, and (iii) the receipt of the proceeds of any Loans made by the Lenders, to any such Designated Borrower hereunder.  Any acknowledgment, consent, direction, certification or other action which might otherwise be valid or effective only if given or taken by all Borrowers, or by each Borrower acting singly, shall be valid and effective if given or taken only by the Company, whether or not any such other Borrower joins therein.  Any notice, demand, consent, acknowledgement, direction, certification or other communication delivered to the Company in accordance with the terms of this Agreement shall be deemed to have been delivered to each Designated Borrower.

(e)                                  The Company may from time to time, upon not less than ten Business Days’ notice from the Company to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), terminate a Designated Borrower’s status as such, provided that there are no outstanding Loans payable by such Designated Borrower, or other amounts payable by such Designated Borrower on account of any Loans made to it, as of the effective date of such termination.  The Administrative Agent will promptly notify the Lenders of any such termination of a Designated Borrower’s status.

2.15                        Cash Collateral.

(a)                                 Certain Credit Support Events.  Upon the request of the Administrative Agent or the applicable L/C Issuer (i) if such L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrowers shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations.  At any time that there shall exist a Defaulting Lender, immediately upon the request of the Administrative Agent, an L/C Issuer or the Swingline Lender, the Borrowers shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.16(a)(4) and any Cash Collateral provided by the Defaulting Lender).

(b)                                 Grant of Security Interest.  All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at the Administrative Agent.  Each Borrower, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, each L/C Issuer and the Lenders (including the Swingline Lender) and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.15(c).  If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the Borrowers or the relevant Defaulting Lender will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(c)                                  Application.  Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.15 or Sections 2.03, 2.04, 2.05, 2.16 or 9.02 in respect of Letters of Credit or Swingline Loans shall be held and applied in satisfaction of the specific L/C Obligations, Swingline Loans, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided herein.

(d)                                 Release.  Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender) or (ii) the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of a Default or Event of Default (and following application as provided in this Section 2.15 may be otherwise applied in accordance with Section 9.03) and (y) the Person providing Cash Collateral and the applicable L/C Issuer or the Swingline Lender, as applicable, may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

2.16                        Defaulting Lenders.

(a)                                 Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(1)                                 Waivers and Amendment.  The Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 11.01.

(2)                                 Reallocation of Payments.  Any payment of principal, interest, fees or other amount received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article IX or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 11.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the L/C Issuers or Swingline Lender hereunder; third, if so determined by the Administrative Agent or requested by any L/C Issuer or Swingline Lender, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Swingline Loan or Letter of Credit; fourth, as the Company may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrowers, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuers or Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any L/C Issuer or the Swingline Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided, that, if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or L/C Borrowings were made at a time when the conditions set forth in Section 5.02 were satisfied or waived, such payment shall be applied solely to the pay the Loans of, and L/C Borrowings owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, that Defaulting Lender.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.16(a)(2) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(3)                                 Certain Fees.  The Defaulting Lender (x) shall not be entitled to receive any Commitment Fee pursuant to Section 2.09(a) for any period during which such Lender is a Defaulting Lender (and the Company shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit Fees as provided in Section 2.03(h).

(4)                                 Reallocation of Applicable Percentages to Reduce Fronting Exposure.  During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit or Swingline Loans pursuant to Sections 2.03 and 2.04, the “Applicable Percentage” of each non-Defaulting Lender shall be computed without giving effect to the Commitment of that Defaulting Lender; provided, that, (x) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default exists; and (y) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swingline Loans shall not exceed the positive difference, if any, of (1) the Commitment of that non-Defaulting Lender minus (2) the aggregate Outstanding Amount of the Revolving Loans of that Lender.

(b)                                 Defaulting Lender Cure.  If the Company, the Administrative Agent, Swingline Lender and each L/C Issuer agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Committed Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.16(a)(4)), whereupon that Lender will cease to be a Defaulting Lender; provided, that, no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; provided, further, that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.

2.17                        Maturity Date Extension.

(a)         Requests for Extension.  The Company may, by notice, in writing, to the Administrative Agent (which shall promptly notify the Lenders) during the 60-day period commencing on the date that is the first day after each anniversary of the Closing Date, request that each Lender extend such Lender’s Maturity Date for an additional year from the Maturity Date then in effect hereunder (such date, the “Existing Maturity Date”, and such request, an “Extension Request”); provided that (1) no more than one Extension Request may be made during any twelve-month period and (2) no more than two Extension Requests may be made after the Closing Date.

(b)         Lender Elections to Extend.  Each Lender, in its sole discretion, shall advise the Administrative Agent whether or not such Lender agrees to such extension.  If a Lender agrees to such extension (an “Extending Lender”), it shall notify the Administrative Agent, in writing, of its decision to do so not more than 30 days after the date of such Extension Request.  A Lender that determines not to so extend its Commitment shall so notify the Administrative Agent promptly after making such determination and is herein called a “Non-Extending Lender”.  If a Lender does not give timely notice to the Administrative Agent of whether or not such Lender agrees to such extension, it shall be deemed to be a Non-Extending Lender; provided that any Non-Extending Lender may, with the consent of the Company, the Swingline Lender, each

L/C Issuer and the Administrative Agent (such consent of the Administrative Agent not to be unreasonably withheld, conditioned or delayed), subsequently become an Extending Lender by notice to the Administrative Agent and the Company.

(c)          Notification by Administrative Agent.  The Administrative Agent shall notify the Company promptly of each Lender’s determination.

(d)         Additional Commitment Lenders.  If (and only if) the total of the Commitments of the Lenders that have agreed so to extend their Maturity Date shall be more than 50% of the aggregate amount of the Commitments in effect immediately prior to the date of the Extension Request, the Company shall have the right within 45 days of the date of such Extension Request, at its own expense, to require any Non-Extending Lender to transfer and assign without recourse (in accordance with and subject to the restrictions contained in Section 11.06) all its interests, rights and obligations under this Agreement to one or more banks or other financial institutions identified to the Non-Extending Lender, which may include any Lender (each an “Additional Lender”); provided that (x) such Additional Lender shall be subject to the approval of the Swingline Lender, each L/C Issuer and, if such Additional Lender is not already a Lender hereunder, the Administrative Agent (such approval not to be unreasonably withheld); (y) such assignment shall become effective as of the date of the extension of the Maturity Date of the Extending Lenders as provided in Section 2.17(e); and (z) the Additional Lender shall pay to such Non-Extending Lender in immediately available funds on the effective date of such assignment the principal of, and interest accrued to the date of payment on, the Loans made by it hereunder and all other amounts accrued for its account or owed to it hereunder.

(e)          Minimum Extension Requirement.  If (and only if) the total of the Commitments of the Lenders that have agreed so to extend their Maturity Date shall be more than 50% of the aggregate amount of the Commitments in effect immediately prior to the date of the Extension Request, then, upon the Company’s election and prompt notification to the Administrative Agent, effective as of such date, the Maturity Date of each Extending Lender and of each Additional Lender shall be extended to the date falling one year after the Existing Maturity Date (except that, if such date is not a Business Day, such Maturity Date as so extended shall be the immediately preceding Business Day) and each Additional Lender shall thereupon become a “Lender” for all purposes of this Agreement.  In the event of any such extension, the Commitment of each Non-Extending Lender that has not been replaced as provided in Section 2.17(d) shall terminate on the Maturity Date in effect prior to any such extension and the outstanding principal balance of all Loans and other amounts payable hereunder to such Non-Extending Lender shall become due and payable on such Maturity Date and the total Commitments of the Lenders hereunder shall be reduced by the Commitments of the Non-Extending Lenders so terminated on such Maturity Date.

(f)                                   Conditions to Effectiveness of Extensions.  Notwithstanding the foregoing, the extension of the Maturity Date pursuant to this Section shall not be effective with respect to any Lender unless (i) no Default or Event of Default has occurred and is continuing on the date of such extension and after giving effect thereto; and (ii) the representations and warranties of the Company contained in Article VI and the other Loan Documents are true and correct in all material respects (except to the extent such representations and warranties are qualified by materiality in which case such representations and warranties shall be true in all respects) on and as of the date of the date of such extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, and except that for purposes of this Section 2.17(f), the representations and warranties contained in subsections (a) and (b) of Section 6.03 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 7.01.  As a condition precedent to each such extension, the Company shall deliver to the Administrative Agent a certificate dated as of the date of such extension and signed by a Responsible Officer of the Company certifying as to compliance with this Section 2.17(f).

(g)                                  Effect of Maturity Date Extensions.  If the Maturity Date in respect of any tranche of Commitments occurs prior to the expiration of any Letter of Credit, then (i) if one or more other tranches of Commitments in respect of which the Maturity Date shall not have occurred are then in effect, (x) outstanding Loans shall be repaid pursuant to Section 2.05 on such Maturity Date in an amount sufficient to permit the reallocation of the L/C Obligations relating to the outstanding Letters of Credit contemplated by clause (y) below and (y) such Letters of Credit shall automatically be deemed to have been issued (including for purposes of the obligations of the Lenders to purchase participations therein and to make Loans and payments in respect thereof pursuant to Section 2.03(b) under (and ratably participated in by Lenders pursuant to) the Commitments in respect of such non-terminating tranches up to an aggregate amount not to exceed the aggregate principal amount of the unutilized Commitments thereunder at such time (it being understood that (A) the participations therein of Lenders under the maturing tranche shall be correspondingly released and (B) no partial face amount of any Letter of Credit may be so reallocated) and (ii) to the extent not reallocated pursuant to the immediately preceding clause (i), but without limiting the obligations with respect thereto, the Borrowers shall 100% cash collateralize, back-stop with a satisfactory letter of credit issued by a financial institution satisfactory to the applicable L/C Issuer and the Administrative Agent or otherwise collateralize to the satisfaction of such L/C Issuer and the Administrative Agent the then undrawn and unexpired amount of any such Letter of Credit (without limiting the Borrowers’ obligations in respect of payments made by an L/C Issuer pursuant to a Letter of Credit).  If, for any reason, such cash collateral, backstop or other collateral is not provided or the reallocation does not occur, the Lenders under the maturing tranche shall continue to be responsible for their participating interests in the Letters of Credit; provided that, notwithstanding anything to the contrary contained herein, upon any subsequent repayment of the Loans, the reallocation set forth in clause (i) shall automatically occur, and the Lenders under the matured tranche shall be correspondingly released, to the extent of such repayment (it being understood that no partial face amount of any Letter of Credit may be so reallocated).  Except to the extent of reallocations of participations pursuant to clause (i) of the second preceding sentence, the occurrence of a Maturity Date with respect to a given tranche of Commitments shall have no effect upon (and shall not diminish) the percentage participations of the Lenders in any Letter of Credit issued before such Maturity Date.  Commencing with the Maturity Date of any tranche of Commitments, the sublimit for Letters of Credit under any tranche of Commitments that has not so then matured shall be as agreed with the Lenders under such extended tranche; provided that in no event shall such sublimit be less than the sum of (x) the L/C Obligations of the Lenders under such extended tranche immediately prior to such Maturity Date and (y) the face amount of the Letters of Credit reallocated to such extended tranche pursuant to clause (i) above (assuming Loans are repaid in accordance with clause (i)(x)).

ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY

3.01                        Taxes.

(a)                                 Payments Free of Taxes.  Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Taxes, except as required by applicable law.  If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that, after making all required deductions (including deductions applicable to additional sums payable under this Section 3.01), the amounts received with respect to this Agreement or any other Loan Document equal the sum which would have been received had no such deduction or withholding been made.

(b)                                 Payment of Other Taxes by the Borrowers.  Without limiting the provisions of subsection (a) above, the Loan Parties shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for Other Taxes paid or payable by it.

(c)                                  Indemnification by the Borrowers.  Each Loan Party shall jointly and severally indemnify each Credit Party, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) paid or payable by such Credit Party or required to be withheld or deducted from a payment to such Credit Party, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to a Borrower by a Lender or an L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or an L/C Issuer, shall be conclusive absent manifest error.

(d)                                 Evidence of Payments.  As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 3.01, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)                                  Status of Lenders.  (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments hereunder or under any other Loan Document shall deliver to the Company (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Company or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if requested by the Company or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Company or the Administrative Agent as will enable the Company or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything contrary to the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 3.01(e)(ii)(A), (ii)(B), and (iv) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.  Each Lender and the Administrative Agent agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Company and the Administrative Agent (if applicable) in writing of (i) its legal inability to do so or (ii) its determination that it is no longer in a position to provide any previously delivered certificate or form.

(ii) Without limiting the generality of the foregoing, in the event that a Borrower is a U.S. Person,

(A) any Lender that is a U.S. Person shall, to the extent legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be reasonably requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed originals of Internal Revenue Service (“IRS”) Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Lender that is not a U.S. Person shall, to the extent it is legally entitled to do so, deliver to Company and the Administrative Agent (in such number of copies as shall be reasonably requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Company or the Administrative Agent), whichever of the following is applicable:

(1)                                 in the case of a Lender claiming the benefits of an income tax treaty to which the United States is a party, properly completed and duly executed copies of IRS Form W-8BEN or W-8BEN-E (or any subsequent versions thereof or successors thereto) establishing an exemption from, or reduction of, U.S. federal withholding Tax (x) pursuant to the “interest” article of such tax treaty with respect to payments of interest under any Loan Document, and (y) pursuant to the “business profits” or “other income” article of such tax treaty with respect to any other applicable payments under any Loan Document,

(2)                                 properly completed and duly executed copies of IRS Form W-8ECI (or any subsequent versions thereof or successors thereto) claiming an exemption for effectively connected income,

(3)                                 in the case of a Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Internal Revenue Code, (x) a certificate to the effect that such Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Internal Revenue Code, (B) a “10 percent shareholder” of the applicable Borrower within the meaning of section 881(c)(3)(B) of the Internal Revenue Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) duly completed copies of IRS Form W-8BEN or W-8BEN-E (or any subsequent versions thereof or successors thereto), or

(4)                                 to the extent a Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, W-8BEN, W-8BEN-E, or W-9, a U.S. Tax Compliance Certificate and/or other certification documents, as applicable, from each beneficial owner; provided that if the Lender is a partnership and one or more direct or indirect partners of such Lender are claiming the portfolio interest exemption, such Lender may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner.

(iii)                               Any Lender that is not a U.S. Person shall, to the extent it is legally entitled to do so, deliver to Company and the Administrative Agent (in such number of copies as shall be reasonably requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Company or the Administrative Agent) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax properly completed and duly executed together with such supplementary documentation as may be prescribed by applicable law to permit the Company or the Administrative Agent to determine the withholding or deduction required to be made.

(iv)                              If a payment made to a Lender under this Agreement or any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Company and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Company and the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Company and the Administrative Agent, as may be necessary for each of the Company and the Administrative Agent, to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment.  Solely for purposes of this Section 3.01(e)(iv), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(f)                                   Treatment of Certain Refunds.  If the Administrative Agent, any Lender or any L/C Issuer determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by any Borrower or with respect to which any Borrower has paid additional amounts pursuant to this Section 3.01, it shall pay to such Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of the

Administrative Agent, such Lender or such L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that each Borrower, upon the request of the Administrative Agent, such Lender or such L/C Issuer, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or such L/C Issuer in the event the Administrative Agent, such Lender or such L/C Issuer is required to repay such refund to such Governmental Authority.  This subsection shall not be construed to require the Administrative Agent, any Lender or any L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Borrower or any other Person.

(g)                                  For purposes of determining withholding Taxes imposed under FATCA, from and after the Closing Date, the Borrower and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) this Agreement as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

(h)                                 Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under the Loan Documents.

3.02                        Illegality.

If any Lender determines that as a result of any Change in Law it becomes unlawful, or any Governmental Authority asserts that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurocurrency Rate (whether denominated in Dollars or an Alternative Currency), or to determine or charge interest rates based upon the Eurocurrency Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars or any Alternative Currency in the applicable interbank market, then, on notice thereof by such Lender to the Company through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurocurrency Rate Loans in the affected currency or currencies or, in the case of Eurocurrency Rate Loans in Dollars, to convert Base Rate Committed Loans to Eurocurrency Rate Loans, shall be suspended and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurocurrency Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Company that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, (x) the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable and such Loans are denominated in Dollars, convert all such Eurocurrency Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or immediately, if such

Lender may not lawfully continue to maintain such Eurocurrency Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurocurrency Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurocurrency Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurocurrency Rate.  Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted.

3.03                        Inability to Determine Rates.

If the Required Lenders determine that for any reason in connection with any request for a Eurocurrency Rate Loan or a conversion to or continuation thereof that (a) adequate and reasonable means do not exist for determining the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan (whether denominated in Dollars or an Alternative Currency) or in connection with an existing or proposed Base Rate Loan or (b) the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Eurocurrency Rate Loan, the Administrative Agent will promptly so notify the Company and each Lender.  Thereafter, (x) the obligation of the Lenders to make or maintain Eurocurrency Rate Loans in the affected currency or currencies shall be suspended, and (y) in the event of a determination described in the preceding sentence with respect to the Eurocurrency Rate component of the Base Rate, the utilization of the Eurocurrency Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice.  Upon receipt of such notice, the Company may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans in the affected currency or currencies or, failing that, will be deemed to have converted such request into a request for a Committed Borrowing of Base Rate Loans in the amount specified therein.

3.04                        Increased Costs.

(a)                                 Increased Costs Generally.  If any Change in Law shall:

(1)                                 impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e), other than as set forth below) or any L/C Issuer;

(2)                                 subject any Lender or any L/C Issuer to any Taxes (other than (A) Indemnified Taxes and (B) Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other Obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(3)                                 impose on any Lender or any L/C Issuer any other condition, cost or expense affecting this Agreement or Eurocurrency Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender, by an amount which such Lender deems to be material in its sole discretion, of making or maintaining any Loan the interest on which is determined by reference to the Eurocurrency Rate (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or such L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or such L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or such L/C Issuer, the Company will pay (or cause the applicable Designated Borrower to pay) to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b)                                 Capital Requirements.  If any Lender or any L/C Issuer determines that any Change in Law affecting such Lender or such L/C Issuer or any Lending Office of such Lender or such Lender’s or such L/C Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such L/C Issuer’s capital or on the capital of such Lender’s or such L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such L/C Issuer, to a level below that which such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such L/C Issuer’s policies and the policies of such Lender’s or such L/C Issuer’s holding company with respect to capital adequacy or liquidity), by an amount deemed by such Lender to be material in its sole discretion then from time to time the Company will pay (or cause the applicable Designated Borrower to pay) to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company for any such reduction suffered.

(c)                                  Certificates for Reimbursement.  A certificate of a Lender or an L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or such L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section, showing the calculation thereof, in reasonable detail, and delivered to the Company shall be conclusive absent manifest error.  The Company shall pay (or cause the applicable Designated Borrower to pay) such Lender or such L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)                                 Delay in Requests.  Failure or delay on the part of any Lender or any L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or such L/C Issuer’s right to demand such compensation, provided that no Borrower shall be required to compensate a Lender or an L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than 120 days prior to the date that such Lender or such L/C Issuer, as the case may be, notifies the

Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 120-day period referred to above shall be extended to include the period of retroactive effect thereof).

(e)           Additional Reserve Requirements.  The Company shall pay (or cause the applicable Designated Borrower to pay) to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurocurrency Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Eurocurrency Rate Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which in each case shall be due and payable on each date on which interest is payable on such Loan, provided the Company shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest or costs from such Lender.  If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest or costs shall be due and payable 10 days from receipt of such notice.

3.05        Compensation for Losses.

Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Company shall promptly compensate (or cause the applicable Designated Borrower to compensate) such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)           any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)           any failure by any Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Company or the applicable Designated Borrower; or

(c)           any assignment of a Eurocurrency Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Company pursuant to Section 11.13;

including any loss of any foreign exchange losses and any loss or expense (but excluding loss of margin) arising from the liquidation or reemployment of funds obtained by it to maintain such

Loan, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract.

For purposes of calculating amounts payable by the Company (or the applicable Designated Borrower) to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurocurrency Rate Loan made by it at the Eurocurrency Rate for such Loan by a matching deposit or other borrowing in the offshore interbank market for such currency for a comparable amount and for a comparable period, whether or not such Eurocurrency Rate Loan was in fact so funded.

3.06        Mitigation Obligations; Replacement of Lenders.

(a)           Designation of a Different Lending Office.  If any Lender requests compensation under Section 3.04, or any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Company hereby agrees to pay (or to cause the applicable Designated Borrower to pay) all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)           Replacement of Lenders.  If any Lender requests compensation under Section 3.04, if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives notice pursuant to Section 3.02, the Company may replace such Lender in accordance with Section 11.13.

3.07        Survival.

All of the Borrowers’ obligations under Sections 3.01, 3.02, 3.04 and 3.05 shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE IV
GUARANTY

4.01        The Guaranty.

(a)           Each of the Subsidiary Guarantors hereby jointly and severally guarantees to each Lender and the Administrative Agent as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof.  The Subsidiary Guarantors hereby further agree that if any of the Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise), the Subsidiary Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) in accordance with the terms of such extension or renewal.

(b)           The Company hereby guarantees to each Lender and the Administrative Agent as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Designated Borrower Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof.  The Company hereby further agrees that if any of the Designated Borrower Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise), the Company will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Designated Borrower Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) in accordance with the terms of such extension or renewal.

(c)           Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents, the obligations of each Guarantor under this Agreement and the other Loan Documents shall be limited to an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under the Debtor Relief Laws or any comparable provisions of any applicable state law.

4.02        Obligations Unconditional.

(a)           The obligations of the Subsidiary Guarantors under Section 4.01(a) are joint and several, irrevocable, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents or any other agreement or instrument referred to therein, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 4.02(a) that the obligations of the Subsidiary Guarantors hereunder shall be absolute and unconditional under any and all circumstances.  Each Subsidiary Guarantor agrees that such Subsidiary Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against the Company or any other Subsidiary Guarantor for amounts paid under this Article IV until such time as the Obligations have been Fully Satisfied.

(b)           The obligations of the Company under Section 4.01(b) are irrevocable, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents or any other agreement or instrument referred to therein, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Designated Borrower Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 4.02(b) that the obligations of the Company hereunder shall be absolute and unconditional under any and all circumstances.  The Company agrees that  it shall have no right of subrogation, indemnity, reimbursement or contribution against the any Designated Borrower for amounts paid under this Article IV until such time as the Designated Borrower Obligations have been Fully Satisfied.

(c)           Without limiting the generality of the foregoing subsections (a) and (b), it is agreed that, to the fullest extent permitted by law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder which shall remain absolute and unconditional as described above:

(1)           at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;

(2)           any of the acts mentioned in any of the provisions of any of the Loan Documents  or any other agreement or instrument referred to in the Loan Documents shall be done or omitted;

(3)           the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Loan Documents or any other agreement or instrument referred to in the Loan Documents shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with; or

(4)           any of the Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of any Guarantor).

With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent or any Lender exhaust any right, power or remedy or proceed against any Person under any of the Loan Documents or any other agreement or instrument referred to in the Loan Documents or against any other Person under any other guarantee of, or security for, any of the Obligations.

4.03        Reinstatement.

(a)           The obligations of the Subsidiary Guarantors under this Article IV shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Subsidiary Guarantor agrees that it will indemnify the Administrative Agent and each Lender on demand for all reasonable costs and expenses (including, without limitation, fees and expenses of counsel) incurred by the Administrative Agent or such Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

(b)           The obligations of the Company under this Article IV shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Designated Borrower Obligations is rescinded or must be otherwise restored by any holder of any of the Designated Borrower Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and the Company agrees that it will indemnify the Administrative Agent and each Lender on demand for all reasonable costs and expenses (including, without limitation, fees and expenses of counsel) incurred by the Administrative Agent or such Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

4.04        Certain Additional Waivers.

Each Guarantor agrees that such Guarantor shall have no right of recourse to security for the Obligations, except through the exercise of rights of subrogation pursuant to Section 4.02 and through the exercise of rights of contribution pursuant to Section 4.06.

4.05        Remedies.

(a)           The Subsidiary Guarantors agree that, to the fullest extent permitted by law, as between the Subsidiary Guarantors, on the one hand, and the Administrative Agent and the Lenders, on the other hand, the Obligations may be declared to be forthwith due and payable as provided in Section 9.02 (and shall be deemed to have become automatically due and payable in the circumstances provided in said Section 9.02) for purposes of Section 4.01(a) notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Subsidiary Guarantors for purposes of Section 4.01(a).

(b)           The Company agrees that, to the fullest extent permitted by law, as between the Company, on the one hand, and the Administrative Agent and the Lenders, on the other hand, the Designated Borrower Obligations may be declared to be forthwith due and payable as provided in Section 9.02 (and shall be deemed to have become automatically due and payable in the circumstances provided in said Section 9.02) for purposes of Section 4.01(b) notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Designated Borrower Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Designated Borrower Obligations being deemed to have become automatically due and payable), the Designated Borrower Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Company for purposes of Section 4.01(b).

4.06        Rights of Contribution.

The Subsidiary Guarantors hereby agree as among themselves that, in connection with payments made hereunder, each Subsidiary Guarantor shall have a right of contribution from each other Subsidiary Guarantor in accordance with applicable Law.  Such contribution rights shall be subordinate and subject in right of payment to the Obligations until such time as the Obligations have been Fully Satisfied, and none of the Subsidiary Guarantors shall exercise any such contribution rights until the Obligations have been Fully Satisfied.

4.07        Guarantee of Payment; Continuing Guarantee.

(a)           The guarantee given by the Subsidiary Guarantors in this Article IV is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to all Obligations whenever arising.

(b)           The guarantee given by the Company in this Article IV is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to all Designated Borrower Obligations whenever arising.

ARTICLE V
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

5.01        Conditions of Initial Credit Extension.  The obligation of each L/C Issuer and each Lender to make its initial Credit Extension hereunder and the effectiveness of the Commitments hereunder is subject to satisfaction of the following conditions precedent on the Closing Date:

(a)           Receipt by the Administrative Agent of the following:

(1)           executed counterparts of this Agreement and the other Loan Documents, each properly executed by a Responsible Officer of the signing Loan Party and, in the case of this Agreement, by each Lender;

(2)           copies of the Organizational Documents of each Loan Party certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation or organization, where applicable, and certified by a secretary or assistant secretary of such Loan Party to be true and correct as of the Closing Date;

(3)           such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;

(4)           such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that the Company and each Subsidiary Guarantor is validly existing, in good standing and qualified to engage in business in its jurisdiction of formation;

(5)           a favorable opinion of (i) Pillsbury Winthrop Shaw Pittman LLP, special counsel to the Loan Parties, (ii) Robertsons Solicitors, special Hong Kong counsel to the Loan Parties and (iii) Edward C. Wetmore, general counsel for the Company, each addressed to the Administrative Agent and each Lender party to this Agreement on the Closing Date;

(6)           a certificate signed by a Responsible Officer of the Company certifying (A) that the conditions specified in Sections 5.02(a) and (b) have been satisfied; and (B) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect; and

(7)           evidence that the Existing Credit Agreement has been or concurrently with the Closing Date is being terminated, all loans thereunder shall have been repaid and all Liens securing obligations under the Existing Credit Agreement have been or concurrently with the Closing Date are being released; and

(b)           Any fees required to be paid on or before the Closing Date shall have been paid.

(c)           Unless waived by the Administrative Agent, the Company shall have paid all reasonable fees, charges and disbursements of counsel to the Administrative Agent to the extent invoiced prior to or on the Closing Date.

5.02        Conditions to all Credit Extensions.

The obligation of each Lender and each L/C Issuer to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Committed Loans to the other Type, or a continuation of Eurocurrency Rate Loans) is subject to the following conditions precedent:

(a)           The representations and warranties of the Company and each other Loan Party contained in Article VI or any other Loan Document or which are contained in any document furnished at any time under or in connection herewith or therewith (except, other than on the Closing Date, the representations set forth in Sections 6.04 and 6.06), shall be true and correct in all material respects (except to the extent such representations and warranties are qualified by materiality in which case such representations and warranties shall be true in all respects) on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date.

(b)           No Default or Event of Default has occurred and is continuing, or would result from such proposed Credit Extension or the application of the proceeds thereof.

(c)           The Administrative Agent and, if applicable, the applicable L/C Issuer or the Swingline Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

(d)           If the applicable Borrower is a Designated Borrower, then the conditions of Section 2.14 to the designation of such Borrower as a Designated Borrower shall have been met to the satisfaction of the Administrative Agent.

(e)           In the case of a Credit Extension to be denominated in an Alternative Currency, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which in the reasonable opinion of the Administrative Agent (in the case of any Loans to be denominated in an Alternative Currency) or the applicable L/C Issuer (in the case of any Letter of Credit to be denominated in an Alternative Currency) would make it impracticable for such Credit Extension to be denominated in the relevant Alternative Currency.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Committed Loans to the other Type or a continuation of Eurocurrency Rate Loans) submitted by any Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 5.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES

In order to induce the Lenders to enter into this Agreement and to make the Loans, to induce the L/C Issuers to issue Letters of Credit and to induce other Lenders to purchase participations therein, the Borrowers represent and warrant to each Lender, on the date of this Agreement, on each date of any Credit Extension, that the following statements are true, correct and complete:

6.01        Existence, Qualification and Power.

(a)           Each Loan Party (i) is a corporation, partnership, trust or limited liability company duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and (ii) has all requisite power and authority to own and operate its properties and to carry on its business as now conducted and as proposed to be conducted.  Each Loan Party has all requisite power and authority to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby.

(b)           Each Loan Party is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except to the extent that the failure to be so qualified or in good standing has not had and will not have a Material Adverse Effect.

(c)           All of the Subsidiaries of the Company as of the Closing Date and their jurisdictions of organization are identified in Schedule 6.01(c) annexed hereto.  The Equity Interests of each of the Subsidiaries of the Company identified in Schedule 6.01(c) annexed hereto is duly authorized, validly issued, fully paid and nonassessable and none of the capital stock constitutes Margin Stock.  Schedule 6.01(c) annexed hereto correctly sets forth, as of the Closing Date, the ownership interest of the Company and each of its Subsidiaries in each of the

Subsidiaries of the Company identified therein.  To the best knowledge of the Company, each Material Subsidiary as of the Closing Date has been so designated on said Schedule 6.01(c).

6.02        Authorization; No Contravention.

(a)           The execution, delivery and performance of the Loan Documents have been duly authorized by all necessary corporate action on the part of each Loan Party that is a party thereto.

(b)           The execution, delivery and performance by Loan Parties of the Loan Documents to which they are parties and the consummation of the transactions contemplated by the Loan Documents do not and will not (i) violate any provision of any material law or any material governmental rule or regulation applicable to the Company or any of its Material Subsidiaries or any other Loan Party, the Organizational Documents of the Company or any of its Subsidiaries, or any material order, judgment or decree of any court or other agency of government binding on the Company or any of its Material Subsidiaries or any other Loan Party, (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of the Company or any of its Material Subsidiaries or any other Loan Party, or (iii) result in or require the creation or imposition of any Lien under any such Contractual Obligation upon any of the properties or assets of the Company or any of its Subsidiaries.

(c)           The execution, delivery and performance by the Loan Parties of the Loan Documents to which they are parties and the consummation of the transactions contemplated by the Loan Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any federal, state or other governmental authority or regulatory body except any thereof that have been obtained and are in full force and effect.

(d)           Each of the Loan Documents has been duly executed and delivered by each Loan Party that is a party thereto and is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

6.03        Financial Statements.

The Audited Financial Statements (i) were prepared in conformity with GAAP, except as otherwise noted therein and (ii) fairly present, in all material respects, the financial position (on a consolidated basis) of the entities described in such financial statements as at the respective dates thereof and the results of operations and cash flows (on a consolidated basis) of the entities described therein for each of the periods then ended.

6.04        No Material Adverse Effect.

Since December 31, 2015, no event or change has occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect.

6.05        Ownership of Property; Liens.

The Company and each of its Subsidiaries have good title to, or leasehold interests in, all properties that are necessary for the conduct of their respective businesses as now conducted and as proposed to be conducted, free and clear of all Liens (other than Permitted Liens), except where the failure to have such good title or leasehold interests could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.06        Litigation.

Except as set forth in Schedule 6.06 annexed hereto, there are no actions, suits, proceedings, arbitrations or governmental investigations (whether or not purportedly on behalf of the Company or any of its Subsidiaries) at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign (including any Environmental Claims) that are pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries that, individually or in the aggregate (taking into consideration, among other things, the ability of the Company and its Subsidiaries to obtain indemnification in respect thereof from Persons that are willing and able to honor any existing indemnification obligations with respect thereto), could reasonably be expected to result in a Material Adverse Effect.

6.07        Taxes.

Each of the Company, each of its Subsidiaries and each other corporation (each a “Consolidated Corporation”) with whom the Company or any of its Subsidiaries joins in the filing of a consolidated return has filed all Federal income tax returns and other material tax returns and reports, domestic and foreign, required to be filed by it, and has paid all material taxes, assessments, fees and other governmental charges levied or imposed upon it or its respective properties, income or assets to the extent the same have become due and payable, except those which are not yet delinquent or which are being contested in good faith.  Each of the Company, each of its Subsidiaries and each Consolidated Corporation has paid, or has provided adequate reserves (in the good faith judgment of the management of the Company) in accordance with GAAP (or, in the case of a Foreign Subsidiary, appropriate reserves under generally accepted accounting principles in the applicable jurisdiction), for the payment of, all such material taxes, assessments, fees and charges relating to all prior taxable years and the current taxable year of the Company, each of its Subsidiaries and each Consolidated Corporation.  To the best knowledge of the Company, there is no proposed tax assessment against the Company, any of its Subsidiaries or any Consolidated Corporation that could reasonably be expected to have a Material Adverse Effect.

6.08        Government Regulation.

Neither the making of any extension of credit hereunder, nor the use of any of the proceeds thereof, will violate the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.  None of the Company, any Person Controlling the Company, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

6.09        Employee Benefit Plans.

(a)           The Company and each of its Subsidiaries is in compliance with all applicable provisions of ERISA, the Internal Revenue Code and other applicable federal, state or foreign law with respect to each Plan, and has performed all of its obligations under each Plan, except to the extent that failure to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.  The Company, each of its Subsidiaries and each ERISA Affiliate has made all required contributions to any Plan subject to Section 412 or Section 430 of the Internal Revenue Code, except to the extent that a failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)           There are no pending or, to the best knowledge of the Company, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Pension Plan which, individually or in the aggregate, have resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)           (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan is in “at risk status” as defined in Section 430(i)(4) of the Internal Revenue Code, except to the extent such status could not reasonably be expected to have a Material Adverse Effect if such Pension Plan or Pension Plans were then terminated, unless such Pension Plan is not reasonably likely to be terminated; and (iii) neither the Company nor any of its Subsidiaries nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

6.10        Environmental Protection.

The Company and each of its Subsidiaries is in compliance with all applicable Environmental Laws in respect of the conduct of its business and the ownership of its property, except such noncompliance as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Without limiting the effect of the preceding sentence:

(a)           neither the Company nor any of its Subsidiaries has received a complaint, order, citation, notice or other written communication with respect to the existence or alleged existence of a violation of, or liability arising under, any Environmental Law, the outcome of which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; and

(b)           to the best of the Company’s knowledge, there are no environmental, health or safety conditions, in each case relating to exposure to, or release or threatened release of, Hazardous Materials existing or reasonably expected to exist at any real property owned, operated or leased by the Company or any of its Subsidiaries, including off-site waste treatment or disposal facilities used by the Company or its Subsidiaries, which could reasonably be expected to require any construction or other capital costs or clean-up obligations to be incurred prior to the Maturity Date in order to assure compliance with any applicable Environmental Law, including provisions regarding clean-up, to the extent that any of such conditions, construction or other capital costs or clean-up obligations, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

6.11        Disclosure.

All factual information (taken as a whole) furnished by or on behalf of the Company or any of its Subsidiaries to the Administrative Agent or any Lender in writing on or before the Closing Date (including any such information contained in the Confidential Information Memorandum or in any Loan Document or any other document, certificate or written statement furnished to the Lenders by or on behalf of the Company or any of its Subsidiaries) for use in connection with the transactions contemplated by this Agreement is true and correct in all material respects and does not omit to state a material fact necessary in order to make the statements contained herein and therein, taken as a whole, not misleading at such time in light of the circumstances in which the same were made, it being understood that, for purposes of this Section 6.11, such factual information does not include projections and pro forma financial information.  Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by the Company to be reasonable at the time made, it being recognized by the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results.

6.12        Representations as to Foreign Obligors.

The Company and each Foreign Obligor represents and warrants to the Administrative Agent and the Lenders that:

(a)           Such Foreign Obligor is subject to civil and commercial Laws with respect to its obligations under this Agreement and the other Loan Documents to which it is a party (collectively as to such Foreign Obligor, the “Applicable Foreign Obligor Documents”), and the execution, delivery and performance by such Foreign Obligor of the Applicable Foreign Obligor Documents constitute and will constitute private and commercial acts and not public or governmental acts.  Neither such Foreign Obligor nor any of its property has any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of the jurisdiction in which such Foreign Obligor is organized and existing in respect of its obligations under the Applicable Foreign Obligor Documents.

(b)           The Applicable Foreign Obligor Documents are in proper legal form under the Laws of the jurisdiction in which such Foreign Obligor is organized and existing for the enforcement thereof against such Foreign Obligor under the Laws of such jurisdiction, and to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Foreign Obligor Documents.  It is not necessary to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Foreign Obligor Documents that the Applicable Foreign Obligor Documents be filed, registered or recorded with, or executed or notarized before, any court or other authority in the jurisdiction in which such Foreign Obligor is organized and existing or that any registration charge or stamp or similar tax be paid on or in respect of the Applicable Foreign Obligor Documents or any other document, except for (i) any such filing, registration, recording, execution or notarization as has been made or is not required to be made until the Applicable Foreign Obligor Document or any other document is sought to be enforced and (ii) any charge or tax as has been timely paid.

(c)           There is no tax, levy, impost, duty, fee, assessment or other governmental charge, or any deduction or withholding, imposed by any Governmental Authority in or of the jurisdiction in which such Foreign Obligor is organized and existing either (i) on or by virtue of the execution or delivery of the Applicable Foreign Obligor Documents or (ii) on any payment to be made by such Foreign Obligor pursuant to the Applicable Foreign Obligor Documents, except as has been disclosed to the Administrative Agent.

(d)           The execution, delivery and performance of the Applicable Foreign Obligor Documents executed by such Foreign Obligor are, under applicable foreign exchange control regulations of the jurisdiction in which such Foreign Obligor is organized and existing, not subject to any notification or authorization except (i) such as have been made or obtained or (ii) such as cannot be made or obtained until a later date (provided that any notification or authorization described in clause (ii) shall be made or obtained as soon as is reasonably practicable).

6.13        Anti-Corruption Laws and Sanctions.

The Company has implemented, maintains in effect and enforces policies and procedures designed to ensure compliance by the Company, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Company, its Subsidiaries and their respective officers and directors and to the knowledge of the Company its employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in the Company being designated as a Sanctioned Person.  None of (a) the Company, any Subsidiary or any of their respective directors, officers or employees, or (b) to the knowledge of the Company, any agent of the Company or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.  No Borrowing or Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will, to the best knowledge of the Company, violate any Anti-Corruption Law or applicable Sanctions in any material respect.

6.14        EEA Financial Institutions. No Loan Party is an EEA Financial Institution.

ARTICLE VII
AFFIRMATIVE COVENANTS

The Company covenants and agrees that, so long as any of the Commitments hereunder shall remain in effect and until payment in full of all of the Loans and other Obligations and the cancellation or expiration of all Letters of Credit, unless Required Lenders shall otherwise give prior written consent, the Company shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Article VII.

7.01        Financial Statements and Other Reports.

The Company will deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a)           (i) no later than the date on which such financial statements are filed with the SEC but in any event no later than 45 days after the end of each of the first three fiscal quarters of each fiscal year, the consolidated balance sheet of the Company and its Subsidiaries as at the end of the first three fiscal quarters of each fiscal year and the related consolidated statements of income, stockholders’ equity and cash flows of the Company and its Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, and (ii) promptly when available but in any event no later than 45 days after the end of each of the first three fiscal quarters of each fiscal year, the consolidated balance sheet of the Company and its Subsidiaries as at the end of each fiscal quarter and the related consolidated statements of income, stockholders’ equity and cash flows of the Company and its Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, setting forth in each case (under both clauses (i) and (ii) above) in comparative form the corresponding figures for the corresponding periods of the previous fiscal year, all in reasonable detail and certified (in the case of both clauses (i) and (ii) above) by the chief financial officer of the Company that they fairly present, in all material respects, the financial condition of the Company, its Subsidiaries or the Company and its Subsidiaries, as the case may be, as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments;

(b)           (i) no later than the date on which such financial statements are filed with the SEC and in any event no later than 90 days after the end of each fiscal year, the audited consolidated balance sheet of the Company and its Subsidiaries as at the end of each fiscal year and the related consolidated statements of income, stockholders’ equity and cash flows of the Company and its Subsidiaries for such fiscal year, (ii) promptly when available but in any event no later than 90 days after the end of each fiscal year, the audited consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal year and the related consolidated statements of income, stockholders’ equity and cash flows of the Company and its Subsidiaries for such fiscal year, setting forth in each case (under both clauses (i) and (ii) above) in comparative form the corresponding figures for the previous fiscal year, all in reasonable detail and certified (in the case of both clauses (i) and (ii) above) by the chief financial officer of the Company that they fairly present, in all material respects, the financial condition of the Company and its Subsidiaries as at the end of such fiscal year and the results of their operations and their cash flows for such fiscal year and (iii) in the case of both clauses (i) and (ii) above, a report thereon of a firm of independent certified public accountants of recognized national standing selected by the Company, which report shall be unqualified as to the scope of audit or as to the going concern status of the Company, its Subsidiaries or the Company and its Subsidiaries, as the case may be (in either case, taken as a whole), and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial condition of the Company, its Subsidiaries or the Company and its Subsidiaries, as the case may be, as at the end of such fiscal year and the results of their operations and their cash flows for such fiscal year in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;

(c)           together with each delivery of financial statements of the Company and its Subsidiaries pursuant to subdivisions (a) and (b) above, a Compliance Certificate of the Company (i) stating that the applicable Responsible Officer does not have knowledge of the existence, as at the date of such Compliance Certificate, of any condition or event that constitutes a Default or Event of Default, or, if any such condition or event exists, specifying the nature and period of existence thereof and what action the Company has taken, is taking and proposes to take with respect thereto; (ii) demonstrating in reasonable detail compliance during and at the end of the applicable accounting periods with the covenants set forth in Section 8.06 and with any specific dollar amounts specified in respect of any restrictions contained in any other provisions of Article VIII (which delivery may, unless the Administrative Agent, or a Lender requests executed originals, be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes); and (iii) setting forth any change in the identity of any of the Subsidiaries of the Company since the Closing Date (or, if applicable, since the date of the most recent Compliance Certificate delivered to Lenders in accordance with this clause (c));

(d)           together with each delivery of consolidated financial statements of the Company and its Subsidiaries pursuant to Section 7.01(b) above, a written statement by the independent certified public accountants giving the report thereon stating whether, in connection with their audit examination, any condition or event that constitutes an Event of Default under Section 8.06 has come to their attention and, if such a condition or event has come to their attention, specifying the nature thereof, except to the extent that the delivery of such statement would be prohibited by professional auditing standards applicable to such matters;

(e)           promptly after the transmission thereof by the Company or any of its Subsidiaries to the SEC, copies of any filings on Form 10-K, 10-Q, or 8-K and any effective registration statements (and, upon the effectiveness thereof, any material amendments thereto) filed with the SEC (but not any exhibits to any such registration statement or amendment (except as provided below) or any registration statement on Form S-8), and copies of all financial statements, proxy statements, notices and reports that the Company or any of its Subsidiaries actually sends to the holders of any publicly-issued securities of the Company or any of its Subsidiaries in their capacity as such holders (in each case to the extent not theretofore delivered to Lenders pursuant to this Agreement and in each case including, to the extent requested by Administrative Agent, any schedules and exhibits thereto), in each case as so transmitted to the SEC;

(f)            promptly upon any Responsible Officer of the Company obtaining actual knowledge of any condition or event that constitutes a Default or an Event of Default, a written notice specifying the nature and period of existence of such condition or event, and what action the Company has taken, is taking and proposes to take with respect thereto;

(g)           promptly upon any Responsible Officer of the Company obtaining actual knowledge of (i) the institution of any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration against or affecting the Company or any of its Subsidiaries or any property of the Company or any of its Subsidiaries (collectively, “Proceedings”) not previously disclosed in writing by the Company to Lenders or any material development in any Proceeding that, in any such case, could reasonably be expected to give rise to a Material Adverse Effect, written notice thereof together with such other information as may be reasonably available to the Company to enable Lenders and their counsel to evaluate such matters;

(h)           promptly upon any Responsible Officer of the Company obtaining knowledge of the occurrence or forthcoming occurrence of any ERISA Event, a written notice specifying the nature thereof and what action the Company, any of its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto; promptly upon receipt thereof, copies of any notice received by the Company, any of its Subsidiaries or any of their respective ERISA Affiliates from the Internal Revenue Service, the Department of Labor or the PBGC or from a Multiemployer Plan sponsor concerning any ERISA Event; concurrently with the delivery of such notices to the PBGC, to the extent not otherwise delivered to Administrative Agent under this Agreement, copies of all notices delivered to the PBGC pursuant to Sections 3.3, 3.4 and 4.4 of the Settlement Agreement, effective as of May 14, 1997, between the Company and the PBGC; promptly upon execution thereof, copies of all amendments, modifications, waivers or supplements to the PBGC Agreements;

(i)            [Reserved];

(j)            promptly upon any Responsible Officer of the Company obtaining knowledge of any one or more of the following environmental matters the existence of which, either individually or when aggregated with all other such matters, would reasonably be expected to result in a Material Adverse Effect, a written notice specifying in reasonable detail the nature thereof:

(1)           any pending or threatened Environmental Claim against the Company or any of its Subsidiaries or any land, buildings and improvements owned or leased by the Company or any of its Subsidiaries (but excluding all operating fixtures and equipment, whether or not incorporated into improvements) (collectively, “Real Estate”);

(2)           any condition or occurrence that (x) results in noncompliance by the Company or any of its Subsidiaries with any applicable Environmental Law or (y) could reasonably be anticipated to form the basis of an Environmental Claim against the Company or any of its Subsidiaries or any Real Estate;

(3)           any condition or occurrence on any Real Estate that could reasonably be anticipated to cause such Real Estate to be subject to any restrictions on the ownership, occupancy, use or transferability of such Real Estate under any Environmental Law; or

(4)           the taking of any removal or remedial action in response to the actual or alleged presence of any Hazardous Material on any Real Estate;

(k)           promptly upon any Responsible Officer of the Company obtaining actual knowledge thereof, written notice of:

(1)           any announcement by Moody’s or S&P of any change in a Debt Rating;

(2)           any change in accounting policies or financial reporting practices by the Company or any Subsidiary that has a material impact on the consolidated financial statements of the Company and its Subsidiaries;

(3)           of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (A) breach or non-performance of, or any default under, a Contractual Obligation of the Company or any Subsidiary; or (B) any dispute, litigation, investigation, proceeding or suspension between the Company or any Subsidiary and any Governmental Authority; and

(l)            with reasonable promptness, such other information and data with respect to the Company or any of its Subsidiaries as from time to time may be reasonably requested by the Administrative Agent on its own behalf or on behalf of Required Lenders.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Company setting forth details of the occurrence referred to therein and stating what action the Company has taken and proposes to take with respect thereto.  Each notice pursuant to this Section shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

Documents required to be delivered pursuant to Section 7.01(a) or (b) or Section 7.01(e) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Company posts such documents, or provides a link thereto on the Company’s website on the Internet at the website address listed on Schedule 11.02; or (ii) on which such documents are posted on the Company’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (A) the Company shall deliver paper copies of such documents to the Administrative Agent or any Lender upon its request to the Company to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (B) the Company shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Company with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Each Borrower hereby acknowledges that (a) the Administrative Agent and/or J.P. Morgan Securities LLC will make available to the Lenders and the L/C Issuers materials and/or information provided by or on behalf of such Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to any Borrower or its securities) (each, a “Public Lender”).  Each Borrower hereby agrees that (w) all Borrower

Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC”, the Borrowers shall be deemed to have authorized the Administrative Agent, J.P. Morgan Securities LLC, the L/C Issuers and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrowers or their respective securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and (z) the Administrative Agent and J.P. Morgan Securities LLC shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor”.

7.02        Preservation of Existence, Etc.

Except as permitted under Section 8.07, the Company will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect (i) its legal existence (except, in the case of a Subsidiary of the Company only, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect) and (ii) all rights and franchises material to its business (except, in any case, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect).

7.03        Payment of Taxes and Claims; Tax Consolidation.

The Company will, and will cause each of its Subsidiaries to, pay all material taxes, assessments and other governmental charges imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any material penalty accrues thereon, and all lawful material claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have become or could reasonably be expected to become a material Lien upon any of the properties or assets of the Company or any of its Subsidiaries; provided that no such charge or claim need be paid if it is being contested in good faith and by proper proceedings, so long as it has maintained adequate reserves (in the good faith judgment of the Company or such Subsidiary) with respect thereto in accordance with GAAP.

7.04        Maintenance of Properties; Insurance.

(a)           (i) The Company will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in the business of the Company and its Subsidiaries (including all Intellectual Property) and (ii) from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof, in each case except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b)           The Company will, and will cause each of its Material Subsidiaries to, at all times maintain in full force and effect, with insurance companies which the Company believes (in the good faith judgment of the Company’s management) are financially sound and responsible at the time the relevant coverage is placed or renewed, insurance in at least such amounts and against at least such risks (and with such risk retentions) as are usually insured against in the same general area by companies engaged in the same or a similar business.  The Company shall furnish to Lenders, upon written request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried.

7.05        Inspection Rights.

The Company shall, and shall cause each of its Material Subsidiaries to, permit any authorized representatives designated by the Administrative Agent or Required Lenders to visit and inspect any of the properties of the Company or of any of its Material Subsidiaries, to inspect, copy and make abstracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants (provided that the Company may, if it so chooses, be present at or participate in any such discussion), all upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested.

7.06        Compliance with Laws.

The Company shall comply, and shall cause each of its Subsidiaries to comply, in all material respects, with the requirements of all applicable Laws, rules, regulations and orders (including all Environmental Laws) of any governmental authority having jurisdiction over it, except such as may be contested in good faith or as to which a bona fide dispute may exist and except to the extent that noncompliance therewith could not reasonably be expected to cause, individually or in the aggregate, a Material Adverse Effect.

7.07        Additional Subsidiary Guarantors.

In the event that any Person (other than a Restricted Acquisition Subsidiary) becomes a Domestic Subsidiary (other than an Excluded Domestic Subsidiary) that is a Material Subsidiary after the Closing Date, the Company will promptly notify the Administrative Agent of that fact and cause such Material Subsidiary to promptly thereafter (and in any event with 30 days) (a) execute and deliver to the Administrative Agent a Joinder Agreement and (b) deliver to the Administrative Agent documents of the types referred to in clauses (ii), (iii) and (iv) of Section 5.01(a) and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (a)), all in form, content and scope reasonably satisfactory to the Administrative Agent.

7.08        Transactions with Affiliates.

The Company shall, and shall cause each of its Subsidiaries to, conduct all transactions with any of its Affiliates (other than the Company or any of its Subsidiaries) upon terms that are substantially as favorable to Company or such Subsidiary as it would obtain in a comparable arm’s-length transaction with a Person not an Affiliate of the Company or such Subsidiary; provided that the foregoing restrictions shall not apply to (a) reasonable and customary fees paid to members of the board of directors of the Company and its Subsidiaries, (b) transactions otherwise expressly permitted hereunder between the Company or any of its Subsidiaries and any such Affiliate, and (c) transactions between the Company or any of its Subsidiaries and any special purpose entity established in connection with an Accounts Receivable Facility.

7.09        Conduct of Business.

From and after the Closing Date, the Company shall, and shall cause its Subsidiaries (taken as a whole) to, engage primarily in (i) the lines of business carried on by the Company and its Subsidiaries on the Closing Date and (ii) other businesses or activities that are reasonably similar thereto or that constitute a reasonable extension, development or expansion thereof or that are ancillary or reasonably related thereto.

7.10        Fiscal Year.

The Company shall maintain its fiscal year-end at December 31 of each year; provided that the Company may, upon prior written notice to the Administrative Agent, change such fiscal year-end.

7.11        Use of Proceeds.

The Borrowers shall use the proceeds of the Credit Extensions to refinance the indebtedness under the Existing Credit Agreement and for general corporate purposes not in contravention of any Law or of any Loan Document.

7.12        Anti-Corruption Laws and Sanctions

The Company will maintain in effect and enforce policies and procedures designed to ensure compliance by the Company, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

ARTICLE VIII
NEGATIVE COVENANTS

The Company covenants and agrees that, so long as any of the Commitments hereunder shall remain in effect and until payment in full of all of the Loans and other Obligations and the cancellation or expiration of all Letters of Credit, unless Required Lenders shall otherwise give prior written consent, the Company shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Article VIII.

8.01        Indebtedness.

The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

(a)           Each Loan Party may become and remain liable with respect to the Obligations;

(b)           the Company and its Subsidiaries may become and remain liable with respect to Indebtedness in respect of Capital Leases in an aggregate amount not to exceed at any time $50,000,000;

(c)           the Company and its Subsidiaries may become and remain liable with respect to (i) purchase money Indebtedness and (ii) non-recourse Indebtedness and obligations of the Company and its Subsidiaries in connection with any Accounts Receivable Facility, collectively in an aggregate outstanding principal amount not to exceed $100,000,000 at any time;

(d)           the Foreign Subsidiaries of the Borrower may become and remain liable with respect to Indebtedness (exclusive of Indebtedness owed to the Company or a Subsidiary of the Company) in an aggregate outstanding principal amount not to exceed $250,000,000 at any time; and

(e)           any other Indebtedness of the Company and its Subsidiaries, provided that, the incurrence of any such Indebtedness is not prohibited by Section 8.03.

8.02        Liens.

The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of the Company or any of its Subsidiaries, whether now owned or hereafter acquired, except:

(a)           Permitted Encumbrances;

(b)           Liens granted to secure Indebtedness in respect of Capital Leases permitted under Section 8.01(b);

(c)           Liens granted to secure (i) purchase money Indebtedness and (ii) Indebtedness in connection with any Accounts Receivable Facility, in each case as permitted under Section 8.01(c);

(d)           Liens granted to secure Indebtedness of the Foreign Subsidiaries of the Borrower permitted under Section 8.01(d); and

(e)           other Liens securing any Indebtedness of the Company and its Subsidiaries that is not prohibited by Section 8.03.

8.03        Priority Indebtedness.

The Company shall not permit the aggregate amount of all Priority Indebtedness at any time to exceed 15% of Consolidated Net Tangible Assets.

8.04        [Reserved.]

8.05        [Reserved.]

8.06        Financial Covenants.

(a)           Consolidated Interest Coverage Ratio.  The Company shall not permit the Consolidated Interest Coverage Ratio as of the end of any Testing Period to be less than 3.0 to 1.0.

(b)           Consolidated Leverage Ratio.  The Company shall not permit the Consolidated Leverage Ratio as of the end of any Testing Period to be greater than 3.25 to 1.00; provided that, if the Company or any of its Subsidiaries has consummated a Qualified Acquisition, at the election of the Company (the notice of which election shall be given within thirty days after the consummation of such Qualified Acquisition), the Consolidated Leverage Ratio required to be maintained shall be increased to 3.50 to 1.00 for four consecutive Testing Periods (and no other Testing Periods), starting with the Testing Period during which such Qualified Acquisition is consummated; provided, further, that after the expiration of any such increase, no new election may be made by the Company for the two consecutive fiscal quarters immediately succeeding such expiration.

All calculations of financial covenants in this Section 8.06 shall be made on a Pro Forma Basis.

8.07        Fundamental Changes.

The Company shall not, and shall not permit any of its Subsidiaries to, enter into any transaction of merger or consolidation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or sub-lease (as lessor or sublessor), transfer or otherwise dispose of, in one transaction or a series of transactions, all or substantially all of the business, property or assets, of the Company and its Subsidiaries, taken as a whole, except:

(a)           any Subsidiary of the Company may be merged with or into the Company or any other Subsidiary of the Company, and any Subsidiary of the Company may be liquidated, wound up or dissolved, or all or substantially all of its business, property or assets (including capital stock of any Subsidiary of the Company) may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to the Company or any other Subsidiary of the Company; provided that in the case of any such merger involving the Company, the Company shall be the continuing or surviving corporation; and

(b)           the Company or any Subsidiary may merge or consolidate with any Person in connection with an Acquisition permitted hereunder; provided that in the case of any such merger involving the Company, the Company shall be the continuing or surviving corporation.

8.08        Amendment of Certain Documents.

(a)           The Company shall not amend, modify or change, nor shall it permit any Loan Party to amend, modify or change, its Organizational Documents in any manner which could adversely affect the rights of the Administrative Agent or the Lenders.

(b)           The Company shall not, and shall not permit any of its Subsidiaries to, amend or otherwise change any of the terms of the PBGC Agreements in any manner with respect to the granting, continuation or termination of Liens on any of the assets of the Company or its Subsidiaries or the priority of the PBGC or the Lenders with respect to any such Liens.

8.09        Use of Proceeds.

The Company and each Designated Borrower will not request any Borrowing or Letter of Credit, and the Company shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, to the extent such activities, businesses or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States or in a European Union member state, or (c) to the knowledge of the Company, in any manner that would result in the violation of any Sanctions applicable to any party hereto.

ARTICLE IX
EVENTS OF DEFAULT AND REMEDIES

9.01        Events of Default.

Any of the following shall constitute an Event of Default:

(a)           Non-Payment.  (i) Failure by any Borrower to pay any installment of principal of any Loan in the currency required hereunder when due from such Borrower, whether at stated maturity, by acceleration, by mandatory prepayment or otherwise or failure by any Borrower to pay when due any L/C Obligation; or (ii) within five days after the date due, failure by any Borrower to pay any interest on any Loan or on any L/C Obligation; or (iii) failure by any Loan Party to pay any fee or any other amount due from such Loan Party under this Agreement or under any other Loan Document within five days after the date due; or

(b)           Cross-Default.  (i) Failure of the Company or any of its Subsidiaries to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in subsection (a) above) with an aggregate principal amount of $75,000,000 or more beyond the end of any grace or notice period provided therefor; or (ii) breach or default by the Company or any of its Subsidiaries with respect to any other material term of (A) one or more items of Indebtedness in the aggregate principal amount of $75,000,000 or (B) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness, if such breach or default continues after any applicable grace or notice period provided therefor and the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness (or a trustee on behalf of such holder or holders) to cause, that Indebtedness to become or be declared due and payable prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; or

(c)           Specific Covenants.  Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 7.01(f) or Article VIII; or

(d)           Representations and Warranties.  Any representation, warranty, certification or other statement made by the Company or any of its Subsidiaries in any Loan Document or in any statement or certificate at any time given by the Company or any of its Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect on the date as of which made; or

(e)           Other Defaults.  Any Loan Party shall default in the performance of or compliance with any term contained in this Agreement or any of the other Loan Documents, other than any such term referred to in any other subsection of this Article IX, and such default shall not have been remedied or waived within 30 days after receipt by the Company of notice from Administrative Agent or any Lender of such default; or

(f)            Involuntary Bankruptcy; Appointment of Receiver, Etc.  (i) A court having jurisdiction in the premises shall enter a decree or order for relief in respect of the Company or any of its Material Subsidiaries in an involuntary case under any Debtor Relief Law, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal, state or foreign law; or (ii) an involuntary case shall be commenced against the Company or any of its Material Subsidiaries under any Debtor Relied Law; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over the Company or any of its Material Subsidiaries, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of the Company or any of its Material Subsidiaries for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of the Company or any of its Material Subsidiaries, and any such event described in this clause (ii) shall continue for 60 days unless dismissed or discharged; or

(g)           Voluntary Bankruptcy; Appointment of Receiver, Etc.  (i) The Company or any of its Material Subsidiaries shall have an order for relief entered with respect to it or commence a voluntary case under any Debtor Relief Law, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or the Company or any of its Material Subsidiaries shall make any assignment for the benefit of creditors; or (ii) the Company or any of its Material Subsidiaries shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the board of directors of the Company or any of its Material Subsidiaries (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to in clause (i) above or this clause (ii); or

(h)           Judgments and Attachments.  Any money judgments, writs or warrants of attachment or similar processes involving in the aggregate at any time an amount in excess of $75,000,000 (to the extent such amount is not adequately covered by insurance as to which the insurance company has not disputed coverage in writing) shall be entered or filed against the Company or any of its Subsidiaries or any of their respective assets and shall remain undischarged, unvacated or unstayed for a period of 60 days; or

(i)            ERISA.  An ERISA Event shall occur with respect to a Pension Plan or Multiemployer Plan; or

(j)            Change of Control.  There occurs any Change of Control; or

(k)           Invalidity of Loan Documents.  At any time after the execution and delivery thereof, (i) any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or (ii) any Loan Party shall deny in writing its obligations under any Loan Document to which it is a party.

9.02        Remedies Upon Event of Default.

If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a)           declare the commitment of each Lender to make Loans and any obligation of each L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b)           declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers;

(c)           require that the Company Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d)           exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents;

provided, however, that upon the occurrence of an Event of Default under Section 9.01(f) or (g) or an actual or deemed entry of an order for relief with respect to any Borrower under the Debtor

Relief Laws, the obligation of each Lender to make Loans and any obligation of each L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Company to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

9.03        Application of Funds.

After the exercise of remedies provided for in Section 9.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 9.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuers (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuers and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Obligations, ratably among the Lenders and the L/C Issuers in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, ratably among the Lenders and the L/C Issuers in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the applicable L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Company or as otherwise required by Law.

Subject to Sections 2.03(c) and 2.15, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur.  If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE X
ADMINISTRATIVE AGENT

10.01      Appointment and Authority.

Each of the Lenders and the L/C Issuers hereby irrevocably appoints JPMorgan Chase Bank, N.A. to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuers, and neither any Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

10.02      Rights as a Lender.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrowers or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.  The Administrative Agent may perform any of its duties and exercise its rights and powers by or through any one or more sub-agents or Affiliates.

10.03      Exculpatory Provisions.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Administrative Agent:

(a)           shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)           shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c)           shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose,

any information relating to any of the Borrowers or any of their respective Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 9.02) or (ii) in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Company, a Lender or an L/C Issuer.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

10.04      Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or such L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or such L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit.  The Administrative Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

10.05      Delegation of Duties.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents or Affiliates appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent or Affiliate may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this

Article shall apply to any such sub-agent or Affiliate and to the Related Parties of the Administrative Agent and any such sub-agent or Affiliate, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

10.06      Resignation of Administrative Agent.

The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuers and the Company.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Company (not to be unreasonably withheld), unless an Event of Default shall have occurred and is continuing, in which case the consent of the Company shall not be required, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuers, appoint a successor Administrative Agent meeting the qualifications set forth above subject to the consent of the Company (not to be unreasonably withheld), unless an Event of Default shall have occurred and is continuing, in which case the consent of the Company shall not be required; provided that if the Administrative Agent shall notify the Company and the Lenders that no qualifying Person has accepted such appointment or has been approved by the Company and the Lenders, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 11.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by JPMorgan Chase Bank, N.A. as Administrative Agent pursuant to this Section shall also constitute its resignation as an L/C Issuer and Swingline Lender.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and Swingline Lender, (b) the retiring L/C Issuer and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

10.07      Non-Reliance on Administrative Agent and Other Lenders.

Each Lender and each L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender and each L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

10.08      No Other Duties, Etc.

Anything herein to the contrary notwithstanding, none of the Joint Book Runners, the Joint Lead Arrangers, Syndication Agents or Co-Documentation Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents (other than the Fee Letter), except in its capacity, as applicable, as the Administrative Agent, a Lender or an L/C Issuer hereunder.

10.09      Administrative Agent May File Proofs of Claim.

In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a)           to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuers and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuers and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuers and the Administrative Agent under Sections 2.03(i) and (j), 2.09 and 11.04) allowed in such judicial proceeding; and

(b)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuers, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 11.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

10.10      Guaranty Matters.

The Lenders and the L/C Issuers irrevocably authorize the Administrative Agent, at its option and in its discretion, to release any Subsidiary Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

ARTICLE XI
MISCELLANEOUS

11.01      Amendments, Etc.

No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Company or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Company or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)           extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 9.02) without the written consent of such Lender;

(b)           except in the manner set forth in Section 2.17, postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(c)           reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iv) of the second proviso to this Section 11.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of any Borrower to pay interest or Letter of Credit Fees at the Default Rate;

(d)           change Section 2.13 or Section 9.03 in a manner that would alter the pro rata sharing of payments and Credit Extensions required thereby in a manner adverse to any Lender without the written consent of such Lender;

(e)           amend Section 1.05(a), Section 1.06 or the definition of “Alternative Currency” without the written consent of each Lender;

(f)            change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender; or

(g)           release the Company or any Designated Borrower or all or substantially all of the Subsidiary Guarantors, from its or their obligations under the Loan Documents without the written consent of each Lender directly affected thereby;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the applicable L/C Issuer in addition to the Lenders required above, affect the rights or duties of such L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swingline Lender in addition to the Lenders required above, affect the rights or duties of the Swingline Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document and (iv) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

11.02      Notices; Effectiveness; Electronic Communication.

(a)           Notices Generally.  All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier or electronic mail as follows:

(1)           if to the Borrowers, the Administrative Agent, JPMorgan Chase Bank, N.A. in its capacity as an L/C Issuer, or the Swingline Lender, to the address, telecopier number or electronic mail address specified for such Person on Schedule 11.02; and

(2)           if to any other Lender or L/C Issuer, to the address, telecopier number or electronic mail address specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its

Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Company).

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)           Electronic Communications.  Notices and other communications to the Lenders and the L/C Issuers hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or any L/C Issuer pursuant to Article II if such Lender or such L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications from the Administrative Agent to the Lenders and the L/C Issuers sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)           The Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”.  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Borrower, any Lender, any L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Borrower’s or the Administrative Agent’s transmission of the items delivered by any Borrower to the

Administrative Agent pursuant to Sections 7.01, 7.02 or 7.03 or any other materials and/or information at the request of any Borrower through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses result from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to any Borrower, any Lender, any L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)           Change of Address, Etc.  Each of the Borrowers, the Administrative Agent, JPMorgan Chase Bank, N.A., as an L/C Issuer, and the Swingline Lender may change its address or telecopier for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender and L/C Issuer may change its address or telecopier number for notices and other communications hereunder by notice to the Company, the Administrative Agent, each other L/C Issuer and the Swingline Lender.  In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e)           Reliance by Administrative Agent, L/C Issuer and Lenders.  The Administrative Agent, the L/C Issuers and the Lenders shall be entitled to rely and act upon any notices from a Responsible Officer of any Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  All telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.03      No Waiver; Cumulative Remedies.

No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

11.04      Expenses; Indemnity; Damage Waiver.

(a)           Costs and Expenses.  The Company shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by any L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable out-of-pocket expenses incurred by the Administrative Agent, any Lender or any L/C Issuer (including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or any L/C Issuer) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)           Indemnification by the Company.  The Company shall indemnify the Administrative Agent, each Lender and each L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or originating from any property owned or operated by any Borrower or any of its Subsidiaries, or any Environmental Claim against or affecting any Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Company or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, (y) result from a claim brought by the Company or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Company or such other Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) related to Hazardous Materials that are unrelated to the Company or any of its Subsidiaries and that are first used, released, disposed or otherwise emitted by a Person other than the Company or any of its Subsidiaries at or on any property after such property has been transferred to any Indemnitee or its successors or assigns by foreclosure, deed-in-lieu of foreclosure or similar transfer. This Section 11.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)           Reimbursement by Lenders.  To the extent that the Company for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent, any L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent, such L/C Issuer or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or such L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent or such L/C Issuer in connection with such capacity.  The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d)           Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable law, no Loan Party shall assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.  No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)           Payments.  All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f)            Survival.  The agreements in this Section 11.04 shall survive the resignation of the Administrative Agent, any L/C Issuer and the Swingline Lender, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

11.05      Payments Set Aside.

To the extent that any payment by or on behalf of any Borrower is made to the Administrative Agent, any L/C Issuer or any Lender, or the Administrative Agent, any L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and each L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight

Rate from time to time in effect, in the applicable currency of such recovery or payment.  The obligations of the Lenders and the L/C Issuers under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

11.06      Successors and Assigns.

(a)           Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuers and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Assignments by Lenders.  Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and in Swingline Loans) at the time owing to it); provided that:

(1)           except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Company otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met; provided, further, that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within fifteen (15) Business Days after having received notice thereof.

(2)           any assignment of a Commitment must be approved by the Administrative Agent, each L/C Issuer and the Swingline Lender, such approval not to be unreasonably withheld or delayed, unless the Person that is the proposed assignee is itself a Lender or an Affiliate of a Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and

(3)           the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.  The Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(4)           Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Company and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Applicable Percentage.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Upon request, each Borrower (at its expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c)           Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrowers (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, absent manifest error, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender.  The Register shall be available for inspection by each of the Borrowers, the Lenders and each L/C Issuer at any reasonable time and from time to time upon reasonable prior notice.  In addition, at any time that a request for a consent for a material or substantive change to the Loan Documents is pending, any Lender may request and receive from the Administrative Agent a copy of the Register.

(d)           Participations.  Any Lender may at any time, without the consent of, or notice to, any Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or a holding company, investment vehicle or trust (but not including, for the avoidance of doubt, any bona fide third party investment funds) for, or owned and operated for the primary benefit of a natural person, a Defaulting Lender or the Company or any of the Company’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swingline Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the Lenders and the L/C Issuers shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any  provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.01 that affects such Participant.  Subject to subsection (e) of this Section, each Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.

Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)           Limitation upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Section 3.01, 3.04 or 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent or such greater payment results from an adoption of or any change in any requirement of law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof that occurs after the Participant acquires the applicable participation.  A Participant shall not be entitled to the benefits of Section 3.01 unless such Participant agrees, for the benefit of the Borrowers, to comply with Section 3.01(e) as though it were a Lender (it being understood that the documentation required under Section 3.01(e) shall be delivered to the participating Lender).

(f)            Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note(s), if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)           Electronic Execution of Assignments.  The words “execution”, “signed”, “signature”, and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(h)           Resignation as an L/C Issuer or Swingline Lender after Assignment.  Notwithstanding anything to the contrary contained herein, if at any time a Person assigns all of its Commitment and Loans pursuant to subsection (b) above and such Person is the Swingline Lender or an L/C Issuer, such Person may, as applicable, (i) upon 30 days’ notice to the Company and the Lenders, resign as an L/C Issuer and/or (ii) upon 30 days’ notice to the Company, resign as Swingline Lender, as the case may be.  In the event of any such resignation as an L/C Issuer or Swingline Lender, as applicable, the Company shall be entitled to appoint from among the Lenders a successor L/C Issuer or a successor Swingline Lender hereunder, as applicable; provided, however, that no failure by the Company to appoint any such successor shall affect the resignation of the applicable L/C Issuer or Swingline Lender as an L/C Issuer or Swingline Lender, as the case may be.  If such Person resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of an L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Committed Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)).  If such Person resigns as Swingline Lender, it shall retain all the rights of the Swingline Lender provided for hereunder with respect to Swingline Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Committed Loans or fund risk participations in outstanding Swingline Loans pursuant to Section 2.04(c).  Upon the appointment of a successor L/C Issuer and/or Swingline Lender, as applicable, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swingline Lender, as the case may be, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the applicable L/C Issuer to effectively assume the obligations of such L/C Issuer with respect to such Letters of Credit.  No Lender shall be required to become an L/C Issuer or a Swingline Lender without its consent.

11.07                 Treatment of Certain Information; Confidentiality.

Each of the Administrative Agent, the Lenders and the L/C Issuers agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners); provided that unless specifically prohibited by applicable law or court order in the reasonable judgment of such Lender or counsel, such Lender shall use its commercially reasonable efforts to notify the Company of any request by any regulatory authority or representative thereof of the National Association of Insurance Commissioners (other than any such request in connection with any examination of the financial condition of such Lender by such governmental agency or the National Association of Insurance Commissioners) for disclosure of any such non-public information prior to disclosure of such information, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to a Borrower and its obligations, (g) on a confidential basis to (i) any rating agency in connection with rating the

Company, the other Borrowers or their respective Subsidiaries or the Loans provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the Loans provided hereunder, (h) with the consent of the Company or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section by such Person or (y) becomes available to the Administrative Agent, any Lender, any L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Company.

For purposes of this Section, “Information” means all information received from the Company or any Subsidiary relating to the Company or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any L/C Issuer on a nonconfidential basis prior to disclosure by the Company or any Subsidiary, provided that, in the case of information received from the Company or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and the L/C Issuers acknowledges that (a) the Information may include material non-public information concerning the Company or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.

11.08                 Right of Setoff.

If an Event of Default shall have occurred and be continuing, each Lender, each L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, such L/C Issuer or any such Affiliate to or for the credit or the account of any Borrower or any other Loan Party against any and all of the obligations of such Borrower or such Loan Party then due and payable under this Agreement or any other Loan Document to such Lender or such L/C Issuer, irrespective of whether or not such Lender or such L/C Issuer shall have made any demand under this Agreement or any other Loan Document; provided, that, in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.16 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The rights of each Lender, each L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such L/C Issuer or their respective Affiliates may have.  Each Lender and each L/C Issuer agrees to notify the Company and the

Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

11.09                 Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Company.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.10                 Counterparts; Integration; Effectiveness.

This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 5.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

11.11                 Survival of Representations and Warranties.

All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

11.12                 Severability.

If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and

(b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  Without limiting the foregoing provisions of this Section 11.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, the L/C Issuers or the Swingline Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

11.13                 Replacement of Lenders.

If (a) any Lender requests compensation under Section 3.04, (b) the Company is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Sections 3.01 or 3.04, (c) any Lender is subject to illegality under Section 3.02, (d) a Lender (a “Non-Consenting Lender”) does not consent to a proposed change, waiver, discharge or termination with respect to any Loan Document that has been approved by the Required Lenders as provided in Section 11.01 but requires unanimous consent of all Lenders or all Lenders directly affected thereby (as applicable), (e) any Lender is a Protesting Lender or (f) any Lender is a Defaulting Lender, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(1)                                 Administrative Agent shall have received the assignment fee specified in Section 11.06(b);

(2)                                 such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company or applicable Designated Borrower (in the case of all other amounts);

(3)                                 in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(4)                                 such assignment does not conflict with applicable Laws; and

(5)                                 in the case of any such assignment resulting from a Non-Consenting Lender’s failure to consent to a proposed change, waiver, discharge or termination with respect to any Loan Document, the applicable replacement bank, financial institution or Fund consents to the proposed change, waiver, discharge or termination; provided that the failure by such Non-Consenting Lender to execute and deliver an Assignment and Assumption shall not impair the validity of the removal of such Non-Consenting Lender and the mandatory assignment of such Non-Consenting Lender’s Commitments and outstanding Loans and participations in L/C Obligations and Swingline Loans pursuant to this Section 11.13 shall nevertheless be effective without the execution by such Non-Consenting Lender of an Assignment and Assumption.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.

11.14                 Governing Law; Jurisdiction; Etc.

(a)                                 GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO NEW YORK CONFLICTS OF LAWS PRINCIPLES.

(b)                                 SUBMISSION TO JURISDICTION.  EACH BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)                                  WAIVER OF VENUE.  EACH BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN

INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)                                 SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

11.15                 Waiver of Jury Trial.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.16                 USA PATRIOT Act Notice.

Each Lender that is subject to the Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of each Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Borrower in accordance with the Patriot Act.

11.17                 Judgment Currency.

If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given.  The obligation of each Borrower in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency.  If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from any Borrower in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss.  If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to promptly return the amount of any excess to such Borrower (or to any other Person who may be entitled thereto under applicable law).

11.18                 No Advisory or Fiduciary Relationship.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a)(i) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Joint Lead Arrangers and the Lenders, are arm’s-length commercial transactions between each Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Joint Lead Arrangers and the Lenders, on the other hand, (ii) each Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) each Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b)(i) the Administrative Agent, each Joint Lead Arranger and each Lender each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not and will not be acting as an advisor, agent or fiduciary, for each Borrower or any of its Affiliates or any other Person and (ii) neither the Administrative Agent nor either Joint Lead Arranger nor any Lender has any obligation to any Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) the Administrative Agent, the Joint Lead Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of such Borrower and its Affiliates, and neither the Administrative Agent nor either Joint Lead Arranger nor any Lender has any obligation to disclose any of such interests to such Borrower or its Affiliates.  To the fullest extent permitted by law, each Borrower hereby waives and releases, any claims that it may have against the Administrative Agent, the Joint Lead Arrangers or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

11.19                 Acknowledgement and Consent to Bail-In of EEA Financial Institutions.

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)                                 the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)                                 the effects of any Bail-In Action on any such liability, including, if applicable:

(1)                                 a reduction in full or in part or cancellation of any such liability;

(2)                                 a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(3)                                 the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

11.20                 Termination of Existing Credit Agreement.

Lenders which are parties to the Existing Credit Agreement (and which constitute “Required Lenders” under and as defined in the Existing Credit Agreement) hereby waive any advance notice requirement for terminating the commitments under the Existing Credit Agreement, and the Borrowers and the applicable Lenders agree that the Existing Credit Agreement and the commitments thereunder shall be terminated on the date hereof (except for any provisions thereof which by their terms survive termination thereof).

[Remainder of page intentionally left blank.  Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

COMPANY:	AMPHENOL CORPORATION,
a Delaware corporation

	By:	/s/ Craig A. Lampo
	Name:	Craig A. Lampo
	Title:	Senior Vice President and Chief
Financial Officer

HONG KONG BORROWER	AMPHENOL EAST ASIA LIMITED

	By:	/s/ R. Adam Norwitt
	Name:	R. Adam Norwitt
	Title:	Legal Representative and Director

SUBSIDIARY GUARANTOR:	AMPHENOL INTERNATIONAL LTD,
a Delaware corporation

	By:	/s/ Craig A. Lampo
	Name:	Craig A. Lampo
	Title:	Senior Vice President and Chief
Financial Officer

AMPHENOL - SIGNATURE PAGE 2016 CREDIT AGREEMENT

ADMINISTRATIVE AGENT:	JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

	By:	/s/ Peter M. Killea
	Name:	Peter M. Killea
	Title:	Executive Director

LENDERS:	JPMORGAN CHASE BANK, N.A.,
as a Lender, an L/C Issuer and Swingline Lender

	By:	/s/ Peter M. Killea
	Name:	Peter M. Killea
	Title:	Executive Director

AMPHENOL - SIGNATURE PAGE 2016 CREDIT AGREEMENT

WELLS FARGO BANK, N.A., as a Lender, an
L/C Issuer and a Syndication Agent

By:	/s/ Christopher S. Allen
Name:	Christopher S. Allen
Title:	Senior Vice President

AMPHENOL - SIGNATURE PAGE 2016 CREDIT AGREEMENT

THE BANK OF TOKYO-MITSUBISHI UFJ,
LTD., as a Lender, an L/C Issuer and a
Syndication Agent

By:	/s/ Lillian Kim
Name:	Lillian Kim
Title:	Director

AMPHENOL - SIGNATURE PAGE 2016 CREDIT AGREEMENT

CITIBANK, N.A., as a Lender, an L/C Issuer
and a Syndication Agent

By:	/s/ Susan M. Olsen
Name:	Susan M. Olsen
Title:	Vice President

AMPHENOL - SIGNATURE PAGE 2016 CREDIT AGREEMENT

TD BANK, N.A., as a Lender, an L/C Issuer
and a Syndication Agent

By:	/s/ Craig Welch
Name:	Craig Welch
Title:	Senior Vice President

AMPHENOL - SIGNATURE PAGE 2016 CREDIT AGREEMENT

BANK OF AMERICA, N.A.,
as a Lender

By:	/s/ Christopher T. Phelan
Name:	Christopher T. Phelan
Title:	Senior Vice President

AMPHENOL - SIGNATURE PAGE 2016 CREDIT AGREEMENT

BARCLAYS BANK PLC, as a Lender

By:	/s/ Ronnie Glenn
Name:	Ronnie Glenn
Title:	Vice President

AMPHENOL - SIGNATURE PAGE 2016 CREDIT AGREEMENT

COMMERZBANK AG NEW YORK
BRANCH, as a Lender

By:	/s/ Michael Ravelo
Name:	Michael Ravelo
Title:	Director

By:	/s/ Ignacio Campillo
Name:	Ignacio Campillo
Title:	Managing Director

AMPHENOL - SIGNATURE PAGE 2016 CREDIT AGREEMENT

HSBC BANK USA, N.A., as a Lender

By:	/s/ Aidan R. Spoto
Name:	Aidan R. Spoto
Title:	Vice-President

AMPHENOL - SIGNATURE PAGE 2016 CREDIT AGREEMENT

MIZUHO BANK, LTD., as a Lender

By:	/s/ David Lim
Name:	David Lim
Title:	Authorized Signatory

AMPHENOL - SIGNATURE PAGE 2016 CREDIT AGREEMENT

CITIZENS BANK, N.A., as a Lender

By:	/s/ Michael Makaitis
Name:	Michael Makaitis
Title:	Vice President

AMPHENOL - SIGNATURE PAGE 2016 CREDIT AGREEMENT

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Ken Gorski
Name:	Ken Gorski
Title:	Vice President

AMPHENOL - SIGNATURE PAGE 2016 CREDIT AGREEMENT

BANK OF CHINA, NEW YORK BRANCH, as a Lender

By:	/s/ Haifeng Xu
Name:	Haifeng Xu
Title:	Executive Vice President

AMPHENOL - SIGNATURE PAGE 2016 CREDIT AGREEMENT

CREDIT INDUSTRIEL ET COMMERCIAL, NEW YORK BRANCH, as a Lender

By:	/s/ Nicolas Regent
Name:	Nicolas Regent
Title:	Vice President

By:	/s/ Bernard Laleuf
Name:	Bernard Laleuf
Title:	Senior Vice President, Deputy General Manager

AMPHENOL - SIGNATURE PAGE 2016 CREDIT AGREEMENT

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Robert M. Martin
Name:	Robert M. Martin
Title:	Senior Vice President

AMPHENOL - SIGNATURE PAGE 2016 CREDIT AGREEMENT

SVENSKA HANDELSBANKEN AB (PUBL), NEW YORK BRANCH, as a Lender

By:	/s/ Jonas Almhojd
Name:	Jonas Almhojd
Title:	Senior Vice President

By:	/s/ Mark Emmett
Name:	Mark Emmett
Title:	Vice President

AMPHENOL - SIGNATURE PAGE 2016 CREDIT AGREEMENT

THE NORTHERN TRUST COMPANY, as a Lender

By:	/s/ Eric Siebert
Name:	Eric Siebert
Title:	Senior Vice President

AMPHENOL - SIGNATURE PAGE 2016 CREDIT AGREEMENT

SCHEDULE 2.01

COMMITMENTS

Lender	Commitment	L/C Commitment
JPMorgan Chase Bank, N.A.	$190,000,000	$20,000,000
Wells Fargo Bank, N.A.	$190,000,000	$20,000,000
The Bank of Tokyo-Mitsubishi UFJ, LTD.	$190,000,000	$20,000,000
Citibank, N.A.	$190,000,000	$20,000,000
TD Bank, N.A.	$190,000,000	$20,000,000
Bank of America, N.A.	$132,000,000	$0
Barclays Bank PLC	$132,000,000	$0
Commerzbank AG, New York Branch	$132,000,000	$0
HSBC Bank USA, National Association	$132,000,000	$0
Mizuho Bank, Ltd.	$132,000,000	$0
Citizens Bank, N.A.	$95,000,000	$0
U.S. Bank National Association	$95,000,000	$0
Bank of China, New York Branch	$40,000,000	$0
Credit Industriel et Commercial, New York Branch	$40,000,000	$0
PNC Bank, National Association	$40,000,000	$0
Svenska Handelsbanken AB (publ) New York Branch	$40,000,000	$0
The Northern Trust Company	$40,000,000	$0
Total	$2,000,000,000	$100,000,000

SCHEDULE 6.01(c) — SUBSIDIARIES

	Name of Subsidiary/ Registered Address	Jurisdiction of Incorporation/ U.S. Tax I.D.#	Direct Parent(s)	Ownership by (Each) Direct Parent
1.	Amphenol Adronics, Inc. c/o The Corporation Trust Company 1209 Orange Street Wilmington, DE 19801	Delaware 99-0361205	Amphenol Corporation	100%
2.	Amphenol Alden Products Company c/o The Corporation Trust Company 1209 Orange Street Wilmington, DE 19801	Delaware 20-4441798	Amphenol International Ltd.	100%
3.	Amphenol Antenna Solutions, Inc. c/o CT Corporation System 208 South LaSalle Street, Suite 814 Chicago, IL 60604	Illinois 36-3685650	Amphenol Corporation	100%
4.	Amphenol Borisch Technologies, Inc. c/o The Corporation Trust Company 1209 Orange Street Wilmington, DE 19801	Delaware 38-3196196	Amphenol Corporation	100%
5.	Amphenol Cables on Demand Corp. c/o The Corporation Trust Company 1209 Orange Street Wilmington, DE 19801	Delaware 20-5939172	Amphenol Corporation	100%
6.	Amphenol DC Electronics, Inc. c/o CT Corporation System 818 West 7th Street Los Angeles, CA 90017	California 94-2863206	Amphenol Corporation	100%
7.	Amphenol EEC, Inc. c/o CT Corporation System 208 South LaSalle Street, Suite 814 Chicago, IL 60604	Illinois 32-0040123	Amphenol Corporation	100%
8.	Amphenol Griffith Enterprises, LLC c/o The Corporation Trust Company 1209 Orange Street Wilmington, DE 19801	Delaware 20-8180636	Amphenol Corporation	100%

	Name of Subsidiary/ Registered Address	Jurisdiction of Incorporation/ U.S. Tax I.D.#	Direct Parent(s)	Ownership by (Each) Direct Parent
9.	Amphenol Intercon Systems, Inc. c/o The Corporation Trust Company 1209 Orange Street Wilmington, DE 19801	Delaware 20-2569845	Amphenol Corporation	100%
10.	Amphenol Interconnect Products Corporation c/o The Corporation Trust Company 1209 Orange Street Wilmington, DE 19801	Delaware 06-1237121	Amphenol Corporation	100%
11.	* Amphenol International Ltd. c/o The Corporation Trust Company 1209 Orange Street Wilmington, DE 19801	Delaware 36-3122351	Amphenol Corporation	100%
12.	Amphenol Nelson Dunn Technologies, Inc. c/o CT Corporation System 818 West 7th Street Los Angeles, CA 90017	California 95-2013186	Amphenol Corporation	100%
13.	Amphenol Optimize Manufacturing Co. c/o CT Corporation System 3800 N. Central Avenue, Suite 460 Phoenix, AZ 85012	Arizona 86-0503978	Amphenol Corporation	100%
14.	Amphenol PCD, Inc. c/o The Corporation Trust Company 1209 Orange Street Wilmington, DE 19801	Delaware 04-3752492	Amphenol Corporation	100%
15.	Amphenol Printed Circuits, Inc. c/o The Corporation Trust Company 1209 Orange Street Wilmington, DE 19801	Delaware 02-0502908	Amphenol Corporation	100%

	Name of Subsidiary/ Registered Address	Jurisdiction of Incorporation/ U.S. Tax I.D.#	Direct Parent(s)	Ownership by (Each) Direct Parent
16.	Amphenol Tecvox LLC c/o The Corporation Trust Company 1209 Orange Street Wilmington, DE 19801	Delaware 46-4191856	Amphenol Corporation Tecvox Manufacturing Holdings LLC	90% 10%
17.	Amphenol T&M Antennas, Inc. c/o The Corporation Trust Company 1209 Orange Street Wilmington, DE 19801	Delaware 06-1574456	Amphenol Corporation	100%
18.	Amphenol Thermometrics, Inc. c/o CT Corporation System 116 Pine Street, 3rd Floor, Suite 320 Harrisburg, PA 17101	Pennsylvania 25-0590780	Amphenol Corporation	100%
19.	Amphenol USHoldco Inc. c/o The Corporation Trust Company 1209 Orange Street Wilmington, DE 19801	Delaware 06-1517344	Amphenol Corporation	100%
20.	Asia Connector Services, Ltd. c/o The Corporation Trust Company 1209 Orange Street Wilmington, DE 19801	Delaware 51-0006522	TCS Japan K.K.	100%
21.	C & S Antennas, Inc. c/o The Corporation Trust Company 1209 Orange Street Wilmington, DE 19801	Delaware 52-1385784	Amphenol Antenna Solutions	100%
22.	Casco Products Corporation c/o The Corporation Trust Company 1209 Orange Street Wilmington, DE 19801	Delaware 13-3221850	Amphenol Corporation	100%
23.	Cemm Thome Corp. c/o The Corporation Trust Company 1209 Orange Street Wilmington, DE 19801	Delaware 61-1373580	Amphenol Corporation	100%

	Name of Subsidiary/ Registered Address	Jurisdiction of Incorporation/ U.S. Tax I.D.#	Direct Parent(s)	Ownership by (Each) Direct Parent
24.	FCI Americas Technology LLC c/o CSC Services of Nevada, Inc. 2215-B Renaissance Drive Las Vegas, NV 89119	Nevada 75-2463207	FCI S’ Hertogenbosch	100%
25.	FCI USA LLC c/o Corporation Service Company 80 State Street Albany, NY 12207-2543	New York 27-1370902	FCI S’ Hertogenbosch	100%
26.	Fiber Systems International, Inc.	Texas 75-2487462	Amphenol Corporation	100%
27.	Holland Electronic, LLC	California 77-050228	Amphenol Corporation	100%
28.	KonneKtech, Ltd. c/o The Corporation Trust Company 1209 Orange Street Wilmington, DE 19801	Delaware 38-3167684	Amphenol Corporation	100%
29.	Sine Systems Corporation c/o The Corporation Trust Company 1209 Orange Street Wilmington, DE 19801	Delaware 06-1274360	Amphenol Corporation	100%
30.	SV Microwave, Inc.	Florida 65-0368031	Amphenol Corporation	100%
31.	Tecvox OEM Solutions, LLC	Alabama 20-1585266	Amphenol Tecvox LLC	100%

	Name of Subsidiary/ Registered Address	Jurisdiction of Incorporation/ U.S. Tax I.D.#	Direct Parent(s)	Ownership by (Each) Direct Parent
32.	Times Fiber Communications, Inc. c/o The Corporation Trust Company 1209 Orange Street Wilmington, DE 19801	Delaware 06-0955048	Amphenol Corporation	100%
33.	Times Microwave Systems, Inc. c/o The Corporation Trust Company 1209 Orange Street Wilmington, DE 19801	Delaware 01-0816035	Amphenol Corporation	100%
34.	Times Wire and Cable Company c/o The Corporation Trust Company 1209 Orange Street Wilmington, DE 19801	Delaware 30-0266804	Times Fiber Communications, Inc.	100%
35.	TFC South America S.A. San Lorenzo 888, 1-14 3400 Corrientes, Argentina	Argentina	Times Fiber Communications, Inc. Amphenol International, Ltd.	99.98% .02%
36.	Amphenol Australia Pty. Ltd. 20 Industry Boulevard Carrum Downs Victoria 3201, Australia	Australia	Amphenol Corporation	100%
37.	Amphenol Gesellschaft mbH Johnstrasse 42 2 Stock, Top 3A A-1150 Vienna, Austria	Austria	Amphenol Germany GmbH	100%
38.	Amphenol TFC do Brasil Ltda. Rodovia Governador Doutor Adhemar Pereira de Barros SP 340, KM 121, 5 Pista Norte CEP 13001-970 Campinas, Sao Paolo, Brazil	Brazil 98-0373056	Amphenol TFC MDE Paricipacoes Ltda. Amphenol International Ltd.	99% 1%

	Name of Subsidiary/ Registered Address	Jurisdiction of Incorporation/ U.S. Tax I.D.#	Direct Parent(s)	Ownership by (Each) Direct Parent
39.	Amphenol TFC Fios e Cabos do Brasil Ltda. Rodovia Dr. Ademar Pereira de Barros SP 340, Km 121, 5 Compinas, Sao Paolo, Brazil	Brazil	Amphenol TFC do Brasil Ltda. Amphenol International Ltd.	99% 1%
40.	Amphenol TFC MDE Participacoes Ltda. Avenida Brigadeiro Faria Lima, 2894, 11 andar Sao Paolo, Sao Paolo 01452-002 Brazil	Brazil 980373054	Amphenol Corporation Amphenol International Ltd.	99% 1%
41.	Casco do Brasil Ltda Rua Arthur Barvarini, 399 Distr. Ind. Indaiatuba, SP 13347-406 Brazil	Brazil	ARCAS Automotive Group (Luxco1) S.a.r.l Casco Products Corporation	85% 15%
42.	Amphenol Air LB North America, Inc. 295 rue Kesmark Dollard-des-Ormeaux Quebec H9B 3J1 Canada	Canada	Air LB International Development S.A. Air LB S.A.S.	82.58% 17.42%
43.	Amphenol Canada Corp. c/o Stewart McKelvey Stirling Scales, 10th Floor, Brunswick House, Suite 1000 St. John, New Brunswick EZL 4S6 Canada	Canada	Amphenol Corporation	100%
44.	Amphenol Technical Products International Co. 2110 Notre Dame Avenue Winnipeg, Manitoba Canada R3H OK1	Canada	Amphenol USHoldco Inc.	100%

	Name of Subsidiary/ Registered Address	Jurisdiction of Incorporation/ U.S. Tax I.D.#	Direct Parent(s)	Ownership by (Each) Direct Parent
45.	FCI Connectors Canada, Inc. 1530 Birchmount Road Scarborough, Ontario, Canada M1P 2G9	Canada	FCI S’ Hertogenbosch	100%
46.	Times Fiber Canada Limited 580 O’Brien Road Renfrew, Ontario Canada K7V 4A6	Canada	Times Fiber Communications, Inc.	100%
47.	Amphenol AssembleTech (Xiamen) Co., Ltd. 39B Qianpu Industrial Estate Xiamen, Fujian 361009 China	China 98-0487965	Amphenol East Asia Limited	100%
48.	Amphenol (Changzhou) Advanced Connector Co., Ltd. No.6, Feng Xi Rd, Hi-Tech District Wujin, Changzhou, Jiangsu, China	China 98-1037798	Amphenol East Asia Limited	100%
49.	Amphenol (Changzhou) Connector Systems Co. Ltd. South District Wujin Hi-Tech Industrial Zone Changzhou City, Jiangsu Province China 213164	China 83-0453040	Amphenol East Asia Limited	100%
50.	Amphenol (Changzhou) Electronics Co., Ltd. No. 11 Fengxiang Road Xinbei District, Changzhou City China	China	Amphenol East Asia Limited	100%
51.	Amphenol CNT (Xian) Technology Co., Ltd. No. 55 Bldg Rm 307, 3rd FL & Rm 209, 2nd FL Industrial 2nd Rd, Hana Tian Economy Tech. Dev. District Xi’an City, Shaanxi Province China 710065	China 98-0681359	Amphenol East Asia Limited Lai Jun Ki Wei Gao Qian Hu Bo	80% 12% 4% 2% 2%

	Name of Subsidiary/ Registered Address	Jurisdiction of Incorporation/ U.S. Tax I.D.#	Direct Parent(s)	Ownership by (Each) Direct Parent
52.	Amphenol Commercial Products (Chengdu) Co. Ltd. Suite D3, Molding Tool Ind Park West District of Chengdu Tech Zone Chengdu, 611731 China	China 98-0681357	Amphenol East Asia Limited	100%
53.	Amphenol East Asia Electronic Technology (Shenzhen) Co. Ltd. 1st Floor of Bldg AM2, Bldg AM3 Tang Wei Ind Zone Of Industrial Headquarters, Tang Wei Industrial Community Gong Ming, Goang Ming New District Shenzhen City	China 98-0487958	Amphenol East Asia Limited	100%
54.	Amphenol Fiber Optic Technology (Shenzhen) Co., Ltd. No.2 Chang Feng Rd, Dong Keng Communities, Gongming, GuangMing New District, Shenzhen, China	China 98-0681364	Amphenol East Asia Limited	100%
55.	Amphenol Goldstar Electronic Systems (Baicheng) Co. Ltd., China 177 Hengwei Road Baicheng Economic Devpment Zone Baicheng Jilin Province 137000	China 98-1225991	Amphenol East Asia Limited Mr. Dehong Lan	90% 10%
56.	Amphenol Goldstar Electronic Systems (Yuling) Co. Ltd., China No. 27 East 2nd Ring Road Yulin, Guangxi Province, China	China 98-1225973	Amphenol East Asia Limited Mr. Dehong Lan	90% 10%
57.	Amphenol Kai-Jack (Shenzhen) Inc. BLK DM 2 Tong Wei Ind. District Ind. Headquarters, Gong Ming St Guang Ming New District 518132 Shenzhen, China	China 98-0539787	Amphenol RF Asia	100%

	Name of Subsidiary/ Registered Address	Jurisdiction of Incorporation/ U.S. Tax I.D.#	Direct Parent(s)	Ownership by (Each) Direct Parent
58.	Amphenol (Qu Jing) Technology Co. Ltd. Bldg 1, West Side of Jingyang Road Xi Cheng Industrial Park, Qu Jing City Yun Nan Province, China	China 98-1027502	Amphenol East Asia Limited	100%
59.	Amphenol PCD (Shenzhen) Co., Ltd. 1/F, 2/F, Building A5, Guan Tian Heng Keng Industrial Park, Bei Huan Road, Shi Yan Street Baoan District, Shenzhen, Guangdong Province, China	China 98-0681366	Amphenol East Asia Limited	100%
60.	Amphenol Shouh Min Industry (Shenzhen) Co., Ltd. Block 6, The 4th Industrial Zone, Da Wang Shan, Shajing Town, Baoan District Shenzhen, China	China 98-0673402	Amphenol East Asia Limited	100%
61.	Amphenol Technology (Shenzhen) Co. Ltd. Block C, Xia Shi Jia 2nd Industrial Zone, Jiangshi Community, Gongming Sub-district , Guangming New District, Shenzen City, China	China 98-0487963	Amphenol East Asia Limited	100%
62.	Amphenol Technology (Zhuhai) Co., Ltd. No. 63-1, Xinghan Road San Zao Town Jin Wan District, Zhuhai City, China	China 98-0681505	Amphenol East Asia Limited	100%
63.	Amphenol-TFC (Changzhou) Communications Equipment Co., Ltd. 100 HeHai Road, Changzhou New and High-Tech & Industrial Development Zone, Changzhou, Jiangsu 213022 China	China 98-0556237	Amphenol East Asia Limited	100%

	Name of Subsidiary/ Registered Address	Jurisdiction of Incorporation/ U.S. Tax I.D.#	Direct Parent(s)	Ownership by (Each) Direct Parent
64.	Amphenol (Tianjin) Electronics Co., Ltd. No. 17 Wujing Road Dong Li Development Zone Tianjin, China	China 83-0453042	Amphenol East Asia Limited	100%
65.	Amphenol Times Microwave Electronics (Shanghai) Limited Building 4, No. 318, Yuan Shan Road, Xin Zhuang Industrial Zone, Shanghai, 201108, China	China 98-0681506	Amphenol East Asia Limited	100%
66.	Amphenol (Xiamen) High Speed Cable Co., Ltd. 2nd-4th FL, Bldg 176, Xinfeng Road Xiamen, Fujian, China 361009	China	Amphenol East Asia Limited	100%
67.	Anytek Electronic Technology (Shenzhen) Co. Ltd. Building A, No. 10, Jia Le Road Center Community of Pingdi Sub-District Longgang District Shenzhen City, PRC	China	Anytek International Co. Ltd.	100%
68.	Anytek International (Shanghai) Co. Ltd. 2F, 4th Building, No. 825, Ning Qiao Rd. Jinqiao Ind. Dev. Zone PuDong, Shanghai City PRC	China	Anytek International Co. Ltd.	100%
69.	Casco Automotive (Suzhou) Co., Ltd E-26th Building & C-27th Building Su Chun Industrial Park, No. 428 Xinglong Street, Suzhou Industrial Park, China	China	Casco Holdings Co., Limited	100%

	Name of Subsidiary/ Registered Address	Jurisdiction of Incorporation/ U.S. Tax I.D.#	Direct Parent(s)	Ownership by (Each) Direct Parent
70.	Changzhou Amphenol Fuyang Communication Equipment Co., Ltd. Feng Xi Road, Hi-Tech, Wujin City Jiangsu Province 213166 China	China 32-0171103	Amphenol East Asia Limited Changzhou Wujin Fengshi Electronics Co., Ltd.	85% 15%
71.	East Asia Connector Services, Ltd. 2nd Floor, No. 271 Gang Ao Road Wai Gao Qiao Free Trade Zone Shanghai, China 200131	China	Asia Connector Services, Limited	100%
72.	FCI Connectors Dongguan Ltd. Nan Wei Qisha Village, Shatian Town Dongguan City	China	FCI Asia Pte. Ltd	100%
73.	FCI Connectors Shanghai Ltd. Section 9H, Warehouse 1, No. 499 Riying (N) Rd Waigaoqiao Free Trade Zone Shanghai PRC	China	FCI Connectors Hong Kong Ltd.	100%
74.	FCI Nantong Ltd. No. 990 Qingdao Rd Economic Dev Area of Tongzhou Jiangsu Province, PRC	China	FCI Asia Pte. Ltd	100%
75.	Guangzhou FEP Automotive Electric Co., Ltd 3F, Zonghe Bldg, Zone B Dongxing Industrial Area, Nancun Town, Panyu District Guangzhou City, China	China	Amphenol East Asia Limited	100%

	Name of Subsidiary/ Registered Address	Jurisdiction of Incorporation/ U.S. Tax I.D.#	Direct Parent(s)	Ownership by (Each) Direct Parent
76.	Guangzhou Amphenol Sincere Flex Circuits Co., Ltd. No.A1 Wan An, Industrial Park, Lanhe Town, Panyu District Guangzhou, China	China 98-0490418	Amphenol East Asia Limited	100%
77.	Guangzhou Amphenol Electronics Co. Ltd. Room 502, Unit 2, 4th FL No. 15 Bldg, Xia GuangLi Chaoyang District Beijing, China	China 98-0681507	Amphenol East Asia Limited	100%
78.	Hangzhou Amphenol JET Interconnect Technology Co., Ltd. No.29 Fu Tai Road Shige Community Zhongtai Town, Yuhang District, Hangzhou	China 98-1166328	Amphenol East Asia Limited Mr. Suhang Yang & Mr. Rongrong Xie	90% 10%
79.	Hangzhou Amphenol Phoenix Telecom Parts Co., Ltd. No. 98-5, Road 19 Hangzhou Economic & Technological Development Zone Hangzhou, Zhejiang Province China	China	Amphenol MCP Korea Limited Amphenol East Asia Limited Mr. Huang Zhun	84.44% 10.56% 5%
80.	Kunshan Amphenol Zhengri Electronics Co., Ltd. No. 62 Peng Lang Da Tong Road Development Zone Kunshan City, Jiangsu Province China 215333	China 98-1038046	LTW TECH Co., Ltd.	100%

	Name of Subsidiary/ Registered Address	Jurisdiction of Incorporation/ U.S. Tax I.D.#	Direct Parent(s)	Ownership by (Each) Direct Parent
81.	Nantong Docharm Amphenol Electronics Co., Ltd. West Hehai Road No. 599, Haimen City, Jiangsu Province China	China	Amphenol East Asia Limited Mr. Jun Yu	90% 10%
82.	* Shanghai Amphenol Airwave Electronics Co. Ltd. #689 Shen Nan Road Min Hang District Xinzhuang Industrial Area Shanghai 201106, China	China 98-0488911	Amphenol East Asia Limited	100%
83.	Shanghai Tecvox Trading Co. Ltd. Rm 2101, No. 228, Zhang Yang Rd. PuDong New District, Shanghai	China 98-1166068	Amphenol East Asia Limited	100%
84.	Tianjin Amphenol KAE Co., Ltd. #27, Yi Jing Road Dongli Electronic & Technological Development Zone, Tianjin, China	China 98-0681509	Amphenol Commercial Interconnect Korea	100%
85.	KE Ostrov-Elektrik s.r.o. Hroznetinska 1344 Ostrov, Czech Republic 36301	Czech Republic	Konfektion E. Elektronik GmbH	100%
86.	MoCorp Holding A/S	Denmark	Amphenol Benelux B.V.	100%
87.	Procom A/S Smedetoften 12 3600 Frederikssund Denmark	Denmark	MoCorp Holding A/S	100%

	Name of Subsidiary/ Registered Address	Jurisdiction of Incorporation/ U.S. Tax I.D.#	Direct Parent(s)	Ownership by (Each) Direct Parent
88.	Amphenol ConneXus Ou Laanemere tee 72A 139 14 Tallinn, Estonia	Estonia	Amphenol International Ltd.	100%
89.	Ionix Systems Ou Pikk tn 59b Kuressaare, Saare County 93815 Estonia	Estonia	Ionix Systems Limited	100%
90.	Amphenol Finland Oy c/o BJL Bergmann Attorneys-at-Law Etelaranta 4 B 9, 00130 Helsinki, Finland	Finland	Amphenol Corporation	100%
91.	Amphenol Air LB SAS 2 Rue Clement Ader, ZAC de We 08110 Carignan, France	France	Amphenol France SAS	100%
92.	Amphenol France Acquisition SAS Promenade de l’Arve Thyez, France	France	Amphenol France SAS	100%
93.	Amphenol France SAS 948 Promenade de L’Avre B.P. 29 Thyez Cedex, 74311 France	France 98-0345912	Amphenol International Ltd.	100%
94.	Amphenol Provens SAS Promenade de L’Arve 74300 Thyez, France	France	Amphenol France Acquisition SAS	100%
95.	Amphenol Socapex S.A.S. 948 Promenade de l’Arve B.P. 29 Thyez Cedex 74311 France	France	Amphenol France SAS	100%

	Name of Subsidiary/ Registered Address	Jurisdiction of Incorporation/ U.S. Tax I.D.#	Direct Parent(s)	Ownership by (Each) Direct Parent
96.	FCI Besancon SA 2 rue Lafayette Quartier Planoise 25000 Besancon France	France	FCI S’ Hertogenbosch BV	100%
97.	FCI Expansion 3 SAS	France	FCI S’ Hertogenbosch BV	100%
98.	Filec Production S.A.S. 21 rue de Dissee 79600 Airvault, France	France	Filec SAS	100%
99.	Filec S.A.S. 21 rue de Dissee 79600 Airvault, France	France	Amphenol France SAS	100%
100.	Jaybeam Wireless S.A.S. 847 chemin du Roy Zone Industrielle de la Boitardiere 37400 Amboise, France	France	Amphenol France Acquisition SAS	100%
101.	Procom France SARL Europarc-3, Allee des Erables Batiment denomme BV3 94035 — Creteil, Cedex, France	France	Procom A/S	100%
102.	Societe d’Etudes et de Fabrications Electroniques et Electriques Zone Industrielle des Cazes B.P. 243 12400 Saint-Affrique, France	France	Amphenol Socapex S.A.S.	100%
103.	Amphenol Advanced Sensors Germany GmbH Sinsheimer Street 6 Pforzheim, Germany 75179	Germany	LPL Technologies Holding GmbH	100%
104.	Amphenol Air LB GmbH Am Kleinbahnhof 4 D66740 Saalouris, Germany	Germany	LPL Technologies Holding GmbH	100%

	Name of Subsidiary/ Registered Address	Jurisdiction of Incorporation/ U.S. Tax I.D.#	Direct Parent(s)	Ownership by (Each) Direct Parent
105.	Amphenol Germany GmbH August-Haeusser-Strasse 10 74080 Heilbronn, Germany	Germany	Amphenol Corporation	100%
106.	Amphenol-Tuchel-Electronics GmbH August-Haeusser-Strasse 10 74080 Heilbronn, Germany	Germany	LPL Technologies Holding GmbH	100%
107.	Casco Holdings GmbH	Germany	ARCAS Automotive Group (Luxco1)S.a.r.l.	100%
108.	Casco Logistics GmbH	Germany	Casco Holdings GmbH	100%
109.	Casco Schoeller GmbH	Germany	Casco Holdings GmbH	100%
110.	Edwin Deutgen, Kunstofftechnik Gmbh Kumpenkampsheide 1 D-29320 Hermannsburg Germany	Germany	LPL Technologies Holding GmbH	100%
111.	Ehrlich GmbH Gewerbering 16 01824 Konigstein/OT Leupoldishain	Germany	Amphenol Corporation	100%
112.	FCI Deutschland GmbH An den drei Hasen 37 61440 Oberursel Germany	Germany	FCI S’ Hertogenbosch BV	100%
113.	FEP Fahrzeugelektrik Pirna Verwaltungs GmbH Hugo-Kuttner StraBe 8 01796 Pirna, Germany	Germany	Amphenol International Limited	100%

	Name of Subsidiary/ Registered Address	Jurisdiction of Incorporation/ U.S. Tax I.D.#	Direct Parent(s)	Ownership by (Each) Direct Parent
114.	Amphenol Tuchel Industrial GmbH (fka: FEP Dienstleistungsgesellschaft mbH) Hugo-Kuttner StraBe 8 01796 Pirna, Germany	Germany	ATE GmbH	100%
115.	FEP Fahrzeugelektrik Pirna GmbH & Co. KG Hugo-Kuttner StraBe 8 01796 Pirna, Germany	Germany	Filec SAS FEP Fahrzeugelektrik Pirna Verwaltungs GmbH	100% Limited Partner 0% General Partner
116.	Konfektion E Elektronik GmbH Im Klingenferd 21, D74594 Kressberg-Marktlustenau Germany	Germany	LPL Technologies Holding GmbH	100%
117.	LPL Technologies Holding GmbH August-Haeusser-Strasse 10 74080 Heilbronn Germany	Germany	Amphenol Germany GmbH	100%
118.	PerLoga Personal und Logistik GmbH Hugo-Kuttner StraBe 8 01796 Pirna, Germany	Germany	Amphenol Automotive GmbH & Co. KG	100%
119.	Procom Deutschland GmbH Heideland Sud 28 24941 Jarplund-Weding Germany	Germany	Procom A/S	33%
120.	Amphenol East Asia Limited Rm. 04-05, FL 26 Railway Plaza 39 Chatham Road South Tsmishatsui, Kowloon Hong Kong	Hong Kong	Amphenol Corporation Amphenol International Limited	99% 1%

	Name of Subsidiary/ Registered Address	Jurisdiction of Incorporation/ U.S. Tax I.D.#	Direct Parent(s)	Ownership by (Each) Direct Parent
121.	Amphenol RF Asia Limited Rm. 2602-5, 26th Floor Railway Plaza 39 Chatham Road South Tsimshatsui, Kowloon Hong Kong	Hong Kong 98-0539785	Amphenol East Asia Limited	100%
122.	Amphenol Shouh Min Enterprise (Hong Kong) Company Limited Rm. 2604-5 26th Floor Railway Plaza 39 Chatham Road South Tsimshatsui, Kowloon, Hong Kong	Hong Kong	Amphenol East Asia Limited	100%
123.	Blueline Product Limited Rm. 1105 Lippo Center, Tower 1 89 Queensway Admiralty, Hong Kong	Hong Kong	FEP Fahrzeugelektrik Pirna GmbH	100%
124.	Casco Holdings Co. Limited 04-05, FL 26, Railway Plaza 39 Chatham Road South Tsimshatsui, Kowloon, Hong Kong	Hong Kong	Amphenol East Asia Limited	100%
125.	FCI Connectors Hong Kong Limited Unit 1919-1920 Chevalier Commercial Centre, 8 Wang Hoi Road Kowloon Bay, Kowloon, Hong Kong	Hong Kong	FCI Asia Pte. Ltd.	100%
126.	FCI PRC Limited Unit 1919-1920 Chevalier Commercial Centre, 8 Wang Hoi Road Kowloon Bay, Kowloon, Hong Kong	Hong Kong	FCI Asia Pte. Ltd.	100%
127.	FCI Electronics Hungary KfT	Hungary	FCI S’ Hertogenbosch BV	100%

	Name of Subsidiary/ Registered Address	Jurisdiction of Incorporation/ U.S. Tax I.D.#	Direct Parent(s)	Ownership by (Each) Direct Parent
128.	Amphenol Interconnect India Private Limited P.O. Box No. 1 Plot No. 105 Bhosari Industrial Area Pune - 411 026 India	India	LPL Technologies Holding GmbH Amphenol Corporation	60% 40%
129.	Amphenol Omniconnect India Private Limited Plot No. 3/4B and 5A CMDA’s Industrial Area Maraimalai Nagar Tamil Nadu 603209, (Chennai) India	India	Amphenol Corporation Amphenol International Ltd.	50% 50%
130.	FCI GBS India Pte Ltd 2089, Tripunithura Road Thykoodam, Cochin 682 019	India	FCI Asia Pte. Ltd.	100%
131.	FCI OEN Connectors Limited 2089, Tripunithura Road Thykoodam, Cochin 682 019	India	FCI Asia Pte Ltd. Public Resident Public Non-Resident	97.79% 2.15% 0.06%
132.	PT Casco SEA Cammo Industrial Park Block B2 #3A Batam Center 29461 Riau, Indonesia	Indonesia	ARCAS Automotive Group (Luxco 1) S.a.r.l. Amphenol Benelux, B.V.	99% 1%
133.	Amphenol TCS Ireland Limited 6th Floor, 2 Grand Canal Square Dublin 2, Ireland	Ireland 98-0463506	Amphenol Corporation	100% Note: Sub is Non-Entity for Tax Purposes
134.	Amphenol Tel-Ad Ltd. 13 Atir Yeda Street, POB 2408 Kfar Saba 44641 Iseael	Israel	Amphenol Corporation	100%

	Name of Subsidiary/ Registered Address	Jurisdiction of Incorporation/ U.S. Tax I.D.#	Direct Parent(s)	Ownership by (Each) Direct Parent
135.	Amphenol Italia S.r.l Via Barbiana 5 20020 Lainate, Milan, Italy	Italy	LPL Technologies Holding GmbH	100%
136.	Casco Imos Italia S.r.l. Enrico Fermi 3 Alpignano Turin, Italy	Italy	ARCAS Automotive Group (Luxco 1) S.a.r.l.	100%
137.	FCI Connectors Italia S.r.l. Corso Vinzaglio N. 16 10121 Torino Italy	Italy	FCI S’ Hertogenbosch BV	100%
138.	Tecvox Europe SRL Corso Re Umberto 1 10121 Torino, Italy	Italy	Amphenol Corporation	100%
139.	Amphenol Japan Ltd. Head Office 2-2-8 Shin-YuKohama Kohoku-Ku, Yokohama City, Japan 222-0033	Japan	Amphenol Corporation	100%
140.	FCI Japan K.K. 47-1 Ooi 1-Chome, Shinagawa-Ku, Tokyo 140-0014, Japan	Japan	FCI Asia Pte Ltd	100%
141.	TCS Japan K.K. 72-1 Eda-cho, Aoba-ku Yokohama 225-0013 Japan	Japan	Amphenol Japan Ltd.	100%
142.	Amphenol-Daeshin Electronics and Precision Co. Ltd. Kyungki-Do Bucheon-Si, Seosa-Ku Songnae Dong 558, Korea	Korea	Amphenol International Ltd.	100%

	Name of Subsidiary/ Registered Address	Jurisdiction of Incorporation/ U.S. Tax I.D.#	Direct Parent(s)	Ownership by (Each) Direct Parent
143.	Amphenol Commercial Interconnect Korea Co., Ltd. (ACIK) 66, Saneop-ro 92 Beon-gil Gwonseon-gu, Sawon-si, Gyeonggi-do, Korea 441-813	Korea	Amphenol Netherlands Holdings 2 B.V.	100%
144.	Amphenol MCP Korea Limited #843-12 Jaan-ri, Bibong-Myun Hwasung-si, Kyounggi-do Korea 445-843	Korea 98-0673398	Amphenol Netherlands Holdings 2 B.V. Amphenol Netherlands Holdings 1 B.V.	70% 30%
145.	Amphenol Sensing Korea Company Limited 837-2, Hansan-ri, Cheongbuk- myeon Pyeongtaek-si, Gyeonggi-do, 451833, South Korea	Korea 98-1141852	Amphenol Benelux B.V.	100%
146.	FCI Connectors Korea Ltd. #914-102, Digital Empire 2 Bldg Shinwon-ro 88 Yeongtong-gu, Suwon-si, Gyeonggi-do 443-734, Korea	Korea	FCI Asia Pte Ltd	100%
147.	U-Jin Cable Ind. Co., Ltd. 167-4 Nae Pan-Li Dong-Myeon Yeon Gi-Gun Chung Nam-do 339-861 Korea	Korea	Amphenol International Ltd.	100%
148.	Air LB International Development S.A. 9 Parc d’Activite Syrdal L-5365 Munsbach, Luxembourg	Luxembourg	Amphenol Air LB SAS	100%
149.	ARCAS Automotive Group (Luxco 1) S.a.r.l. Codan Services Limited Claredon Hasse, 2 Church Street, Hamilton HM 11, Bermuda	Luxembourg	Amphenol Benelux, B.V.	100%

	Name of Subsidiary/ Registered Address	Jurisdiction of Incorporation/ U.S. Tax I.D.#	Direct Parent(s)	Ownership by (Each) Direct Parent
150.	Amphenol Technology Macedonia 3, Dimitar Vlahov Str. 2300 Kocani, Macedonia	Macedonia	Amphenol Corporation	100%
151.	Amphenol Malaysia Sdn. Bhd. 16th Floor Wisma Sime Darby Jalan Raja Lumpur Malaysia	Malaysia	Amphenol Corporation	100%
152.	Amphenol TCS (Malaysia) Sdn. Bhd. 16th Floor Wisma Sime Darby Jalan Raja Lumpur Malaysia	Malaysia	Amphenol Malaysia Sdn. Bhd.	100%
153.	FCI Connectors Malaysia Sdn . Bhd. PLO 205 Jalan Cyber 14 Kawasan Senai 81400 Malaysia	Malaysia	FCI Asia Pte Ltd FCI Connectors Hong Kong Ltd	73% 27%
154.	Anytek International Co. Ltd. c/o Genpro Consulting (Mauritius) Inc. Level 3, Alexander House 35 Cybercity, Ebene, Mauritius	Mauritius	Anytek Technology Corp. Ltd.	100%
155.	Amphenol Alden Products Mexico S.A. de C.V. Calle Severino Talamante No. 6-B Hermosilla Sonora, Mexico	Mexico	Amphenol Alden Products Company Amphenol International Ltd.	99% 1%

	Name of Subsidiary/ Registered Address	Jurisdiction of Incorporation/ U.S. Tax I.D.#	Direct Parent(s)	Ownership by (Each) Direct Parent
156.	Amphenol Optimize Mexico S.A. de C.V. Calle Los Gavilanes #51 Parque Industrial, San Ramon Apartado Postal 205-A Nogales, Sonora, Mexico	Mexico	Amphenol Optimize Manufacturing Co.	100%
157.	Amphenol TCS de Mexico S.A. de C.V. El Dorado 65 Colorado 2 Parque Industrial El Dorado Mexicali, B.C., Mexico C.P. 21190	Mexico	Amphenol Corporation	100%
158.	Cemm-Mex, S.A. de C.V. Parque Industrial Kalos Guadalupe Carretera a Reynosa Km 12.6 Iris No 105 C.P. 67196 Guadalupe, N.L. Mexico	Mexico	Amphenol Corporation Amphenol International Ltd.	99.98% .02%
159.	Precision Cable Manufacturing Corporation. de Mexico, S.A. de C.V. Lot 14A, Lot 15B, Lot 15C Parque Industrial Reynosa Reynosa, Tamaulipas, Mexico	Mexico	Amphenol Interconnect Products Corp.	100%
160.	Thermometrics Mexico, S.A. de C.V. Calle 7 Norte #110 Colonia, Ciudad Industrial Tijuana, BC Mexico 22000	Mexico	Amphenol Thermometrics Inc. Amphenol International Ltd.	99.8% .2%
161.	Amphenol Netherlands Holdings 1 B.V. Luna ArenA Herikerbergweg 238 1101 CM Amsterdam Zuidoost The Netherlands	Netherlands	Amphenol International Ltd.	100%

	Name of Subsidiary/ Registered Address	Jurisdiction of Incorporation/ U.S. Tax I.D.#	Direct Parent(s)	Ownership by (Each) Direct Parent
162.	Amphenol Netherlands Holdings 2 B.V. Luna ArenA Herikerbergweg 238 1101 CM Amsterdam Zuidoost The Netherlands	Netherlands 98-0556234	Amphenol Netherlands Holdings 1 B.V.	100%
163.	* Amphenol Benelux B.V. Hoofdveste 19 3992 AK Houten The Netherlands	Netherlands	Amphenol Corporation	100%
164.	FCI S’Hertogenbosch BV Marshallweg 5A 5466 AH Veghel The Netherlands	Netherlands	FCI Asia Pte Ltd	100%
165.	Amphenol Advanced Sensors Puerto Rico, LLC Route 402 Km 1.3 Anasco Industrial Park Anasco, PR 00610	Puerto Rico 66-0812424	Amphenol Benelux BV	100%
166.	LTW Technology (Samoa) Co., Ltd. Portcullis TrustNet Chamber P. O. Box 1225 Apia, Samoa	Samoa 98-1038175	Amphenol LTW Technology Co., Ltd.	100%
167.	LTW Top Tech (Samoa) Co., Ltd. Portcullis TrustNet Chamber P. O. Box 1225 Apia, Samoa	Samoa 98-1038189	LTW Technology (Samoa) Co., Ltd.	100%
168.	Amphenol Singapore Pte. Ltd. 6 Battery Road #33-01 Singapore 049909	Singapore	Amphenol East Asia Limited	100%
169.	Casco Automotive Singapore Pte, Ltd.	Singapore	ARCAS Automotive Group (Luxco 1) S.a.r.l.	100%

	Name of Subsidiary/ Registered Address	Jurisdiction of Incorporation/ U.S. Tax I.D.#	Direct Parent(s)	Ownership by (Each) Direct Parent
170.	FCI Asia Pte. Ltd. 159 Kampong Ampat #04-01 KA Place Singapore 368328	Singapore	Amphenol East Asia Ltd. Hong Kong	100%
171.	FCI Connectors Singapore Pte. Ltd. No. 6 Gul Street 5 Singapore 629216	Singapore	FCI Asia Pte Ltd	100%
172.	Cemm Thome SK, spol s.r.o. Budovatel’ ska 38, 080 01 Presov, Slovak Republic	Slovakia	Konfektion E-Elektronik GmbH	100%
173.	Konfektion E-SK s.r.o. Jilemnickeho 5 080 01 Presov, Slovakia	Slovakia	Konfektion E-Elektronik GmbH	100%
174.	Amphenol Interconnect South Africa (Proprietary) Limited (Formerly: Amphenol Terrier Technology Systems (Proprietary) Limited) Unit 14, Northlake Industrial Business Park Malcolm Moodie Crescent Jet Park Boksburg, Gauteng, South Africa	South Africa	Amphenol Corporation	100%
175.	Contactserve (Proprietary) Limited 121 Boshoff Street New Muckleneuk 0181 South Africa	South Africa	Amphenol Terrier Technology Systems (Proprietary) Limited	100%
176.	Amphenol Connexus AB Sunbybergsvagen 1 PO Box 1061 17173 Solna, Sweden	Sweden	Times Wire and Cable Company	100%
177.	FCI Connectors Sweden AB Förmanswägen 1, 11743 Stockholm Sweden	Sweden	FCI S’ Hertogenbosch BV	100%

	Name of Subsidiary/ Registered Address	Jurisdiction of Incorporation/ U.S. Tax I.D.#	Direct Parent(s)	Ownership by (Each) Direct Parent
178.	Procom Antennas AB Kanalvagen 17 183 30 Taby Sweden	Sweden 556345-0237	Procom A/S	100%
179.	Amphenol Kai-Jack Industrial Co., Ltd. No. 110, Sec. 1, Bao-an Road Ren-der Shiang, Tainan Hsien Taiwan, China	Taiwan 96-0539793	Amphenol RF Asia Ltd.	100%
180.	Amphenol LTW Technology Co., Ltd. 5F-3, No. 51, Section 4 Zhongyang Road, Tucheng District New Taipei City 236, Taiwan	Taiwan 98-1038163	Amphenol East Asia Limited	100%
181.	Amphenol Taiwan Corporation No. 116, Lane 956 Zhong Shan Road Taoyuan City, Taiwan, 330	Taiwan	Amphenol Corporation	100%
182.	Anytek Technology Corporation Ltd. 18F No. 81, Shin Tai Wu Road Shijr, Taipei, Taiwan	Taiwan	FCI Asia PTE Ltd.	100%
183.	FCI Taiwan Limited 23F, 99, XinPu 6th Street Taoyuan County, Taiwan 33044	Taiwan	FCI Asia Pte Ltd	100%
184.	Amphenol Tunisia L.L.C. 1140 Industrial Zone El Fahs, Tunisia	Tunisia	Amphenol Corporation Amphenol International Ltd.	99% 1%

	Name of Subsidiary/ Registered Address	Jurisdiction of Incorporation/ U.S. Tax I.D.#	Direct Parent(s)	Ownership by (Each) Direct Parent
185.	Casco Automotive Tunisia S.a.r.l.	Tunisia	ARCAS Automotive Group (Luxco 1) S.a.r.l. Casco Holdings GmbH	99% 1%
186.	Lectric SARL Z.I. EL Fahs — BP75 EL Fahs, 1140 Tunisia	Tunisia	Amphenol Corporation Amphenol International Ltd.	99% 1%
187.	Amphenol Middle East Enterprises FZE Office No. C-32, Old Building P.O. Box 932 A.F.Z. Ajman, United Arab Emirates	UAE	Amphenol Corporation	100%
188.	Amphenol Borg Limited Thanet Way Whitstable, Kent CT5 3JF England	U.K.	Amphenol Commercial & Industrial UK, Limited	100%
189.	Amphenol Borg Pension Trustees Limited Thanet Way Whitstable, Kent CT5 3JF England	U.K.	Amphenol Limited (UK)	100%
190.	Amphenol Commercial & Industrial UK, Limited Thanet Way Whitstable, Kent CT5 3JF England	U.K.	Amphenol Holding UK, Limited	100%
191.	Amphenol Holding UK, Limited Thanet Way Whitstable, Kent CT5 3JF England	U.K.	Amphenol Corporation	100%
192.	Amphenol Limited Thanet Way Whitstable, Kent CT5 3JF England	U.K.	Amphenol Borg Limited	100%

	Name of Subsidiary/ Registered Address	Jurisdiction of Incorporation/ U.S. Tax I.D.#	Direct Parent(s)	Ownership by (Each) Direct Parent
193.	Amphenol Thermometrics (UK) Limited 100 New Bridge Street London EC4V GJA, United Kingdom	U.K. 98-1130975	Amphenol Limited	100%
194.	Berg UK Ltd. (Dormant) 8 Lincoln’s Inn Fields London WX2A 3BP, United Kingdom	U.K.	FCI Connectors UK Ltd.	100%
195.	C&S Antennas Limited Rutherford Drive Park Farm South Wellingborough, Northamptonshire NN8 6AX, England	U.K.	RSI International Ltd . CSA Ltd.	98.2% 1.8%
196.	CSA Limited Rutherford Drive Park Farm South Wellingborough, Northamptonshire NN8 6AX, England	U.K.	RSI International Ltd.	100%
197.	FCI Connectors UK Ltd. 8 Lincoln’s Inn Fields London WX2A 3BP, United Kingdom	U.K.	FCI S’ Hertogenbosch BV	100%
198.	Ionix Aerospace Limited Prospect House Taylor Business Park Risley, Warrington WA3 6HP, UK	U.K.	Amphenol Limited	100%
199.	Ionix Holdings Limited Prospect House Taylor Business Park Risley, Warrington WA3 6HP, UK	U.K.	Ionix Aerospace Limited	100%
200.	Ionix Systems Limited Prospect House Taylor Business Park Risley, Warrington WA3 6HP, UK	U.K.	Ionix Holdings Limited	100%

	Name of Subsidiary/ Registered Address	Jurisdiction of Incorporation/ U.S. Tax I.D.#	Direct Parent(s)	Ownership by (Each) Direct Parent
201.	Invotec Circuits Holdings Limited Thanet Way Whitstable, Kent CT5 3JF England	U.K.	Invotec Circuits Limited	100%
202.	Invotec Circuits Limited Thanet Way Whitstable, Kent CT5 3JF England	U.K.	Amphenol Limited (UK)	100%
203.	Amphenol Invotec Limited Thanet Way Whitstable, Kent CT5 3JF England	U.K.	Invotec Group Limited (UK)	100%
204.	Invotec Group Limited Thanet Way Whitstable, Kent CT5 3JF England	U.K.	Invotec Circuits Holdings Limited (UK)	100%
205.	Invotec Holdings Limited Thanet Way Whitstable, Kent CT5 3JF England	U.K.	Invotec Group Limited (UK)	100%
206.	Jaybeam Limited Rutherford Drive Park Farm South Wellingborough, Northamptonshire NN8 6AX, UK	U.K.	Amphenol Limited	100%
207.	Skymasts Antennas Ltd. 100 New Bridge Street London EC4V 6JA	U.K.	Procom A/S	100%
208.	Pyle-National Ltd. (Dormant) Thanet Way Whitstable, Kent CT5 3JF UK	U.K.	Amphenol Borg Limited	100%

	Name of Subsidiary/ Registered Address	Jurisdiction of Incorporation/ U.S. Tax I.D.#	Direct Parent(s)	Ownership by (Each) Direct Parent
209.	RSI International Limited Rutherford Drive Park Farm South, Wellingborough, Northamptonshire NN8 6AX, UK	U.K.	Jaybeam Limited	100%
210.	Spectra Strip Limited (Dormant) Thanet Way Whitstable, Kent CT5 3JF England	U.K.	Amphenol Limited	100%
211.	Matir S.A.(1) Estudio Lublinerman Plaza Independencia 808, Oficina 1101 Montevideo, Uruguay	Uruguay	Times Fiber Communications, Inc.	100%

(1) In Liquidation

* A Material Subsidiary as defined in the Credit Agreement

SCHEDULE 6.06 — LITIGATION

NONE.

SCHEDULE 11.02

ADMINISTRATIVE AGENT’S OFFICE; CERTAIN ADDRESSES FOR NOTICES

COMPANY AND DESIGNATED BORROWERS:

Amphenol Corporation

358 Hall Avenue

Wallingford, CT 06492

Attention: Craig A. Lampo, Senior Vice President & Chief Financial Officer

Phone: 203-265-8625

Fax: 203-265-8628

Email: clampo@amphenol.com

U.S. Taxpayer Identification Number: 22-2785165

ADMINISTRATIVE AGENT:

US Administrative Agent’s Office

(For payments and Requests for Credit Extensions):

JPMorgan Chase Bank, N.A.

10 South Dearborn, Floor L2

Mail code: IL-1 0010

Chicago, IL 60603

Attn: Leonida Mischke

Email: jpm.agency.servicing.1@jpmorgan.com

Phone: 312-385-7055

Fax: 844-490-5663

(Letters of Credit Requests):

JPMorgan Chase Bank, N.A.

10420 Highland Manor Dr., Floor 4

Tampa, FL 33610

Attn: Standby LC Unit

Email: gts.ib.standby@jpmchase.com

Phone: 800-634-1969

Fax: 856-294-5267

UK Administrative Agent’s Office

(For payments and Requests for Credit Extensions):

J.P. Morgan Europe Limited

Floor 6, 25 Bank Street

Canary Wharf

London E145JP

Attn: The Manager

Fax: +44 (0)20 7777 2360

Account No. (for US Dollars):

Bank Name: JPMorgan Chase Bank, N.A.

ABA/Routing No.: 021000021

Account No.: 9008113381C3508

Account Name: Loan Processing DP

Ref: Amphenol Corp

Account No. (for Euro):

Pay: J.P. Morgan AG, Frankfurt (Swift - CHASDEFX)

Favour: J.P. Morgan Europe Limited (Swift - CHASGB22)

Account No.: DE93501108006001600037

Attn: Loans Agency

Ref: Amphenol Corp

Account No. (for Hong Kong Dollar):

Pay: JPMORGAN CHASE BANK, HONGKONG (Swift — CHASHKHH)

Account No.: 6743900091

Attn: Loans Agency

Ref: Amphenol Corp

Account No. (for Sterling):

Beneficiary: J.P. Morgan Europe Limited (CHASGB22)

Sort Code: 40-52-06

Account No.: 03043504

IBAN Number: GB82CHAS60924203043504

Attn: Loans Agency

Ref: Amphenol Corp

Account No. (for Yen):

To: JPMORGAN CHASE BANK(TOKYO BRANCH) TOKYO (Swift ID: CHASJPJT)

Favour: J.P. Morgan Europe Limited, London (Swift - CHASGB22)

Account No.: 0171458656

Attn:   Loans Agency

Ref: Amphenol Corp

Other Notices as Administrative Agent:

JPMorgan Chase Bank, N.A.

10 South Dearborn, Floor L2

Mail code: IL-1 0010

Chicago, IL 60603

Attn: Leonida Mischke

Email: jpm.agency.servicing.1@jpmorgan.com

Phone: 312-385-7055

Fax: 844-490-5663

JPMorgan Chase Bank, N.A.

2 Corporate Drive, Floor 07

Mail code: CT1 - 2000

Shelton, CT 06484

Attn: David Short

Email: david.t.short@jpmorgan.com

Phone: 203-944-8423

Fax: 203-944-8495

EXHIBIT A

FORM OF COMMITTED LOAN NOTICE

Date: ,

To:                             JPMorgan Chase Bank, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of March 1, 2016 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among Amphenol Corporation, a Delaware corporation (the “Company”), Amphenol East Asia Limited, a private limited company incorporated in Hong Kong, the Designated Borrowers from time to time party thereto, the Guarantors from time to time party thereto, the Lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent, an L/C Issuer and Swingline Lender.

The Company hereby requests, on behalf of itself or, if applicable, the Designated Borrower referenced in item 6 below (the “Applicable Designated Borrower”) (select one):

☐                                    A Borrowing of Committed Loans / A conversion or continuation of Loans

1.                                      On                                (a Business Day).

2.                                      In the amount of

3.                                      Comprised of                .
[Type of Committed Loan requested]

4.                                      In the following currency:

5.                                      For Eurocurrency Rate Loans: with an Interest Period of        months.

6.                                      On behalf of                      [insert name of applicable Designated Borrower].

The Committed Borrowing, if any, requested herein complies with the provisos to the first sentence of Section 2.01 of the Credit Agreement and (b) each of the conditions set forth in Section 5.02 of the Credit Agreement have been satisfied on and as of the date of the requested borrowing.

AMPHENOL CORPORATION,
a Delaware corporation

By:
Name:
Title:

EXHIBIT B

FORM OF SWINGLINE LOAN NOTICE

Date: ,

To:                             JPMorgan Chase Bank, N.A., as Swingline Lender
                                                JPMorgan Chase Bank, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of March 1, 2016 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among Amphenol Corporation, a Delaware corporation (the “Company”), Amphenol East Asia Limited, a private limited company incorporated in Hong Kong, the Designated Borrowers from time to time party thereto, the Guarantors from time to time party thereto, the Lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent, an L/C Issuer and Swingline Lender.

The undersigned hereby requests a Swingline Loan:

1.                                      On              (a Business Day).

2.                                      In the amount of $            .

The Company hereby represents and warrants that (a) the Swingline Borrowing requested herein complies with the requirements of the provisos to the first sentence of Section 2.04(a) of the Credit Agreement and (b) each of the conditions set forth in Section 5.02 of the Credit Agreement have been satisfied on and as of the date of the requested Swingline Borrowing.

AMPHENOL CORPORATION,
a Delaware corporation

By:
Name:
Title:

EXHIBIT C

FORM OF REVOLVING NOTE

[[   ], 2016]

FOR VALUE RECEIVED, the undersigned (the “Borrower”) hereby promises to pay to                        or registered assigns (the “Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the principal amount of each Committed Loan from time to time made by the Lender to the Borrower under that certain Credit Agreement, dated as of March 1, 2016 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among Amphenol Corporation, a Delaware corporation, Amphenol East Asia Limited, a private limited company incorporated in Hong Kong, the Designated Borrowers from time to time party thereto, the Guarantors from time to time party thereto, the Lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent, an L/C Issuer and Swingline Lender.

The Borrower promises to pay interest on the unpaid principal amount of each Committed Loan from the date of such Committed Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in the currency in which such Committed Loan was denominated and in Same Day Funds at the Administrative Agent’s Office for such currency. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.

This Revolving Note is one of the Revolving Notes referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. Upon the occurrence and continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Revolving Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement. Committed Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Revolving Note and endorse thereon the date, amount, currency and maturity of its Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Revolving Note.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

AMPHENOL CORPORATION,
a Delaware corporation

OR

[APPLICABLE DESIGNATED BORROWER]

By:
Name:
Title:

EXHIBIT D

FORM OF SWINGLINE NOTE

[[   ], 2016]

FOR VALUE RECEIVED, Amphenol Corporation, a Delaware corporation the undersigned (the “Company”) hereby promises to pay to                        or registered assigns (the “Swingline Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the principal amount of each Swingline Loan from time to time made by the Swingline Lender to the Company under that certain Credit Agreement, dated as of March 1, 2016 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among Amphenol Corporation, a Delaware corporation, Amphenol East Asia Limited, a private limited company incorporated in Hong Kong, the Designated Borrowers from time to time party thereto, the Guarantors from time to time party thereto, the Lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent, an L/C Issuer and Swingline Lender.

The Company promises to pay interest on the unpaid principal amount of each Swingline Loan from the date of such Swingline Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Swingline Lender in Dollars in immediately available funds at the Administrative Agent’s Office for such currency. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.

This Swingline Note is the Swingline Note referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. Upon the occurrence and continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Swingline Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement. Swingline Loans made by the Swingline Lender shall be evidenced by one or more loan accounts or records maintained by the Swingline Lender in the ordinary course of business. The Swingline Lender may also attach schedules to this Swingline Note and endorse thereon the date, amount, currency and maturity of its Swingline Loans and payments with respect thereto.

The Company, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Swingline Note.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

AMPHENOL CORPORATION,
a Delaware corporation

By:
Name:
Title:

Exhibit E

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date:

To:                             JPMorgan Chase Bank, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of March 1, 2016 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among Amphenol Corporation, a Delaware corporation (the “Company”), Amphenol East Asia Limited, a private limited company incorporated in Hong Kong, the Designated Borrowers from time to time party thereto, the Guarantors from time to time party thereto, the Lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent, an L/C Issuer and Swingline Lender.

The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the               of the Company, and that, as such, he/she is authorized to execute and deliver this Compliance Certificate to the Administrative Agent on the behalf of the Company, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1.                                      Attached hereto as Schedule 1 are the year-end audited financial statements required by Section 7.01(a) of the Credit Agreement for the fiscal year of the Company ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section. Such financial statements fairly present the financial condition, results of operations and cash flows of the Company and its Subsidiaries in accordance with GAAP as at such date and for such period.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1.                                      Attached hereto as Schedule 1 are the unaudited financial statements required by Section 7.01(b) of the Credit Agreement for the fiscal quarter of the Company ended as of the above date. Such financial statements fairly present the financial condition, results of operations and cash flows of the Company and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

[select one.]

[the Company performed and observed each covenant and condition of the Loan Documents applicable to it, and no Default or Event of Default has occurred and is continuing.]

—or—

[the following covenants or conditions have not been performed or observed and the following is a list of each such Default or Event of Default and its nature and status:]

2.                                      The representations and warranties of (i) the Borrowers contained in Article VI of the Credit Agreement and (ii) each Loan Party contained in each other Loan Document or in any document furnished at any time under or in connection with the Loan Documents, are true and correct on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date.

3.                                      The financial covenant analyses and information set forth on Schedule 2 attached hereto are true and accurate on and as of the date of this Compliance Certificate.

IN WITNESS WHEREOF, the undersigned has executed this Compliance Certificate as of               ,             .

AMPHENOL CORPORATION,
a Delaware corporation

By:
Name:
Title:

2

For the Quarter/Year ended

SCHEDULE 2
to the Compliance Certificate
($ in 000’s)

I.	Section 8.01(a) and Section 8.02(b) Limitation on Indebtedness and Liens — CAPITAL LEASES

Limitation on aggregate Indebtedness with respect to Capital Leases	Actual aggregate Indebtedness with respect to Capital Leases
$50,000,000	$
Limitation on Liens securing aggregate Indebtedness with respect to Capital Leases	Liens securing actual aggregate Indebtedness With respect to Capital Leases
$50,000,000	$

II.	Section 8.01(c) and Section 8.02(c) Limitation on Indebtedness and Liens — PURCHASE MONEY INDEBTEDNESS AND ACCOUNTS RECEIVABLE FACILITY

Limitation on aggregate Indebtedness with respect to (i) purchase money Indebtedness and (ii) non-recourse Indebtedness in connection with any Accounts Receivable Facility	Actual aggregate Indebtedness with respect to (i) purchase money Indebtedness and (ii) non-recourse Indebtedness in connection with any Accounts Receivable Facility
$100,000,000	$
Limitation on Liens securing aggregate Indebtedness with respect to (i) purchase money Indebtedness and (ii) non-recourse Indebtedness in connection with any Accounts Receivable Facility	Liens securing actual aggregate Indebtedness with- respect to (i) purchase money Indebtedness and (ii) non-recourse Indebtedness in connection with any Accounts Receivable Facility
$100,000,000	$

III.	Section 8.01(d) and Section 8.02(d) Limitation on Indebtedness and Liens — FOREIGN SUBSIDIARIES

Limitation on aggregate Indebtedness. of Foreign Subsidiaries	Actual aggregate Indebtedness of Foreign Subsidiaries
$250,000,000	$

Limitation on Liens securing aggregate Indebtedness of Foreign Subsidiaries	Liens securing actual aggregate Indebtedness of Foreign Subsidiaries
$250,000,000	$

IV.	Section 8.02(e) Limitation on Indebtedness — OTHER LIENS

Indebtedness not prohibited by Section 8.03 secured by Liens not otherwise permitted by Sections 8.02(a) - (d)
$

V.	Section 8.03 — PRIORITY INDEBTEDNESS

(a)	Consolidated Net Tangible Assets
	(i)	consolidated total assets	$
	(ii)	all current liabilities (except for current maturities of long-term debt and current maturities of obligations under Capital Leases)	$
	(iii)	total goodwill	$
	(iv)	other intangible assets	$
	(v)	Consolidated Tangible Assets [(i) - (ii) - (iii) - (iv)]	$
(b)	Limitation on Priority Indebtedness		Actual Priority Indebtedness
		$	$
[15% of Consolidated Tangible Assets]

VI.	Section 8.06(a) -CONSOLIDATED INTEREST COVERAGE RATIO

(a)	Consolidated EBITDA for the period of the four prior fiscal quarters
	(i)	Consolidated Net Income	$
	(ii)	Consolidated Interest Expense(1)	$

(1)   To the extent deducted in calculating Consolidated Net Income.

2

	(iii)	the provision for Federal, state, local and foreign income taxes	$
	(iv)	depreciation and amortization expense(1)	$
	(v)	other non-cash charges for such period(1)	$
	(vi)	any expenses or charges incurred in connection with any Equity Issuances (including upfront fees payable in respect of bank facilities)(1)	$
	(vii)	any restructuring charges or reserves or non-recurring cash charges(1)	$
	(viii)	any fees and expenses related to Acquisitions and investments permitted under the Credit Agreement(1)	$
	(ix)	any deduction for minority interest expense(1)	$
	(x)	all non-cash income or gains(2)	$
	(xi)	Consolidated EBITDA [(i) + (ii) + (iii) + (iv) + (v) + (vi) + (vii) + (viii) + (ix) — (x)]	$
(b)	Consolidated Interest Coverage Ratio
	(i)	Consolidated EBITDA	$
	(ii)	Consolidated Interest Expense [VI(a)(ii) above]	$
(c)	Limitation on Consolidated Interest Coverage Ratio		Actual Consolidated Interest Coverage Ratio
	Not to be less than 3.0:1.0		:1.0

VII.	Section 8.06(b) — CONSOLIDATED LEVERAGE RATIO

	(a)	Consolidated Funded Indebtedness	$

(2)   To the extent included in calculating Consolidated Net Income.

3

	(b)	Consolidated EBITDA [VI(a)(xi) above]	$
(c)	Limitation on Consolidated Leverage Ratio		Actual Consolidated Leverage Ratio
	Not to exceed 3.25:1.0(3)		:1.0

(3)   To be increased to 3.50 to 1.00 after a notice in connection with a Qualified Acquisition has been given.

4

EXHIBIT F

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including, without limitation, the Letters of Credit and the Swingline Loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.                                      Assignor:

2.                                      Assignee:                                           [and is an Affiliate/Approved Fund of [identify Lender](1)]

3.                                      Borrower(s):

4.                                      Administrative Agent: JPMorgan Chase Bank, N.A., as the administrative agent under the Credit Agreement

(1)  Select as applicable.

5.                                      Credit Agreement: Credit Agreement, dated as of March 1, 2016 among Amphenol Corporation, a Delaware corporation (the “Company”), Amphenol East Asia Limited, a private limited company incorporated in Hong Kong, the Designated Borrowers from time to time party thereto, the Guarantors from time to time party thereto, the Lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent, an L/C Issuer and Swingline Lender

6.                                      Assigned Interest:

Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans(2)
$	$		%
$			%
$			%

(2)  Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

2

[7.                                  Trade Date:                        ](3)

Effective Date:                , 20   [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Name:
Title:

[Consented to and](4) Accepted:

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

By:
Name:
Title:

(3)  To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

(4)  To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

3

[Consented to:](5)

AMPHENOL CORPORATION

By:
Name:
Title:

(5)  To be added only if the consent of the Company and/or other parties (e.g. Swingline Lender, L/C Issuer) is required by the terms of the Credit Agreement.

4

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.             Representations and Warranties.

1.1.         Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Company, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Company, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.         Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 7.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, and (vii) attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.             Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.             General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

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EXHIBIT G

FORM OF JOINDER AGREEMENT

THIS JOINDER AGREEMENT (the “Agreement”) dated as of            , 20   is by and among           , a            (the “New Subsidiary”), and JPMorgan Chase Bank, N.A., as Administrative Agent under that certain Credit Agreement (as amended, modified, supplemented and extended from time to time, the “Credit Agreement”), dated as of March 1, 2016 among Amphenol Corporation, a Delaware corporation (the “Company”), Amphenol East Asia Limited, a private limited company incorporated in Hong Kong, the Designated Borrowers from time to time party thereto, the Guarantors from time to time party thereto, the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as the Administrative Agent, an L/C Issuer and Swingline Lender. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The Loan Parties are required by Section 7.07 of the Credit Agreement to cause the New Subsidiary to become a “Guarantor” thereunder. Accordingly, the New Subsidiary hereby agrees as follows with the Administrative Agent, for the benefit of the Lenders:

1.             The New Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the New Subsidiary will be deemed to be a party to the Credit Agreement and a “Guarantor” for all purposes of the Credit Agreement, and shall have all of the obligations of a Guarantor thereunder as if it had executed the Credit Agreement. The New Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions applicable to the Guarantors contained in the Credit Agreement. Without limiting the generality of the foregoing terms of this paragraph 1, the New Subsidiary hereby jointly and severally together with the other Guarantors, guarantees to each Lender and the Administrative Agent, as provided in Article IV of the Credit Agreement, the prompt payment and performance of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise) strictly in accordance with the terms thereof.

2.             The New Subsidiary hereby represents and warrants to the Administrative Agent that:

(a)           The New Subsidiary’s exact legal name and state of formation are as set forth on the signature pages hereto.

(b)           Schedule 1 hereto includes all Subsidiaries of the New Subsidiary, including number of shares of outstanding Equity Interests and the percentage of such Equity Interests owned by the New Subsidiary.

3.             The address of the New Subsidiary for purposes of all notices and other communications is the address designated for all Loan Parties on Schedule 11.02 to the Credit Agreement or such other address as the New Subsidiary may from time to time notify the Administrative Agent in writing.

4.             The New Subsidiary hereby waives acceptance by the Administrative Agent and the Lenders of the guaranty by the New Subsidiary under Article IV of the Credit Agreement upon the execution of this Agreement by the New Subsidiary.

5.             This Agreement may be executed in multiple counterparts, each of which shall constitute an original but all of which when taken together shall constitute one contract.

6.             THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the New Subsidiary has caused this Agreement to be duly executed by its authorized officer, and the Administrative Agent, for the benefit of the Lenders, has caused the same to be accepted by its authorized officer, as of the day and year first above written.

[NEW SUBSIDIARY]

By:
Name:
Title:

Acknowledged and accepted:

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

By:
Name:
Title:

2

Schedule I

Subsidiaries

1

EXHIBIT H

FORM OF DESIGNATED BORROWER
REQUEST AND ASSUMPTION AGREEMENT

Date:          ,

To:          JPMorgan Chase Bank, N.A., as Administrative Agent

Ladies and Gentlemen:

This Designated Borrower Request and Assumption Agreement is made and delivered pursuant to Section 2.14 of that certain Credit Agreement, dated as of March 1, 2016 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Amphenol Corporation, a Delaware corporation (the “Company”), Amphenol East Asia Limited, a private limited company incorporated in Hong Kong, the Designated Borrowers from time to time party thereto, the Guarantors from time to time party thereto, the Lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent, an L/C Issuer and Swingline Lender, and reference is made thereto for full particulars of the matters described therein. All capitalized terms used in this Designated Borrower Request and Assumption Agreement and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

Each of                     (the “Additional Designated Borrower”) and the Company hereby confirms, represents and warrants to the Administrative Agent and the Lenders that the Additional Designated Borrower is a Subsidiary of the Company.

The documents required to be delivered to the Administrative Agent under Section 2.14 of the Credit Agreement will be furnished to the Administrative Agent in accordance with the requirements of the Credit Agreement.

The parties hereto hereby confirm that with effect from the date hereof, the Additional Designated Borrower shall have obligations, duties and liabilities toward each of the other parties to the Credit Agreement identical to those which the Additional Designated Borrower would have had if the Additional Designated Borrower had been an original party to the Credit Agreement as a Borrower. The Additional Designated Borrower confirms its acceptance of, and consents to, all representations and warranties, covenants, and other terms and provisions of the Credit Agreement.

The parties hereto hereby request that the Additional Designated Borrower be entitled to receive Loans under the Credit Agreement, and understand, acknowledge and agree that neither the Additional Designated Borrower nor the Company on its behalf shall have any right to request any Loans for its account unless and until the date five Business Days after the effective date designated by the Administrative Agent in a Designated Borrower Notice delivered to the Company and the Lenders pursuant to Section 2.14 of the Credit Agreement.

This Designated Borrower Request and Assumption Agreement shall constitute a Loan Document under the Credit Agreement.

THIS DESIGNATED BORROWER REQUEST AND ASSUMPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

2

IN WITNESS WHEREOF, the parties hereto have caused this Designated Borrower Request and Assumption Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

[ADDITIONAL DESIGNATED BORROWER]

By:
Name:
Title:

AMPHENOL CORPORATION,
a Delaware corporation

By:
Name:
Title:

3

EXHIBIT I

FORM OF DESIGNATED BORROWER NOTICE

Date:           ,

To:          Amphenol Corporation

The Lenders party to the Credit Agreement referred to below

Ladies and Gentlemen:

This Designated Borrower Notice is made and delivered pursuant to Section 2.14 of that certain Credit Agreement, dated as of March 1, 2016 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Amphenol Corporation (the “Company”), Amphenol East Asia Limited, a private limited company incorporated in Hong Kong, the Designated Borrowers from time to time party thereto, the Guarantors from time to time party thereto, the Lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent, an L/C Issuer and Swingline Lender, and reference is made thereto for full particulars of the matters described therein. All capitalized terms used in this Designated Borrower Notice and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

The Administrative Agent hereby notifies the Company and the Lenders that effective as of the date hereof [                    ] shall be a Designated Borrower and may receive Loans for its account on the terms and conditions set forth in the Credit Agreement.

This Designated Borrower Notice shall constitute a Loan Document under the Credit Agreement.

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

By:
Name:
Title: